 EXHIBIT 10.2

OMNIBUS AMENDMENT NO. 4

This OMNIBUS AMENDMENT NO. 4, dated as of October 21, 2016 (this “Amendment”), is entered into among INGRAM FUNDING INC., a Delaware corporation, as seller (the “Seller”), INGRAM MICRO INC., a Delaware corporation, as initial servicer (in such capacity, the “Servicer”) and as originator (in such capacity, the “Originator”), The Bank of Nova Scotia (“BNS”), as administrative agent (in such capacity, the “Administrative Agent”), as a Purchaser Agent (in such capacity, the “Liberty Street Purchaser Agent”) and as a Purchaser, THE OTHER PURCHASERS LISTED ON THE SIGNATURE PAGES HERETO (together with BNS, the “Purchasers”) and THE OTHER PURCHASER AGENTS LISTED ON THE SIGNATURE PAGES HERETO (together with the Liberty Street Purchaser Agent, the “Purchaser Agents”).

BACKGROUND

The parties to this Amendment are also parties to a Receivables Purchase Agreement, dated as of April 26, 2010 (as amended by that certain Amendment No. 1 to Receivables Purchase Agreement, dated as of June 24, 2010, that certain Omnibus Amendment No. 1, dated as of April 28, 2011, that certain Amendment No. 2 to Receivables Purchase Agreement, dated as of December 16, 2011, that certain Omnibus Amendment No. 2, dated as of November 1, 2012, that certain Amendment No. 4 to Receivables Purchase Agreement, dated as of November 1, 2013, and that certain Omnibus Amendment No. 3, dated as of April 15, 2015, and as otherwise amended, supplemented or otherwise modified prior to the date hereof, the “Existing Receivables Purchase Agreement”). The Originator and the Seller are also parties to a Receivables Sale Agreement, dated as of April 26, 2010 (as amended by that certain Omnibus Amendment No. 1, dated as of April 28, 2011, that certain Omnibus Amendment No. 2, dated as of November 1, 2012, and that certain Omnibus Amendment No. 3, dated as of April 15, 2015, and as otherwise amended, supplemented or otherwise modified prior to the date hereof, the “Existing Receivables Sale Agreement”). The parties are entering into this Amendment to amend or otherwise modify the Existing Receivables Purchase Agreement and the Existing Receivables Sale Agreement (as amended, the “Receivables Purchase Agreement” and the “Receivables Sale Agreement”, respectively, and collectively, the “Agreements”).

Reference is made to that certain Amendment No. 3 and Waiver to Credit Agreement, dated on or around the date hereof, by and among Ingram Micro Inc., Ingram Micro Luxembourg S.a r.l., the lenders party thereto, The Bank of Nova Scotia, as the administrative agent for the lenders party thereto, and certain other financial institutions party thereto (the “Revolver Amendment”).

AGREEMENT

1.       Definitions. Capitalized terms are used in this Amendment as defined in Exhibit I of the Receivables Purchase Agreement.

2.       Waiver. At the request of the Seller and the Servicer, the Majority Purchasers party hereto hereby waive any Termination Event which may exist prior to the Effective Date under clause (m) of Exhibit V to the Existing Receivables Purchase Agreement, solely as a result of the Merger (as defined in the Revolver Amendment).

3.       Amendments to Receivables Purchase Agreement. The Seller, the Servicer, the Majority Purchasers party hereto and the Administrative Agent agree that effective on (and subject to the occurrence of) the Effective Date (as defined below), the Existing Receivables Purchase Agreement (including the Exhibits, Schedules and Annexes attached thereto) is hereby amended in its entirety in the form of Exhibit A attached hereto.

4.       Amendments to Receivables Sale Agreement. The Originator, the Company (as defined in the Receivables Sale Agreement), the Majority Purchasers party hereto and the Administrative Agent agree that effective on (and subject to the occurrence of) the Effective Date, the Existing Receivables Sale Agreement is hereby amended as follows:

(a)       Section 1.1 of the Existing Receivables Sale Agreement is hereby amended by adding the following definitions in alphabetical order:

““Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, as amended, and the United Kingdom Bribery Act 2010, as amended.

“Sanctions” means any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury or French governmental authorities.”.

(b)       Clause (v) of Section 4.1 of the Receivables Sale Agreement is hereby amended and restated in its entirety to read as follows:

“(v) It is not (i) an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940 or (ii) an EEA Financial Institution.”.

(c)       Clause (y) of Section 4.1 of the Receivables Sale Agreement is hereby amended and restated in its entirety to read as follows:

“(y) Sanctions and Anti-Bribery, Anti-Corruption and Anti-Money Laundering.

(i) No Originator, any of its Subsidiaries or, to the knowledge of such Originator, any director, officer, employee or agent of such Originator or any of its Subsidiaries is a Person that is, or is owned or controlled by Persons that are: (x) the target of any Sanctions, or (y) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions, currently, Crimea, Cuba, Iran, North Korea, Sudan and Syria.

(ii)       Each Originator and its Subsidiaries, and to such Originator’s knowledge, such Originator’s directors, officers, agents and employees, are in

2

compliance with all applicable anti-bribery, anti-corruption or anti-money laundering laws, regulations and rules in any applicable jurisdiction, in all material respects, and such Originator has instituted and maintains risk-based policies and procedures designed to prevent violation of such laws, regulations and rules.”.

(d)       Section 5.1 of the Receivables Sale Agreement is hereby amended by inserting a new clause (u) at the end thereof to read as follows:

“(u) Sanctions. It will not, directly or indirectly, use the proceeds of any Purchase, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory that, at the time of such purchase, is, or whose government is, the subject of Sanctions, except to the extent permissible for a Person required to comply with Sanctions, or (ii) in any other manner that would result in a violation of Sanctions or Anti-Corruption Laws by any Person (including any Person participating in any Purchase, whether as underwriter, advisor, investor or otherwise).”.

(e)       Section 6.1(c)(i) is hereby amended and restated in its entirety to read as follows:

“(i) Any Originator shall fail to perform or observe any other term, covenant or agreement contained in clauses (a), (b), (d), (e), (g)(i), (i), (m)(iii) and (u) of Section 5.1;”.

5.       Representations and Warranties of the Seller, the Servicer and the Originator. Each of the Seller, the Servicer and the Originator hereby represents and warrants, as to itself, (x) in the case of the Seller and the Servicer, to the Administrative Agent, each Purchaser and each Purchaser Agent, and (y) in the case of the Originator, to the Seller, as follows:

(a)       Representations and Warranties. Immediately after giving effect to this Amendment, the representations and warranties made by such Person in the Transaction Documents to which it is a party are true and correct as of the date hereof (unless stated to relate solely to an earlier date, in which case such representations or warranties were true and correct as of such earlier date).

(b)       Enforceability. This Amendment and each other Transaction Document to which it is a party, as amended hereby, constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with its respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law.

(c)       No Termination Event. After giving effect to the waiver set forth in Section 2, no event has occurred and is continuing, or would result from the transactions contemplated hereby, that constitutes a Termination Event or an Unmatured Termination Event.

3

6.       Conditions.

(a)       This Amendment (but for the avoidance of doubt, not the waiver set forth in Section 2, the amendments to the Existing Receivables Purchase Agreement pursuant to Section 3 and the amendments to the Existing Receivables Sale Agreement pursuant to Section 4) shall become effective on the date (the “Closing Date”) when the Administrative Agent shall have received counterparts hereto duly executed by the Seller, the Servicer, the Originator, the Majority Purchasers party hereto and itself, or such condition shall have been waived.

(b)       The waiver set forth in Section 2, the amendments to the Existing Receivables Purchase Agreement pursuant to Section 3 and the amendments to the Existing Receivables Sale Agreement pursuant to Section 4 shall become effective on the date (the “Effective Date”) when (i) the Closing Date shall have occurred, (ii) the Servicer (on behalf of the Seller) shall have paid to the Administrative Agent, for the benefit of and distribution to each Purchaser Agent, for itself and each Purchaser in its Purchaser Group, an amendment fee in an amount equal to the product of (A) 2.5 basis points (0.025%) times (B) the Group Maximum Purchase Amount for such Purchaser Group, and (iii) the “Third Amendment Effective Date” shall have occurred (as defined in the Revolver Amendment) unless, in each case, such condition shall have been waived by the Administrative Agent acting at the direction of the Majority Purchasers (and, solely with respect to clause (iii), the Servicer);

provided that, in the event the Third Amendment Effective Date does not occur on or before 11:59 p.m., New York City time, on February 12, 2017, then this Amendment shall automatically terminate unless the Administrative Agent shall, upon the instruction of the Majority Purchasers, agree to an extension. The Administrative Agent shall promptly notify the Seller, the Servicer, the Originator and each Purchaser Agent when the foregoing conditions have been satisfied and when the Closing Date and Effective Date has occurred, and such notice shall be conclusive and binding on all parties to the Agreements.

7.       Ratification. This Amendment constitutes an amendment to the Agreements. Upon and after the Effective Date, all references to the Agreements in any document shall be deemed to refer to the Agreements as amended by this Amendment, unless the context otherwise requires. Except as amended above, the Agreements are hereby ratified in all respects. Except as set forth above, the execution, delivery and effectiveness of this Amendment shall not operate as an amendment or waiver of any right, power or remedy of the parties hereto under the Agreements, nor constitute an amendment or waiver of any provision of the Agreements. This Amendment shall not constitute a course of dealing among the parties hereto at variance with the Agreements such as to require further notice by any of the Administrative Agent, the Purchaser Agents or the Purchasers to require strict compliance with the terms of the Agreements in the future, as amended by this Amendment, except as expressly set forth herein. Each of the Seller, the Servicer and the Originator hereby acknowledges and expressly agrees that each of the Administrative Agent, the Purchaser Agents and the Purchasers reserves the right to, and does in fact, require strict compliance with all terms and provisions of the Agreements, as amended herein.

4

8.       No Proceedings. Each of the parties hereto agrees, for the benefit of the holders of the privately or publicly placed indebtedness for borrowed money of (i) any Conduit Purchaser (other than the Regency Conduit Purchaser), not, prior to the date which is one (1) year and one (1) day after the payment in full of all privately or publicly placed indebtedness for borrowed money of any such Conduit Purchaser outstanding, to acquiesce, petition or otherwise, directly or indirectly, invoke, or cause any Conduit Purchaser to invoke an Insolvency Proceeding by or against any such Conduit Purchaser and (ii) the Regency Conduit Purchaser, not, prior to the date which is two (2) years and one (1) day after the payment in full of all privately or publicly placed indebtedness for borrowed money of the Regency Conduit Purchaser outstanding, to (x) acquiesce, petition or otherwise, directly or indirectly, invoke, or cause any Conduit Purchaser to invoke an Insolvency Proceeding by or against the Regency Conduit Purchaser or (y) have any right to take any steps for the purpose of obtaining payments of any amounts payable to it under the Receivables Purchase Agreement by the Regency Conduit Purchaser. The provisions of this Section 8 shall survive the termination of the Receivables Purchase Agreement.

9.       Severability. Each provision of this Amendment shall be severable from every other provision of this Amendment for the purpose of determining the legal enforceability of any provision hereof, and the unenforceability of any provision hereof, and the unenforceability of one or more provisions of this Amendment in one jurisdiction shall not have the effect of rendering such provision or provisions unenforceable in any other jurisdiction.

10.       Miscellaneous. This Amendment may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

5

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective officers hereunto duly authorized as of the day and year first above written.

INGRAM FUNDING INC.,
as Seller

By:	/s/ Erik Smolders
Name: Erik Smolders Title: Corporate Treasurer

INGRAM MICRO INC.,
as Servicer and Originator

By:	/s/ William D. Humes
Name: William D. Humes Title: Chief Financial Officer

Omnibus Amendment No. 4

THE PURCHASER GROUPS:

THE BANK OF NOVA SCOTIA,
as Purchaser Agent for the Liberty Street Purchaser Group

By:	/s/ Diane Emanuel
Name: Diane Emanuel Title: Managing Director

THE BANK OF NOVA SCOTIA,
as related Alternate Purchaser

By:	/s/ Diane Emanuel
Name: Diane Emanuel Title: Managing Director

LIBERTY STREET FUNDING LLC,
as a Conduit Purchaser

By:	/s/ Jill A. Russo
Name: Jill A. Russo Title: Vice President

Omnibus Amendment No. 4

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH,
as Purchaser Agent for the Victory Purchaser Group

By:	/s/ Richard Gregory Hurst
Name: Richard Gregory Hurst Title: Managing Director

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH,
as Alternate Purchaser

By:	/s/ Richard Gregory Hurst
Name: Richard Gregory Hurst Title: Managing Director

VICTORY RECEIVABLES CORPORATION,
as a Conduit Purchaser

By:	/s/ David V. DeAngelis
Name: David V. DeAngelis Title: Vice President

Omnibus Amendment No. 4

HSBC SECURITIES (USA), INC.,
as Purchaser Agent for the Regency Purchaser Group

By:	/s/ Laurie Lawler
Name: Laurie Lawler Title: Manager

HSBC BANK USA, N.A.,
as an Alternate Purchaser

By:	/s/ Jonathan Yip
Name: Jonathan Yip Title: Vice President

REGENCY ASSETS LIMITED,
as a Conduit Purchaser

By:	/s/ Michael Carroll
Name: Michael Carroll Title: Director

Omnibus Amendment No. 4

THE BANK OF NOVA SCOTIA,
as Administrative Agent

By:	/s/ Diane Emanuel
Name: Diane Emanuel Title: Managing Director

Omnibus Amendment No. 4

EXHIBIT A

RECEIVABLES PURCHASE AGREEMENT1

among

INGRAM FUNDING INC.,
as Seller

INGRAM MICRO INC.,
as Servicer

THE VARIOUS PURCHASER GROUPS FROM TIME TO TIME PARTY HERETO

and

THE BANK OF NOVA SCOTIA,

as Administrative Agent

Dated as of April 26, 2010

_____________________________

1 As amended by Amendment No. 1 to Receivables Purchase Agreement, dated as of June 24, 2010, Omnibus Amendment No. 1, dated as of April 28, 2011, Amendment No. 2 to Receivables Purchase Agreement, dated as of December 16, 2011, Omnibus Amendment No. 2, dated as of November 1, 2012, Amendment No. 4 to Receivables Purchase Agreement, dated as of November 1, 2013, Omnibus Amendment No. 3, dated as of April 15, 2015, and Omnibus Amendment No. 4, dated as of October 21, 2016.

Table of Contents

Page

ARTICLE I	AMOUNTS AND TERMS OF THE PURCHASES

ARTICLE II	REPRESENTATIONS AND WARRANTIES; COVENANTS; TERMINATION EVENTS

Section 2.1.	Representations and Warranties; Covenants	15
Section 2.2.	Termination Events	15

ARTICLE III	INDEMNIFICATION

Section 3.1.	Indemnities by the Seller	18
Section 3.2.	Indemnification by the Servicer	21

ARTICLE IV	ADMINISTRATION AND COLLECTIONS

ARTICLE V	THE AGENTS

Section 5.1.	Appointment and Authorization	26
Section 5.2.	Delegation of Duties	28
Section 5.3.	Exculpatory Provisions	28

-i-

Table of Contents
(continued)
Page

ARTICLE VI	MISCELLANEOUS

-ii-

EXHIBIT I	–	DEFINITIONS	I-1
EXHIBIT II	–	CONDITIONS OF PURCHASES	II-1
EXHIBIT III	–	REPRESENTATIONS AND WARRANTIES	III-1
EXHIBIT IV	–	COVENANTS	IV-1
EXHIBIT V	–	TERMINATION EVENTS	V-1
EXHIBIT VI	–	SUPPLEMENTAL PERFECTION REPRESENTATIONS,
		WARRANTIES AND COVENANTS	VI-1

SCHEDULE I	–	CREDIT AND COLLECTION POLICY
SCHEDULE II	–	BLOCKED ACCOUNT BANKS AND BLOCKED ACCOUNTS
SCHEDULE III	–	TRADE NAMES
SCHEDULE IV	–	SPECIAL CONCENTRATION PERCENTAGES
SCHEDULE V	–	OFFICES OF ORIGINATOR
SCHEDULE VI	–	PURCHASER’S ACCOUNTS
SCHEDULE VII	–	SELLER’S ACCOUNTS
SCHEDULE VIII	–	[INTENTIONALLY OMITTED]
SCHEDULE IX	–	INGRAM COMPETITORS
SCHEDULE X	–	FISCAL MONTHS

ANNEX A	–	FORM OF PURCHASE NOTICE
ANNEX B	–	FORM OF PAYDOWN NOTICE
ANNEX C	–	FORM OF BLOCKED ACCOUNT AGREEMENT
ANNEX D-1	–	FORM OF MONTHLY RECEIVABLES REPORT
ANNEX D-2	–	FORM OF INTERIM RECEIVABLES REPORT
ANNEX E	–	FORM OF GENERAL CORPORATE OPINION
ANNEX F	–	FORM OF ENFORCEABILITY AND CHOICE OF LAW OPINION
ANNEX G	–	FORM OF TRUE SALE OPINION AND NONCONSOLIDATION OPINION
ANNEX H	–	FORM OF PERFECTION AND PRIORITY OPINION
ANNEX I	–	FORM OF ASSUMPTION AGREEMENT
ANNEX J	–	FORM OF TRANSFER SUPPLEMENT
ANNEX K	–	CREDIT AGREEMENT

-i-

RECEIVABLES PURCHASE AGREEMENT

This RECEIVABLES PURCHASE AGREEMENT (this “Agreement”) is entered into as of April 26, 2010 among INGRAM FUNDING INC., a Delaware corporation, as seller (the “Seller”), INGRAM MICRO INC., a Delaware corporation, as initial servicer (in such capacity, together with its successors and permitted assigns in such capacity, the “Servicer”), THE VARIOUS PURCHASERS AND PURCHASER AGENTS FROM TIME TO TIME PARTY HERETO, and THE BANK OF NOVA SCOTIA, a bank organized under the laws of France, acting through its New York Branch, as program administrator (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”) for each Purchaser Group.

PRELIMINARY STATEMENTS.

Certain terms that are capitalized and used throughout this Agreement are defined in Exhibit I.

The Seller desires to sell, transfer and assign an undivided variable percentage interest in a pool of receivables, and the Purchasers desire, from time to time in their sole discretion, to acquire such undivided variable percentage interest through the Administrative Agent, as such percentage interest shall be adjusted as hereinafter set forth.

In consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

ARTICLE I

AMOUNTS AND TERMS OF THE PURCHASES

Section 1.1. Purchase Facility. i) On the terms and subject to the conditions hereof, the Seller may, from time to time before the Termination Date, request that the Administrative Agent on behalf of each of the Conduit Purchasers, based on its Purchaser Group’s Ratable Share, or, only if a Conduit Purchaser denies such request or is unable to fund or otherwise fails to comply with such request, ratably require that the Administrative Agent, on behalf of the related Alternate Purchasers based on their respective Percentages, make such purchases (each, a “Purchase”) of undivided percentage ownership interests with regard to the Receivables Interest from the Seller from time to time from the date hereof. If a Conduit Purchaser denies such a request or is unable to fund, such Conduit Purchaser shall provide notice thereof to the Seller, the Administrative Agent and the applicable Purchaser Agent. Each Alternate Purchaser shall, on the terms and subject to the conditions hereof, upon the Seller’s request and related Conduit Purchaser’s denial or other failure to make a Purchase, fund Purchases before the Termination Date, based on its Purchaser Group’s Ratable Share of each Purchase requested under Section 1.2(a) (and, in the case of each Alternate Purchaser in a Purchaser Group, its respective Percentage). Furthermore, on each Business Day that is not a Termination Day, the Seller may make Reinvestments out of collections as contemplated by Section 1.4(b)(ii). Under no circumstances shall any Purchaser fund any Purchase or shall the Seller make any Reinvestment hereunder if, after giving effect to such Purchase or Reinvestment (i) such Purchaser’s Capital would exceed its Maximum Purchase Amount, (ii) the Aggregate Capital would (after giving effect to all Purchases and Reinvestments on such date) exceed the Program Limit or (iii) the Receivables Interest would exceed 100%. Nothing in this Agreement shall be deemed to be or construed as a commitment by any Conduit Purchaser to purchase or reinvest in the Pool Assets or the Receivables Interest.

(b)       The Seller may, upon at least ten (10) Business Days’ notice to the Administrative Agent, terminate the purchase facility provided in this Section 1.1 in whole or, from time to time, irrevocably reduce in part the unused portion of the Program Limit (but not below $100,000,000 (unless the Program Limit is reduced to $0) or the amount which would cause the Group Capital of any Purchaser Group to exceed its Group Maximum Purchase Amount (after giving effect to such reduction)); provided that each partial reduction shall (except for a reduction to $0) be in the amount of at least $5,000,000 or an integral multiple of $5,000,000 in excess thereof. Such reduction shall, unless otherwise agreed to in writing by the Seller, the Administrative Agent and each Purchaser Agent be applied ratably to reduce the Group Maximum Purchase Amount of each Purchaser Group.

Section 1.2. Making Purchases. ii) Each Purchase hereunder may be made on any Business Day upon the Seller’s irrevocable written notice in the form of Annex A (each, a “Purchase Notice”) delivered to the Administrative Agent and each Purchaser Agent in accordance with Section 6.2 (which notice must be received by the Administrative Agent and each Purchaser Agent before 4:00 p.m., New York City time) at least one (1) Business Day prior to the requested Purchase Date, which notice shall specify: (A) the amount of Capital requested to be paid to the Seller (which amount shall not be less than $250,000), (B) the requested Purchase Date and (C) the pro forma calculation of the Receivables Interest after giving effect to the increase in the Aggregate Capital.

(b)       On the date of each Purchase hereunder, each applicable Purchaser shall, upon satisfaction of the applicable conditions set forth in Exhibit II, make available to the Seller in same day funds, an amount equal to the Capital then being funded by such Purchaser at the account set forth on Schedule VII or such other account as may be designated in writing by the Seller from time to time.

(c)       [Reserved].

(d)       To secure all of the Seller’s obligations (monetary or otherwise) to the Secured Parties under this Agreement and the other Transaction Documents to which it is a party, whether now or hereafter existing or arising, due or to become due, direct or indirect, absolute or contingent, the Seller hereby grants to the Administrative Agent, for the benefit of itself and each of the other Secured Parties, a security interest in all of the Seller’s right, title and interest (including any undivided interest of the Seller) in, to and under all of its Property, whether now or hereafter owned, existing or arising, including the following: (i) all Pool Receivables, (ii) all Related Security with respect to such Pool Receivables, (iii) all Records, (iv) all of the Seller’s right, title and interest in each post office box and related post office box address and Blocked Account to which Collections are sent, all amounts on deposit therein, all certificates and instruments, if any, from time to time evidencing such Blocked Accounts and amounts on deposit therein, and all related agreements between the Seller and the Blocked Account Banks,

(v) all Collections with respect to the foregoing, and (vi) all proceeds of, and all amounts received or receivable under any or all of, the foregoing (collectively, the “Pool Assets”). The Administrative Agent, for the benefit of itself, the Purchaser Agents and the Purchasers, shall have, with respect to the Pool Assets, and in addition to all the other rights and remedies available to the Administrative Agent and the Purchasers hereunder, all the rights and remedies of a secured party under any applicable UCC. Notwithstanding anything to the contrary contained herein or in any other Transaction Document, the Seller’s interest in the foregoing is expressly subordinated in all respects to the payment of the Capital, the Yield on the Aggregate Capital and all fees and all other amounts payable by the Seller hereunder and under the other Transaction Documents to the Purchasers, the Administrative Agent, the Affected Persons and all Indemnified Parties. In connection with the grant of the transfer of ownership of the Pool Assets set forth in Section 1.2(c) or the security interest in the Pool Assets set forth in this Section 1.2(d) by signing this Agreement in the space provided, the Seller hereby authorizes the filing of, as applicable, UCC financing statements in all necessary jurisdictions. Upon termination of this Agreement in accordance with Section 6.9, and so long as no suits, actions, proceedings or claims are pending or threatened against any Indemnified Party asserting any damages, losses or liabilities covered under Section 3.1 or Section 3.2, (i) the security interest in the Pool Assets granted to the Administrative Agent pursuant to this Section 1.2(d) shall be automatically released in full and (ii) the Administrative Agent shall take (at the Seller’s expense) such actions as are reasonably requested by the Seller to terminate and release all of its right, title and interest (including any security interest) in the Pool Assets.

(e)       The Seller may (i) with the written consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), add additional Persons as Purchasers (either to an existing Purchaser Group or by creating new Purchaser Groups) or (ii) permit an existing Purchaser to increase its Maximum Purchase Amount in connection with a corresponding increase in the Program Limit (up to a maximum Program Limit of $925,000,000); provided, however, that the Maximum Purchase Amount of any Purchaser may only be increased with the prior written consent of such Purchaser. Each new Purchaser (or Purchaser Group) shall become a party hereto, by executing and delivering to the Administrative Agent and the Seller, an Assumption Agreement in the form of Annex I (which Assumption Agreement shall, in the case of any new Purchaser or Purchasers, be executed by each Person in such new Purchaser’s Purchaser Group).

Section 1.3. Receivables Interest Computation. The Receivables Interest shall be initially computed on the date of the initial Purchase hereunder. Thereafter until the Final Payout Date, the Receivables Interest shall be automatically recomputed (or deemed to be recomputed) on each Business Day other than a Termination Day, it being understood that the Servicer shall not be required to provide evidence of such automatic recomputation except as provided in Section 2(a) of Exhibit II. On any day that is a Termination Day, the Receivables Interest shall (until the event(s) giving rise to such Termination Day are satisfied or waived by the Administrative Agent with the consent of the Majority Purchasers) be deemed to be 100%. With respect to each calculation of the Receivables Interest and the Required Reserve used in such calculation shall be measured using the information reported in the most recent Monthly Receivables Report or Interim Receivables Report. The Receivables Interest shall become zero when the Aggregate Capital and Aggregate Yield thereon shall have been paid in full, all the amounts owed by the Seller hereunder to each Purchaser, the Administrative Agent, and any other Indemnified Party or Affected Person, are paid in full and the Servicer shall have received all accrued and unpaid Servicing Fees.

Section 1.4. Settlement Procedures. iii) The collection of the Pool Receivables shall be administered by the Servicer in accordance with the terms of this Agreement. All Collections of Pool Receivables shall be remitted on a daily basis to the Blocked Accounts. The Servicer shall promptly, and in any event within one (1) Business Day, identify and remove from each Blocked Account (and remit to the Originator) any amounts deposited therein which are not Collections of Pool Receivables.

(b)       The Servicer shall, on each day on which Collections of Pool Receivables are received (or deemed received) by the Seller or the Servicer:

(i)       set aside and hold in trust (in a Blocked Account or other account reasonably acceptable to the Administrative Agent and subject to a Blocked Account Agreement) for each Purchaser and the Administrative Agent, as applicable, an amount equal to (A) first, the Aggregate Yield accrued and unpaid through such day for each Portion of Capital and not previously set aside; (B) second, to the extent funds are available therefor an amount equal to the Administrative Agent Fee accrued and unpaid through such day and not previously set aside; (C) third, to the extent funds are available therefor an amount equal to the Program Fees and other Fees accrued and unpaid through such day and not previously set aside; (D) fourth, to the extent funds are available therefor the Servicing Fee accrued and unpaid through such day and not previously set aside; and (E) fifth, all other amounts (other than Capital) payable hereunder or under the other Transaction Documents to each of the Secured Parties and any other Person;

(ii)       subject to Section 1.4(f), if such day is not a Termination Day, remit to the Seller, on behalf of each Purchaser Group, the remainder of such Collections that were not set aside pursuant to clause (i) above. Such remainder shall be automatically reinvested in Pool Assets (a “Reinvestment”), ratably according to each Purchaser’s Capital, and the Receivables Interest shall be automatically recomputed pursuant to Section 1.3;

(iii)       if such day is a Termination Day, set aside, segregate and hold in trust (in a Blocked Account or other account reasonably acceptable to the Administrative Agent and subject to a Blocked Account Agreement) for the benefit of the Purchasers after setting aside the amounts required pursuant to clause (i) above, the entire remainder of Collections in respect of the Aggregate Capital; provided, however, that if such day is a Termination Day because the Receivables Interest would exceed 100%, then Collections required to be so set aside pursuant to this clause (iii) shall be limited to the amount equal to the amount necessary to reduce the Receivables Interest to 100%, which amount shall be deposited to the Administrative Agent’s Distribution Account with respect to each Purchaser’s Portion(s) of Capital on the next Business Day for ratable application to such Capital; provided, further, that if amounts are set aside and held in trust on any Termination Day of the type described in clause (i) of the definition of “Termination Day” and on such day or thereafter (so long as such funds are not theretofore applied in accordance with the immediately preceding proviso), the conditions set forth in Section 2 of Exhibit II are satisfied or waived by the Administrative Agent with the consent of the Majority Purchasers, such previously set-aside amounts shall be reinvested in accordance with Section 1.4(b)(ii) on the day of such subsequent satisfaction or waiver; and

(iv)       release to the Seller (subject to Section 1.4(f)) for its own account any Collections in excess of: the sum of (x) amounts reinvested in accordance with Section 1.4(b)(ii) or the second proviso to Section 1.4(b)(iii) plus (y) the amounts that are required to be set aside pursuant to Section 1.4(b)(i) and Section 1.4(b)(iii) plus (z) all reasonable and appropriate out-of-pocket costs and expenses of the Servicer for servicing, collecting and administering the Pool Receivables.

(c)       The Servicer shall, in accordance with the priorities set forth in Section 1.4(d), below, deposit (i) (A) into each applicable Purchaser’s account as set forth in Schedule VI (or such other account designated in writing by such applicable Purchaser or its Purchaser Agent), on each Settlement Date Collections held for each Purchaser with respect to such Purchaser’s Portion(s) of Capital pursuant to Section 1.4(b)(i)(A) and (C) and (B) into the Administrative Agent’s Distribution Account on each Settlement Date (or in the case of funds to be applied pursuant to the first proviso to Section 1.4(b)(iii), on the next Business Day), Collections held for each Purchaser with respect to such Purchaser’s Portion(s) of Capital pursuant to Section 1.4(b)(i)(E) and Section 1.4(b)(iii), (ii) into an account designated by the Servicer, on each Settlement Date, the portion of the Collections set aside pursuant to Section 1.4(b)(i)(D); provided, that so long as Ingram is the Servicer and such day is not a Termination Day, the Servicer may retain the portion of the Collections set aside pursuant to Section 1.4(b)(i)(D) in respect of Servicing Fees and (iii) in the Administrative Agent’s account as set forth in Schedule VI (or such other account designated in writing by the Administrative Agent, on each Settlement Date), Collections held for the Administrative Agent pursuant to Section 1.4(b)(i)(B).

(d)       The Servicer and the Administrative Agent shall distribute the amounts described (and at the times set forth) in Section 1.4(c)(i), as applicable, in each case, as follows:

(i)       if such distribution occurs on a day that is not a Termination Day, first, by the Servicer to each Purchaser Agent (for the benefit of the relevant Purchasers within such Purchaser Agent’s Purchaser Group) ratably according to the Yield accrued during the preceding Settlement Period, all accrued Yield with respect to each Portion of Capital maintained by such Purchasers during the preceding Settlement Period (it being understood that each Purchaser Agent shall distribute such amounts to the Purchasers within its Purchaser Group ratably according to the amount of Yield owing to each Purchaser); second, by the Administrative Agent to its own account, all Administrative Agent Fees due to the Administrative Agent, third, by the Servicer to each Purchaser Agent (for the benefit of the relevant Purchasers within such Purchaser Agent’s Purchaser Group) ratably according to the Capital maintained by the Purchasers in the related Purchaser Group, all Program Fees and other Fees due to the Purchasers or the Purchaser Agents, fourth, if the Servicer has set aside amounts in respect of the Servicing Fee pursuant to Section 1.4(b)(i)(D) and has not retained such amounts pursuant to Section 1.4(c), by the Servicer to the Servicer’s own account (payable in arrears on each Settlement Date) in payment in full of the aggregate of the Servicing Fees so set aside, and fifth, by the Administrative Agent all other amounts (other than Capital) payable to each Secured Party and any other Person; and

(ii)       if such distribution occurs on a Termination Day, first, by the Servicer to each Purchaser Agent ratably (based on the aggregate accrued and unpaid Yield payable to all Purchasers at such time) (for the benefit of the Purchasers within such Purchaser Agent’s Purchaser Group), all accrued Yield with respect to each Portion of Capital funded or maintained by the Purchasers within such Purchaser Agent’s Purchaser Group, second, by the Servicer to the Administrative Agent for its own account all Administrative Agent Fees due to the Administrative Agent, third, by the Servicer to each Purchaser Agent (for the benefit of the relevant Purchasers within such Purchaser Agent’s Purchaser Group) ratably according to the Capital maintained by such Purchasers, all Program Fees and other Fees due to the Purchasers or the Purchaser Agents, it being understood that each Purchaser Agent shall distribute the amounts described in the first and third clauses of this Section 1.4(d)(ii) to the Purchasers within its Purchaser Group ratably according to the Yield and Capital of such Purchasers, respectively, fourth, if Ingram is not the Servicer, by the Servicer to the Servicer’s own account in payment in full of the Servicing Fees, fifth, by the Administrative Agent to each Purchaser Agent ratably according to the aggregate of the Capital of each Purchaser in each such Purchaser Agent’s Purchaser Group (for the benefit of the relevant Purchasers within such Purchaser Agent’s Purchaser Group) in payment in full of each Purchaser’s Capital (or in the case of amounts set aside pursuant to the first proviso to Section 1.4(b)(iii), the amount necessary to reduce the Receivables Interest to 100%); sixth, if the Aggregate Capital and accrued Aggregate Yield have been reduced to zero, all Program Fees and all other Fees due to the Purchasers, the Purchaser Agents and the Administrative Agent, have been reduced to zero, and the Servicing Fees payable to the Servicer (if other than Ingram) have been paid in full, by the Administrative Agent on behalf of (a) each Purchaser Group ratably, based on the amounts payable to each Purchaser Group (for the benefit of the Purchasers within such Purchaser Group), (b) itself and (c) any other Indemnified Party or Affected Person, in payment in full of any other amounts owed thereto by the Seller or the Servicer hereunder or under the other Transaction Documents, including, amounts payable pursuant to Section 6.4, and, seventh, by the Servicer to the Servicer’s own account (if the Servicer is Ingram) in payment in full of the unpaid amount of all accrued Servicing Fees.

After the Aggregate Capital, Aggregate Yield, all Program Fees and other Fees, Servicing Fees and any other amounts payable by the Seller and the Servicer to each Purchaser Group, the Administrative Agent or any other Indemnified Party or Affected Person hereunder, have been paid in full, all additional or remaining Collections with respect to the Pool Receivables shall be paid to the Seller for its own account.

(e)       For the purposes of this Section 1.4:

(i)       if on any day the Outstanding Balance of any Receivable is reduced or adjusted as a result of any defective, rejected, returned, repossessed or foreclosed goods or services, or any revision, cancellation, allowance, discount or other adjustment made by the Seller or any Affiliate of the Seller, or the Servicer or any Affiliate of the Servicer,

or any setoff or dispute between the Seller or any Affiliate of the Seller, or the Servicer or any Affiliate of the Servicer and an Obligor, the Seller shall be deemed to have received on such day a Collection of such Receivable in the amount of such reduction or adjustment for application pursuant to Section 1.4(b);

(ii)       if on any day any of the representations or warranties of the Seller in Section 1(g) or (o) of Exhibit III or Sections 2, 3 or 4 of Exhibit VI or of the Servicer in Section 2(l) of Exhibit III is not true with respect to any Pool Receivable, the Seller shall be deemed to have received on such day a Collection of such Pool Receivable for application pursuant to Section 1.4(b) (Collections deemed to have been received pursuant to clause (i) or (ii) of this clause (e) are hereinafter sometimes referred to as “Deemed Collections”);

(iii)       except as provided in clause (i) or (ii) of this Section 1.4(e), or as otherwise required by applicable Law or the relevant Contract, all Collections received from an Obligor with respect to any Pool Receivable shall be applied to the Pool Receivables of such Obligor in the order of the age of such Pool Receivables, starting with the oldest such Pool Receivable, unless such Obligor designates its payment for application to specific Pool Receivables; and

(iv)       if and to the extent the Administrative Agent, any Purchaser Agent or any Purchaser shall be required for any reason to pay over to an Obligor (or any trustee, receiver, custodian or similar official in any Insolvency Proceeding) any amount received by it hereunder, such amount shall be deemed not to have been so received by such Person such that the Capital of such Person shall be increased, without duplication of any increase in Capital pursuant to the proviso to the definition thereof, by the amount of such paid over amount. The Administrative Agent or such Purchaser or Purchaser Agent shall promptly notify the Servicer of any amounts covered by this clause (iv).

(f)       If at any time the Seller shall wish to cause the reduction of Aggregate Capital, the Seller may do so as follows:

(i)       the Seller shall give the Administrative Agent and each Purchaser Agent at least one (1) Business Day’s prior written notice thereof (which notice must be received by the Administrative Agent and each Purchaser Agent before 4:00 p.m., New York City time on the day of such notice or otherwise shall be deemed to be received on the following Business Day) in substantially the form of Annex B (including the amount of such proposed reduction and the proposed date on which such reduction will commence or occur),

(ii)       if the Seller elects that such reduction be effected through the application of Collections, then

(A)       on the proposed date of commencement of such reduction and on each day thereafter, the Servicer shall cause Collections not to be reinvested until the amount thereof not so reinvested shall equal the desired amount of reduction, and

(B)       the Servicer shall hold such Collections in trust for the benefit of each Purchaser ratably according to its Capital, for payment to each such Purchaser (or its related Purchaser Agent for the benefit of such Purchaser) by depositing such Collections in the Administrative Agent’s Distribution Account on the date on which the desired reduction amount is reached pursuant to clause (ii) above and the Administrative Agent shall distribute such amounts to each Purchaser ratably according to its Capital, and the Aggregate Capital shall be reduced by the aggregate amount to be paid and the Capital of each Purchaser shall be reduced in the amount to be paid to such Purchaser (or its related Purchaser Agent for the benefit of such Purchaser) only when, in each case so paid; provided that, with respect to any Portion of Capital, the Seller shall choose a reduction amount, and the date of commencement thereof, so that such reduction shall commence and conclude in the same Collection Period.

(iii)       Unless a Termination Event or Unmatured Termination Event then exists, if the Seller elects that such reduction be effected by a one-time payment of cash (and not through the application of Collections), then on the proposed date of such reduction, the Seller shall deposit in the Administrative Agent’s Distribution Account, the amount of such reduction and the Administrative Agent shall distribute such amounts ratably according to each Purchaser’s Capital in immediately available funds for payment to each Purchaser (or its related Purchaser Agent for the benefit of such Purchaser). Upon payment of such funds, the Aggregate Capital shall be reduced by the aggregate amount paid and the Capital of each Purchaser shall be reduced in the amount paid to such Purchaser (or its related Purchaser Agent for the benefit of such Purchaser) when, in each case, so paid.

Section 1.5. Fees.The Seller shall pay to each Purchaser Agent for the benefit of the Purchasers in the related Purchaser Group, in accordance with the provisions set forth in Section 1.4(d), certain fees (the “Fees”) in the amounts and on the dates set forth in the applicable fee letter agreement for such Purchaser Group dated as of November 1, 2012, among the Originator, the Seller and the applicable Purchaser Agent (each a “Fee Letter”).

Section 1.6. Payments and Computations, Etc. iv) All amounts to be paid or deposited by the Seller or the Servicer hereunder shall be made without reduction for offset or counterclaim and shall be paid or deposited no later than 3:00 p.m. (New York City time) on the day when due in the same day funds to the account of such Purchaser maintained by the applicable Purchaser Agent (or such other account as may be designated from time to time by such Purchaser Agent to the Seller and the Servicer), the Administrative Agent’s Distribution Account or to the account of the Administrative Agent, as applicable. All amounts received after 4:00 p.m. (New York City time) will be deemed to have been received on the immediately succeeding Business Day.

(b)       The Seller or the Servicer, as the case may be, shall, to the extent permitted by Law, pay interest on any amount not paid or deposited by the Seller or the Servicer, as the case may be, when due hereunder, at an interest rate equal to the Default Rate, payable on demand.

(c)       All computations of interest under clause (b) above and all computations of Yield, Program Fees and other amounts hereunder shall be made on the basis of a year of 360 (or 365 or 366, as applicable, with respect to Yield or other amounts calculated by reference to the Alternate Base Rate) days for the actual number of days elapsed. Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of such payment or deposit.

Section 1.7. Increased Costs. v) If the Administrative Agent, any Purchaser, Alternate Purchaser or other Program Support Provider or any of their respective Affiliates (each an "Affected Person") determines that any Regulatory Change (other than any Regulatory Change relating to taxes) affects or would affect the amount of capital or liquidity required or expected to be maintained by such Affected Person, and such Affected Person determines that such Regulatory Change has or would have the effect of reducing the rate of return on capital of such Affected Person (or its parent) as a consequence of such Affected Person's obligations hereunder or with respect hereto to a level below that which such Affected Person (or its parent) could have achieved but for such Regulatory Change (an "Increased Cost") (taking into consideration its policies with respect to capital adequacy or liquidity requirements), then, upon demand by such Affected Person (with a copy to the Administrative Agent), the Seller shall promptly (and in any event within five (5) Business Days) pay to the Administrative Agent for the account of such Affected Person, from time to time as specified by such Affected Person, additional amounts sufficient to compensate such Affected Person in the light of such circumstances, to the extent that such Affected Person determines such reduction in rate of return to be allocable to the existence of such Affected Person’s obligations hereunder or with respect hereto. Each Affected Person shall notify the Seller upon becoming aware of any event which is reasonably likely to result in a Regulatory Change; provided, however, that failure to so notify the Seller of any such event shall not affect such Affected Person's right to compensation under this Section 1.7 or any other provision of this Agreement. A certificate (with supporting documentation if available and applicable) as to such amounts submitted to the Seller and the Administrative Agent by such Affected Person shall be rebuttable, presumptive evidence of such amounts so owing. The term "Regulatory Change" means (i) the adoption after the date hereof of any Law (including any applicable Law regarding capital adequacy) or any change therein or in the interpretation or application thereof, in each case adopted, issued or occurring after the date hereof, (ii) any request, guideline or directive from Financial Accounting Standards Board ("FASB") (including for the avoidance of doubt FASB's Interpretation No. 46(R), as amended by Statement of Financial Accounting Standards No. 167, effective as of November 15, 2009 (or any future statement or interpretation issued by the FASB or any successor thereto)), or any central bank or other Governmental Authority (whether or not having the force of law) in each case issued or occurring after the date of this Agreement or (iii) the compliance, commenced after the date hereof, by any Program Support Provider or Purchaser with the final rule titled Risk-Based Capital Guidelines; Capital Adequacy Guidelines; Capital Maintenance: Regulatory Capital; Impact of Modifications to Generally Accepted Accounting Principles; Consolidation of Asset-Backed Commercial Paper Programs; and Other Related Issues, adopted by the United States bank regulatory agencies on December 15, 2009, or any rules or regulations promulgated in connection therewith by any such agency; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (y) all requests, rules, guidelines and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed a "Regulatory Change", regardless of the date enacted, adopted or issued.

(b)       If, due to any Regulatory Change (other than any change (x) referred to in Section 1.8 or (y) with respect to taxes), there shall be any increase in the cost to any Affected Person of agreeing to purchase or purchasing, or maintaining the ownership of the Receivables Interest (or its portion thereof) in respect of which Yield is computed by reference to the Eurodollar Rate or LMIR, then, without duplication of amounts payable pursuant to clause (a) above, upon demand by such Affected Person, the Seller shall promptly (and in any event within five (5) Business Days of the Seller’s receipt of such demand) pay to such Affected Person, from time to time as specified by such Affected Person, additional amounts sufficient to compensate such Affected Person for such increased costs; provided; however, that such Affected Person shall use commercially reasonable efforts to mitigate any and all such increased costs. A certificate with supporting documentation, if available and applicable as to such amounts submitted to the Seller and the Administrative Agent by such Affected Person shall be rebuttable, presumptive evidence of such amounts so owing.

Section 1.8. Requirements of Law. In the event that any Affected Person determines that any Regulatory Change (other than a Regulatory Change relating to taxes):

(i)       [Reserved];

(ii)       does or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, purchases, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Affected Person that are not otherwise included in the determination of the Eurodollar Rate, LMIR or the Alternate Base Rate hereunder; or

(iii)       does or shall impose on such Affected Person any other condition;

and, the result of any of the foregoing is (x) to increase the cost to such Affected Person of acting as Administrative Agent, or of agreeing to purchase or purchasing or maintaining the ownership of undivided percentage ownership interests with regard to the Pool Assets (or interests therein) or any Portion of Capital in respect of which Yield is computed by reference to the Eurodollar Rate, LMIR or the Alternate Base Rate or (y) to reduce any amount receivable hereunder (whether directly or indirectly) funded or maintained by reference to the Eurodollar Rate, LMIR or the Alternate Base Rate, then, in any such case, upon demand by such Affected Person and without duplication of amounts payable under Section 1.7, the Seller shall promptly (and in any event within five (5) Business Days of the Seller’s receipt of such demand) pay to such Affected Person any additional amounts necessary to compensate such Affected Person for such additional cost or reduced amount receivable; provided; however, that such Affected Person shall use commercially reasonable efforts to mitigate any and all such increased costs or reduced amount receivable. All such amounts shall be payable as incurred. A certificate from such Affected Person to the Seller certifying, in reasonably specific detail, the basis for, calculation of, and amount of such additional costs or reduced amount receivable shall be rebuttable, presumptive evidence of such amounts so owing; provided, however, that no Affected Person shall be required to disclose any confidential or tax planning information in any such certificate.

Section 1.9. Taxes. (a) The Seller agrees that any and all payments by the Seller under this Agreement shall be made free and clear of and without deduction for any and all current or future taxes, stamp or other taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding (i) income or franchise taxes, in either case, imposed on the Affected Person receiving such payment by the Seller hereunder by the jurisdiction (or any political subdivision thereof) under whose law such Affected Person is organized or a jurisdiction (or any political subdivision thereof) in which such Affected Person is treated as a resident for tax purposes, (ii) income, franchise or branch profits taxes imposed on the Affected Person by reason of a present or former connection between the jurisdiction imposing such tax and such Affected Person other than a connection arising solely from such Affected Person entering into, enforcing or receiving payment under the Transaction Documents or conducting a transaction or transactions thereunder, and (iii) U.S. federal withholding taxes imposed under FATCA (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Nonexcluded Taxes"). If the Seller shall be required by Law to deduct any Nonexcluded Taxes from or in respect of any sum payable hereunder to any Purchaser or any Program Support Provider or the Administrative Agent, then the sum payable shall be increased by the amount necessary to yield to such Affected Person (after payment of all Nonexcluded Taxes) an amount equal to the sum it would have received had no such deductions been made.

(b)       In addition, the Seller shall pay any and all stamp, documentary or similar taxes, or any other excise or property taxes or similar levies that arise on account of any payment being, or being required to be, made hereunder or from the execution, delivery, registration, recording or enforcement of the Agreement (hereinafter referred to as “Other Taxes”) to the relevant Governmental Authority imposing such Other Taxes in accordance with applicable Law.

(c)       Subject to Section 1.9(h), the Seller shall indemnify the Administrative Agent, each Purchaser and each Program Support Provider for any Nonexcluded Taxes and Other Taxes levied, imposed or assessed on (and whether or not paid directly by) the Administrative Agent, a Purchaser or a Program Support Provider (and whether or not such Nonexcluded Taxes or Other Taxes are correctly or legally asserted by the relevant Governmental Authority). Promptly upon having knowledge that any such Nonexcluded Taxes or Other Taxes have been levied, imposed or assessed, and promptly upon notice thereof by the Administrative Agent, any Purchaser or any Program Support Provider, the Seller shall pay such Nonexcluded Taxes or Other Taxes directly to the relevant Governmental Authority (provided, however, that neither the Administrative Agent, nor any Purchaser or any Program Support Provider shall be under any obligation to provide any such notice to the Seller).

(d)       Each Purchaser agrees that, prior to the date on which the first payment hereunder is due thereto, it will deliver, in accordance with applicable procedures under United States

Treasury Regulations or other authoritative guidance, to its Purchaser Agent, the Administrative Agent and the Servicer either:

(i)       two (2) duly completed copies of (x) the United States Internal Revenue Service Form W-9 or successor form, (y) the United States Internal Revenue Service Form W-8ECI or successor form or (z) the United States Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, claiming eligibility of the Purchaser for benefits of an income tax treaty to which the United States is a party or successor form, as applicable, in each case together with all required attachments, certifications, documentation and other information required to establish a complete exemption from United States federal backup withholding and withholding tax for payments by the Seller or the Servicer to such Purchaser; or

(ii)       in the case of a Purchaser that is not legally entitled to deliver any of the forms listed in Section 1.9(d)(i) above, (x) a certificate to the effect that such Purchaser is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Seller within the meaning of Section 881(c)(3)(B) of the Code or (C) a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code and (y) two (2) duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, or applicable successor form, in each case together with all required attachments, certifications, documentation and other information required to establish a complete exemption from United States federal backup withholding and withholding tax for payments by the Seller or the Servicer to such Purchaser.

Each such Purchaser also agrees to deliver to its Purchaser Agent, the Administrative Agent and the Servicer two (2) further copies of such forms, attachments, certifications, documentation and other information required to establish such exemption, on or before the date that any such form, attachment, certification, documentation or other information expires or becomes obsolete, promptly after the occurrence of any event requiring a change in the most recent form, attachment, certification, documentation or other information previously delivered by it and promptly following reasonable request by the Servicer, unless in any such case a change in Law or the official interpretation thereof has occurred prior to the date on which any such delivery would otherwise be required which would prevent such Purchaser from duly completing and delivering any such form, attachment, certification, documentation or other information with respect to it and such Purchaser so advises the Servicer, its Purchaser Agent and the Administrative Agent.

(e)       For any period with respect to which a Purchaser has failed to provide its Purchaser Agent, the Administrative Agent and the Servicer with the appropriate form, attachment, certification, documentation or other information described above (other than if such failure is due to a change in Law occurring after the date on which such form, attachment, certification, documentation or other information was originally required to be provided under this Section), such Purchaser shall not be entitled to indemnification or additional amount, with respect to any Nonexcluded Taxes imposed on payments of interest until such forms, attachments, certifications, documentation or other information are so provided and then only for periods for which the Seller and Servicer may rely on such forms or certificates to reduce or eliminate United States federal backup withholding and withholding on payments to such Purchaser. Where, as a result of a change in Law occurring after the date on which a form, attachment, certification, documentation or other information is originally required to be provided under this Section, a Purchaser has failed to provide its Purchaser Agent, the Administrative Agent and the Servicer with the appropriate form, attachment, certification, documentation or other information described in Section 1.9(d), such Purchaser shall be required to provide, in accordance with applicable procedures under United States Treasury Regulations or other authoritative guidance, such forms, attachments, certifications, documentation and other information as it is legally entitled to provide consistent with such change in Law to obtain a reduced rate of withholding, if any, that are reasonably requested by its Purchaser Agent, the Administrative Agent or the Servicer and will not be entitled to additional amounts or indemnification with respect to taxes imposed as a result of a breach of its obligations, if any, to provide such forms, attachments, certifications, documentation and other information.

(f)       Any Affected Person who makes a demand for payment of any amounts pursuant to this Section 1.9 shall promptly deliver to the Seller and the Servicer a certificate setting forth in reasonable detail the computation of such amounts and specifying the basis therefor.

(g)       If the Seller fails to pay any Nonexcluded Taxes when due or fails to remit to the Administrative Agent any requested receipts or other required documentary evidence of payment of Nonexcluded Taxes or Other Taxes, the Seller shall indemnify the Administrative Agent or any other Affected Person, as applicable, for the full amount of any incremental taxes, interest or penalties arising therefrom or with respect thereto other than any penalties, interest or expense to the extent arising from the failure of the Affected Person to pay such Nonexcluded Taxes or other taxes on a timely basis; provided, that if (i) written demand therefor has not been made by such Affected Person reasonably promptly from the date, if any, on which such Affected Person had actual knowledge of the imposition of such Nonexcluded Taxes by the relevant Governmental Authority, or (ii) such incremental taxes, interest or penalties have accrued after the Seller has fully indemnified or paid all of the additional amounts pursuant to this Section, then such penalties, interest and other liabilities shall be excluded from indemnification under this Section 1.9.

(h)       If an Affected Person shall become aware that it is entitled to receive a refund from a relevant taxing or governmental authority for taxes which it has been indemnified by the Seller pursuant to this Section, or for which the Seller has paid additional amounts pursuant to this Section, it shall promptly notify the Seller of the availability of such refund and shall, within thirty (30) days after receipt of a request by the Seller (whether as a result of notification that it has made to the Seller or otherwise), make a claim to such taxing or governmental authority for such refund at the Seller’s expense. If an Affected Person receives a refund for any taxes as to which it has been indemnified by the Seller pursuant to this Section, or for which the Seller has paid additional amounts pursuant to this Section, it shall promptly notify such Seller of such refund and shall within thirty (30) days from the date of receipt of such refund pay over the amount of such refund without interest (other than interest paid or credited by the relevant taxing or governmental authority with respect to such refund) to the Seller (but only to the extent of indemnity payments made, or additional amounts paid, by the Seller under this Section with respect to the taxes giving rise to such refund), net of all out-of-pocket expenses of such Affected Person; provided, however, that the Seller, upon the request of such Affected Person agrees to repay the amount paid over to the Seller (plus penalties, interest or other charges due to the appropriate authorities in connection therewith) to such Affected Person in the event such Affected Person is required to repay such refund to such relevant authority.

(i)       Each Purchaser agrees that, upon the occurrence of any event giving rise to the operation of Section 1.9 with respect to such Purchaser, it will, if requested by the Seller, use reasonable best efforts to designate another office for receiving payments with respect to the Receivables Interests with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the reasonable judgment of such Purchaser, do not cause such Purchaser to suffer any legal, regulatory or economic disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Seller or the rights of any Purchaser pursuant to Section 1.9.

(j)       The parties hereto agree that the Purchases and Reinvestments hereunder are intended to be treated for federal income tax purposes (and conforming state tax purposes) as one or more loans and each party hereto agrees that it will so treat, and will cause any consolidated, combined, unitary or similar tax group of which it is a member to so treat, the Purchases and Reinvestments for federal income tax purposes (and conforming state tax purposes) as one or more loans. Each Purchaser that sells a participating interest in the interests of such Purchaser hereunder shall obtain, for the benefit of the Seller and its Affiliates, an agreement from the Participant that it will treat the Purchases and Reinvestments hereunder in the manner described in this Section 1.9(j).

(k)       If a payment made to a Purchaser under this Agreement would be subject to U.S. federal withholding tax imposed by FATCA if such Purchaser were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Purchaser shall deliver to its Purchaser Agent, the Administrative Agent and the Servicer at the time or times prescribed by law and at such time or times reasonably requested by the Servicer, the Administrative Agent or the Purchaser Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Servicer, the Administrative Agent or the Purchaser Agent as may be necessary for the Servicer, the Administrative Agent or the Purchaser Agent to comply with their obligations under FATCA and to determine that such Purchaser has complied with such Purchaser's obligations under FATCA or to determine the amount to deduct and withhold from such payment. For purposes of this Section 1.9, the term “Law” includes FATCA.

Section 1.10. Inability to Determine Eurodollar Rate or LMIR. In the event that any Purchaser Agent shall have determined prior to the first day of any Settlement Period (or solely with respect to LMIR, on any day) (which determination shall be conclusive and binding upon the parties hereto) by reason of circumstances, affecting the interbank Eurodollar market, either (a) dollar deposits in the relevant amounts and for the relevant Settlement Period are not available, (b) adequate and reasonable means do not exist for ascertaining the Eurodollar Rate or LMIR for such Settlement Period (or portion thereof) or (c) the Eurodollar Rate determined pursuant hereto does not accurately reflect the cost to any Purchaser (as conclusively determined by the related Purchaser) of maintaining any Portion of Capital during such Settlement Period (or portion thereof), such Purchaser Agent shall promptly give telephonic notice of such determination, confirmed in writing, to the Seller prior to the first day of such Settlement Period (or solely with respect to LMIR, promptly after such determination). Upon delivery of such notice (a) no Portion of Capital shall be funded by the Purchasers in the related Purchaser Group thereafter at the Alternate Rate determined by reference to the Eurodollar Rate or LMIR, unless and until such Purchaser Agent shall have given notice to the Seller that the circumstances giving rise to such determination no longer exist (which notice such Purchaser Agent shall give to the Seller promptly after such circumstances no longer exist) and (b) with respect to any outstanding Portions of Capital then funded at the Alternate Rate determined by reference to the Eurodollar Rate, such Alternate Rate shall automatically be converted to the Alternate Rate determined by reference to the Alternate Base Rate at the respective last days of the then current Settlement Periods relating to such Portions of Capital (or solely with respect to LMIR, immediately).

If, on or before the first day of any Settlement Period (or solely with respect to LMIR, on any day), the Administrative Agent shall have been notified by any Purchaser, Purchaser Agent or Alternate Purchaser that, such Person has determined (which determination shall be final and conclusive absent manifest error) that, any enactment, promulgation or adoption of or any change in any applicable Law or any change in the interpretation or administration thereof by a Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Person with any guideline, request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for such Person to fund or maintain any Portion of Capital at the Alternate Rate and based upon the Eurodollar Rate or LMIR, the Administrative Agent shall notify the Seller thereof. Upon receipt of such notice, until the Administrative Agent notifies the Seller that the circumstances giving rise to such determination no longer apply (which notice the Administrative Agent shall give to the Seller promptly after the Administrative Agent has received notice from the Purchaser Agents that such circumstances no longer exist), (a) no Portion of Capital shall be funded at the Alternate Rate determined by reference to the Eurodollar Rate or LMIR and (b) the Yield for any outstanding Portions of Capital then funded at the Alternate Rate determined by reference to the Eurodollar Rate or LMIR shall be converted to the Alternate Rate determined by reference to the Alternate Base Rate either (i) on the last day of the then current Settlement Period (or solely with respect to LMIR, immediately) if such Person may lawfully continue to maintain such Portion of Capital at the Alternate Rate determined by reference to the Eurodollar Rate or LMIR to such day, or (ii) immediately, if such Person may not lawfully continue to maintain such Portion of Capital at the Alternate Rate determined by reference to the Eurodollar Rate or LMIR to such day.

ARTICLE II

REPRESENTATIONS AND WARRANTIES; COVENANTS;
TERMINATION EVENTS

Section 2.1. Representations and Warranties; Covenants. The Seller and the Servicer each hereby makes the representations and warranties applicable to it, and hereby agrees to perform and observe the covenants applicable to it, set forth in Exhibits III, IV and VI.

Section 2.2. Termination Events. (a) If any of the Termination Events set forth in Exhibit V exists, the Administrative Agent may (and at the direction of the Required Purchasers,

shall), by notice to the Seller, declare the Termination Date to have occurred (in which case the Termination Date shall be deemed to have occurred); provided that, automatically upon the occurrence of any event (without any requirement for the passage of time or the giving of notice) described in clause (g) of Exhibit V, the Termination Date shall occur; provided, however, no such Termination Event shall be waived without the consent of the Administrative Agent and the Majority Purchasers.

(b)       Remedies.  (i) Upon, or at any time after, the declaration or automatic occurrence of the Termination Date pursuant to Section 2.2(a), no Purchases or Reinvestments will be made (unless waived in writing by the Administrative Agent and the Majority Purchasers), and the Administrative Agent, on behalf of each Purchaser and each Purchaser Agent shall have, in addition to all other rights and remedies under this Agreement, any other Transaction Document or otherwise, (A) all other rights and remedies provided under the UCC of each applicable jurisdiction and other applicable Laws (including all the rights and remedies of a secured party upon default under the UCC (including the right to sell any or all of the Pool Receivables subject hereto)) and (B) all rights and remedies with respect to the Pool Receivables granted pursuant to Section 1.2(d), all of which rights shall be cumulative.

(ii)       Specific Remedies.  (A) Without limiting clause (i) above or any other provision herein or in any other Transaction Document, the parties hereto agree that the terms of this Section 2.2(b)(ii) are agreed upon in accordance with Section 9-603 of the New York UCC, that they do not believe the terms of this Section 2.2 to be “manifestly unreasonable” for purposes of Section 9-603 of the New York UCC, and that they believe that compliance therewith shall constitute a “commercially reasonable” disposition under Section 9-610 of the New York UCC, and further agree as follows:

(B)       On and following the Termination Date, the Administrative Agent shall have all rights, remedies and recourse granted in any Transaction Document and any other instrument executed to provide security for or in connection with the payment and performance of the Transaction Documents or existing at common law or equity (including specifically those granted by the New York UCC and the UCC of any other state which governs the creation or perfection (and the effect thereof) of any security interest in the Pool Receivables), and such rights and remedies: (A) shall be cumulative and concurrent; (B) may be pursued separately, successively or concurrently against the Seller and any other party obligated under the Transaction Documents, or any of such Pool Receivables at the sole discretion of the Administrative Agent; (C) may be exercised as often as occasion therefor shall arise, it being agreed by each of the Seller, Originator and Servicer that the exercise or failure to exercise any of the same shall in no event be construed as a waiver or release thereof or of any other right, remedy or recourse; and (D) are intended to be and shall be, non-exclusive.  For the avoidance of doubt, with respect to any disposition of the Pool Receivables or any part thereof (including any purchase by the Administrative Agent or any Affiliate) in accordance with the terms of this Section 2.2(b)(ii) for consideration which is insufficient, after payment of all related costs and expenses of every kind, to pay in full all Aggregate Capital, Aggregate Yield thereon, Program Fees and all other amounts owed to the Secured Parties under the Transaction Documents, (1) such disposition shall not act as, and shall not be deemed to be, a waiver of any rights by the Administrative Agent and the Administrative Agent shall have a claim for such deficiency and (2) the Administrative Agent shall not be liable or responsible for any such deficiency.

Upon the declaration or automatic occurrence of the Termination Date pursuant to Section 2.2(a), the Administrative Agent shall have the right, in accordance with this Section 2.2(b)(ii) to dispose of the Pool Receivables or any part thereof upon giving at least ten (10) days’ prior notice to the Seller and the Servicer of the time and place of disposition, for cash or upon credit or for future delivery, with each of the Seller, Originator and Servicer hereby waiving all rights, if any, to require the Administrative Agent or any other Person to marshal the Pool Receivables, and the Administrative Agent may, at its option and in its complete discretion:

(i)       dispose of the Pool Receivables or any part thereof at a public disposition;

(ii)       dispose of the Pool Receivables or any part thereof at a private disposition, in which event such notice shall also contain the terms of the proposed disposition, and the Seller shall have until the time of such proposed disposition during which to redeem the Pool Receivables or to procure a Person willing, ready and able to acquire the Pool Receivables on terms at least as favorable to the Seller, and if such an acquirer is so procured, then the Administrative Agent shall dispose of the Pool Receivables to the acquirer so procured;

(iii)       dispose of the Pool Receivables or any part thereof in bulk or parcels;

(iv)       dispose of the Pool Receivables or any part thereof to any Affiliate thereof at a public disposition;

(v)       bid for and acquire, unless prohibited by applicable Law, free from any redemption right, the Pool Receivables or any part thereof.  The Administrative Agent upon so acquiring the Pool Receivables or any part thereof shall be entitled to hold or otherwise deal with or dispose of the same in any manner not prohibited by applicable law; or

(vi)       enforce any other remedy available to the Administrative Agent at law or in equity.

From time to time the Administrative Agent may, but shall not be obligated to, postpone the time and change the place of any proposed disposition of any of the Pool Receivables for which notice has been given as provided above and may retain the Pool Receivables until such time as the proposed disposition occurs if, in the sole discretion of the Administrative Agent, such postponement or change is necessary or appropriate in order that the provisions of this Agreement applicable to such disposition may be fulfilled or in order to obtain more favorable conditions under which such disposition may take place.  Each of the Seller, Originator and Servicer acknowledges and agrees that private dispositions may be made at prices and upon other terms less favorable than might have been attained if the Pool Receivables were disposed of at public disposition. For the avoidance of doubt, to the extent permitted by law, the Administrative Agent shall not be obligated to make any disposition of the Pool Receivables or any part thereof notwithstanding any prior notice of a proposed disposition. No demand, advertisement or notice, all of which are hereby expressly waived by each of the Seller, Originator and Servicer, to the extent permitted by Law, shall be required in connection with any disposition of the Pool Receivables or any part thereof, except for the notices described in this clause (ii).

In case of any disposition by the Administrative Agent of any of the Pool Receivables on credit extended by the Administrative Agent to the purchaser thereof, which may be elected at the option and in the complete discretion of the Administrative Agent, the Pool Receivables so disposed may be retained by the Administrative Agent until the disposition price is paid by the purchaser, but the Administrative Agent shall not incur any liability in case of failure of the purchaser to pay for the Pool Receivables so disposed.  In case of any such failure, such Pool Receivables so disposed may be again disposed.

After deducting all costs or expenses of every kind (including Attorney Costs incurred by the Administrative Agent) relating to the disposition of the Pool Receivables, the Administrative Agent shall apply the residue of the proceeds of any such disposition or dispositions, if any, to pay the Aggregate Capital, Aggregate Yield thereon, all Program Fees and all other amounts owed to the Secured Parties under the Transaction Documents in such order and manner as the Administrative Agent in its discretion may deem advisable and as permissible and required under the Transaction Documents.  The excess, if any, shall be paid to the Seller in accordance with the Transaction Documents.  The Administrative Agent shall not incur any liability to any Person party to any of the Transaction Documents as a result of the dispositions of the Receivables at any private or public disposition that complies with the provisions of this Section 2.2(b)(ii).

Notwithstanding a foreclosure upon any of the Pool Receivables or exercise of any other remedy by the Administrative Agent in connection with any Termination Date, none of the Seller, Originator or Servicer shall be subrogated, if any such right then exists, thereby to any rights of the Administrative Agent against the Pool Receivables, or the Seller, Originator or Servicer or any property of the Seller, Originator or Servicer, nor shall the Seller, Originator or Servicer be deemed to be the owner of any interest in any Receivable, nor shall the Seller, Originator or Servicer exercise any rights or remedies with respect to the Seller, Originator or Servicer or the Pool Receivables until the Aggregate Capital, Aggregate Yield, all Program Fees and other Fees and any other amounts payable by the Seller, the Originator and the Servicer to the Secured Parties, have been paid in full and fully and indefeasibly performed and discharged.

The Administrative Agent shall have no duty to prepare or process the Pool Receivables for disposition.

ARTICLE III

INDEMNIFICATION

Section 3.1. Indemnities by the Seller. Without limiting any other rights that the Administrative Agent, each Purchaser Agent, each Program Support Provider and each Purchaser and their respective Affiliates, employees, agents, successors, transferees or assigns (each, an “Indemnified Party”) may have hereunder or under applicable Law, the Seller hereby agrees to indemnify each Indemnified Party from and against any and all claims, damages, losses, liabilities, penalties, reasonable and documented costs and expenses (including Attorney Costs) (all of the foregoing being collectively referred to as “Indemnified Amounts”) arising out of or resulting from this Agreement or any other Transaction Document (whether directly or indirectly), the transactions contemplated thereby or the use of proceeds of Purchases or Reinvestments or the ownership or acquisition of any portion of the Receivables Interest, or any interest therein, or any action taken or omitted by any of the Indemnified Parties in connection therewith (including any action taken by the Administrative Agent as attorney-in-fact for the Seller or the Servicer hereunder or under any other Transaction Document), whether arising by reason of the acts to be performed by the Seller hereunder or otherwise, or arising in respect of any Pool Receivable or any Contract, excluding, however, (a) Indemnified Amounts to the extent finally determined by a court of competent jurisdiction to have resulted from gross negligence or willful misconduct on the part of such Indemnified Party and (b) Indemnified Amounts in respect of taxes, which shall be governed exclusively by Section 1.9; provided, however, that nothing contained in this sentence shall limit the liability of the Seller or the Servicer or limit the recourse of any Indemnified Party to the Seller or the Servicer for any amounts otherwise specifically provided to be paid by the Seller or the Servicer hereunder. Any Indemnified Amounts shall be paid by the Seller to the applicable Indemnified Party within five (5) Business Days following such Indemnified Party’s written demand therefor, setting forth, in reasonable detail, the calculation of such amount and the basis of such demand. Without limiting the foregoing, and subject to the exclusions and timing set forth in the preceding sentences, the Seller shall pay each Indemnified Party any and all amounts necessary to indemnify such Indemnified Party from and against any and all Indemnified Amounts relating to or resulting from any of the following:

(i)       the failure of any Pool Receivable included in the calculation of the Net Receivables Balance as an Eligible Receivable to be an Eligible Receivable, the failure of any information contained in a Monthly Receivables Report or Interim Receivables Report to be true and correct, or the failure of any other information provided to a Purchaser or the Administrative Agent with respect to Pool Receivables or this Agreement to be true and correct;

(ii)       the failure of any representation or warranty or statement (i) made in writing, or (ii) deemed made in connection with the daily Reinvestment of Collections pursuant to Section 1.4 by Ingram, as Servicer or otherwise, under or in connection with this Agreement, the Receivables Sale Agreement or any other Transaction Document to have been true and correct in all respects when made;

(iii)       the failure by the Seller or the Servicer to comply with any covenant set forth in Exhibit IV or Exhibit VI or the failure by the Originator to comply with any covenant set forth in the Receivables Sale Agreement;

(iv)       the failure by the Seller or Ingram, as Servicer or otherwise, to comply with any applicable Law with respect to any Pool Receivable or the related Contract; or the failure of any Pool Receivable or the related Contract to conform to any such applicable Law;

(v)       the failure to vest in the Administrative Agent, for the benefit of the Secured Parties, a valid and enforceable (A) perfected security interest in the Pool Receivables and the Related Security and Collections with respect thereto and (B) first priority perfected security interest in the Pool Assets, in each case, free and clear of any Adverse Claim;

(vi)       the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable Laws with respect to (i) any Pool Receivables and the Related Security and Collections in respect thereof, or (ii) the Pool Assets, whether at the time of any Purchase or Reinvestment or at any subsequent time;

(vii)       any dispute, claim, offset or defense of the Obligor to the payment of any Pool Receivable (including, a defense based on such Pool Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale or lease of the goods or the rendering of services related to such Pool Receivable or the furnishing or failure to furnish any such goods or services or relating to collection activities with respect to such Pool Receivable (if such collection activities were performed by the Seller or any of its Affiliates acting as Servicer or by any agent or independent contractor retained by the Seller or any of its Affiliates);

(viii)       any failure of the Seller or Ingram, as Originator, Servicer or otherwise or any other Originator, to perform its duties or obligations in accordance with the provisions hereof or any other Transaction Document to which it is a party or to perform its duties or obligations under the Contracts;

(ix)       any products liability claim, environmental liability claim, personal injury claim, property damage suit or other claim, investigation, litigation or proceeding arising out of or in connection with (a) merchandise, insurance or services which are the subject of any Contract, (b) any Transaction Document or (c) a Pool Receivable or the related Contract;

(x)       the commingling of Collections of Pool Receivables at any time with other funds of the Seller or any Ingram Entity;

(xi)       any investigation, litigation or proceeding related to this Agreement or any other Transaction Document or the use of proceeds of Purchases or Reinvestments or the ownership of the Receivables Interest or in respect of any Pool Asset, Pool Receivable, Related Security or Contract;

(xii)       any reduction in Capital as a result of the distribution of Collections pursuant to Section 1.4(d), in the event that all or a portion of such distributions shall thereafter be rescinded or otherwise must be returned for any reason;

(xiii)       the Seller’s or the Originator’s failure to pay when due any taxes (including sales, excise or personal property taxes) payable in connection with the Pool Receivables;

(xiv)       the failure to vest in the Seller all right, title and interest in the Pool Receivables purchased by the Seller from the Originator pursuant to the Receivables Sale Agreement, free and clear of any Adverse Claim;

(xv)       any failure of the Seller to give reasonably equivalent value to the Originator in consideration of the transfer by the Originator to the Seller of any Receivables, or any attempt by any Person to void any such transfer under statutory provisions or common law or equitable action, including any provision of the Bankruptcy Code;

(xvi)       any failure of a Blocked Account Bank to comply with the terms of the applicable Blocked Account Agreement which results from any act or failure to act on the part of the Seller or the Servicer; or

(xvii)       any rebate or discount granted to the Obligor of any Pool Receivable to the extent such rebate or discount gives rise to a Deemed Collection and a payment with respect to such Deemed Collection was not timely received as otherwise required hereunder.

Section 3.2. Indemnification by the Servicer. Without limiting any other rights that any Indemnified Party may have hereunder or under applicable Law, the Servicer hereby agrees to indemnify each Indemnified Party from and against any and all Indemnified Amounts subject to the limitations set forth in clauses (a) and (b) of the first sentence of Section 3.1 that arise out of or relate to (whether directly or indirectly): (a) the failure of any information contained in any Monthly Receivables Report or Interim Receivables Report to be true and correct at the time delivered, or the failure of any other information provided to such Indemnified Party by, or on behalf of, the Servicer to be true and correct at the time delivered, (b) the failure of any representation, warranty or statement made or deemed made by the Servicer (or any of its officers) under or in connection with this Agreement or any other Transaction Document to which it is a party to have been true and correct as of the date made or deemed made in all respects when made, (c) the failure by the Servicer to comply with any applicable Law with respect to any Pool Receivable or the related Contract, (d) any dispute, claim, offset or defense of the Obligor to the payment of any Pool Receivable in, or purporting to be in, the Receivables Pool resulting from or related to the collection activities with respect to such Pool Receivable or (e) the Servicer’s performance of, or failure to perform, any of its duties or obligations under or in connection with (whether directly or indirectly) the provisions hereof or any other Transaction

Document to which it is a party. Any Indemnified Amounts shall be paid by the Servicer to the applicable Indemnified Party within five (5) Business Days following such Indemnified Party’s written demand therefor, setting forth, in reasonable detail, the calculation of such amount and the basis of such demand. The agreements of the Servicer contained in this Section 3.2 shall survive the replacement or termination of any Person acting as Servicer hereunder with respect to any Indemnified Amounts arising in connection with such Person’s acting as Servicer.

ARTICLE IV

ADMINISTRATION AND COLLECTIONS

Section 4.1. Appointment of Servicer. (a) The servicing, administering and collection of the Pool Receivables shall be conducted by the Person designated from time to time as Servicer in accordance with this Section 4.1. Until the Administrative Agent gives notice to Ingram (in accordance with this Section 4.1) of the designation of a new Servicer as provided in the following sentence or until the Servicer resigns in accordance with this Section 4.1, Ingram is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms hereof. The Seller hereby acknowledges and agrees to such designation. During the existence of a Termination Event, the Administrative Agent may (or at the direction of the Required Purchasers shall) designate as Servicer any Person (including itself) to succeed Ingram or any successor Servicer, on the condition in each case that any such Person so designated shall agree to perform the duties and obligations of the Servicer pursuant to the terms hereof.

(b)       Upon the designation of a successor Servicer as set forth in Section 4.1(a), Ingram agrees that it will terminate its activities as Servicer hereunder in a manner that the Administrative Agent reasonably determines will facilitate the transition of the performance of such activities to the new Servicer, and Ingram shall (at its own expense) cooperate with and assist such new Servicer in effecting such transition. Such cooperation shall include access to and transfer of records and use by the new Servicer of all licenses, hardware or software reasonably necessary to collect the Pool Receivables and the Related Security.

(c)       Ingram acknowledges that the Administrative Agent and each member in each Purchaser Group have relied on Ingram’s agreement to act as initial Servicer hereunder in making their decision to execute and deliver this Agreement. Accordingly, Ingram agrees that it will not resign as Servicer until thirty (30) days prior written notice of the occurrence of a “Servicer Resignation Event” (as defined below) has been delivered to the Administrative Agent and each Purchaser Agent. As used herein a “Servicer Resignation Event” shall mean Ingram’s determination that by reason of a change in legal requirements the performance of its duties as Servicer under this Agreement would cause it to be in violation of such legal requirements and (i) the Administrative Agent, with the consent of the Majority Purchasers, does not elect to waive the obligations of the Servicer to perform the duties which such change in legal requirements renders Ingram legally unable to perform and (ii) Ingram is unable to delegate those duties to a Sub-Servicer.

(d)       The Servicer may delegate all or any portion of its duties and obligations hereunder to any subservicer (each, a “Sub-Servicer”); provided that, in each such delegation, (i)

such Sub-Servicer shall agree in writing to perform the duties and obligations of the Servicer so delegated pursuant to the terms hereof, (ii) the Servicer shall remain primarily liable to each Purchaser, the Administrative Agent and each Purchaser Agent for the performance of the duties and obligations so delegated, (iii) the Seller, the Administrative Agent and each member of each Purchaser Group shall have the right to look solely to the Servicer for performance of such duties and obligations, (iv) the terms of any agreement with any Sub-Servicer shall provide that the Administrative Agent may terminate such agreement upon the termination of the Servicer hereunder by giving notice of its desire to terminate such agreement to the Servicer (and the Servicer shall provide appropriate notice to such Sub-Servicer) and (v) if any such delegation is to any Person other than an Affiliate of Ingram, the Administrative Agent and the Majority Purchasers shall have consented in writing in advance to such delegation.

Section 4.2. Duties of Servicer. (a) The Servicer shall take or cause to be taken all such action as may be necessary or advisable to administer and collect each Pool Receivable from time to time, all in accordance with this Agreement, all applicable Laws and the Credit and Collection Policy, with reasonable care and diligence and, in any event, with no less care and diligence than it uses in the administering and collecting of its own assets and shall be responsible for compliance with the reporting requirements applicable to it set forth in this Agreement. The Servicer shall set aside for the accounts of the Seller and the Purchasers the amount of the Collections to which each is entitled in accordance with Article I but when no Termination Event exists, shall not be required to segregate the respective allocable shares of Purchasers, prior to the remittance thereof in accordance with said Article. The Servicer may, in accordance with the Credit and Collection Policy, alter, amend, or otherwise modify the terms of any Pool Receivable; provided, however, that in the case of any such alteration, amendment, or modification which would cause such Pool Receivable to no longer be an Eligible Receivable, and as a result thereof, cause the Receivables Interest to exceed 100%, the Servicer shall be deemed to have received a Collection of such Receivable from the Seller in an amount equal to the lesser of (x) the Outstanding Balance of such Pool Receivable and (y) the amount necessary to reduce such Receivables Interest to 100%; and provided, further, that if a Termination Event or Unmatured Termination Event exists and Ingram is still serving as Servicer, Ingram may make such alteration, amendment or modification only in accordance with its customary procedures and consistent with past practices and only if the Servicer believes in good faith that such alteration, amendment or modification would maximize Collections (and, if a Termination Event then exists, with the prior written approval of the Administrative Agent and the Majority Purchasers). The Servicer shall hold for the benefit of the Seller and the Administrative Agent (for the benefit of the Purchasers and individually) in accordance with their respective interests, all records and documents (including, computer tapes or disks) with respect to each Pool Receivable. Notwithstanding anything to the contrary contained herein, during the existence of a Termination Event, the Administrative Agent may direct the Servicer (whether the Servicer is Ingram or any other Person) to commence or settle any legal action to enforce collection of any Pool Receivable or to foreclose upon or repossess any Related Security.

(b)       The Servicer shall within one (1) Business Day following actual receipt of collected funds turn over to the Originator the collections of any Excluded Receivable or indebtedness that is not a Pool Receivable, less all reasonable and appropriate out-of-pocket costs and expenses of such Servicer of servicing, collecting and administering such collections; provided, however, the Servicer shall not be under any obligation to remit any such funds to the

Originator unless and until the Servicer has received from the Originator supporting documentation, which may consist of a ledger entry showing the invoice amount matching the applicable collected payment amount, showing that the Originator is entitled to such funds hereunder and under applicable Law. The Servicer shall as soon as practicable upon demand, deliver to the Originator all records in its possession that evidence or relate to any Excluded Receivable or indebtedness that is not a Pool Receivable, and copies of records in its possession that evidence or relate to any Excluded Receivable or indebtedness that is not a Pool Receivable.

(c)       Notwithstanding anything to the contrary contained in this Article IV, the Servicer shall have no obligation to collect, enforce or take any other action described in this Article IV with respect to any Excluded Receivable or indebtedness that is not a Pool Receivable other than to deliver to the Originator the collections and records with respect to any such Excluded Receivable or indebtedness as described in Section 4.2(b). It is expressly understood and agreed by the parties that such Servicer’s duties in respect of any Excluded Receivable or indebtedness that is not a Pool Receivable are set forth in this Section 4.2 in their entirety. Upon delivery by such Servicer of all collections and records relating to any Excluded Receivable or indebtedness that is not a Pool Receivable to the Originator, such Servicer shall have discharged in full all of its responsibilities to make any such delivery.

(d)       The Servicer’s obligations hereunder shall terminate on the Final Payout Date (or, if earlier, the date on which a successor Servicer is designated by the Administrative Agent or the effectiveness of a Servicer resignation pursuant to Section 4.1(a)).

After such termination the Servicer shall promptly deliver to the Seller all books, records and related materials that the Seller previously provided to the Servicer in connection with this Agreement.

Section 4.3. Blocked Account Arrangements. Prior to the initial Purchase hereunder, in accordance with Section 1 of Exhibit II, the Originator and the Seller shall have entered into Blocked Account Agreements, with each Blocked Account Bank, and delivered original counterparts of each such agreement to the Administrative Agent. Solely during the existence of a Termination Event or Unmatured Termination Event, or if at any time the Debt Ratings of Ingram are less than “BB” by S&P or “Ba2” by Moody’s, the Administrative Agent may, or at the direction of the Required Purchasers shall, at any time give notice to each Blocked Account Bank that the Administrative Agent is exercising its rights under the Blocked Account Agreements to do any or all of the following: (i) to have the exclusive control of the Blocked Accounts transferred to the Administrative Agent (on behalf of itself, the Purchaser Agents and the Purchasers) and to exercise exclusive control over the funds deposited therein, (ii) to have the proceeds (including Collections) of Pool Assets that are sent to the respective Blocked Accounts be redirected pursuant to the Administrative Agent’s instructions rather than deposited in the applicable Blocked Account, and (iii) to take any or all other actions permitted under the applicable Blocked Account Agreement; provided, that the amounts described in clause (ii) above shall continue to be applied in accordance with Section 1.4 (other than as a Reinvestment pursuant to Section 1.4(b)(ii) unless such redirection is solely the result of Ingram’s Debt Ratings being less than “BB” by S&P or “Ba2” by Moody’s). The Seller hereby agrees that if the Administrative Agent, at any time, takes any action set forth in the preceding sentence, the Administrative Agent shall have exclusive control (on behalf of itself, the Purchaser Agents and the Purchasers) of the proceeds (including Collections) of all Pool Receivables and the Seller hereby further agrees to take any other action that the Administrative Agent may reasonably request to transfer such control (for the avoidance of doubt, such actions may not include contacting Obligors or similar actions except as otherwise permitted hereunder during the existence of a Termination Event, including pursuant to Section 4.4 below). Any proceeds of Pool Receivables received by the Seller or the Servicer thereafter shall be sent promptly (but in any event within one (1) Business Day) to the Administrative Agent. The parties hereto hereby acknowledge that if at any time the Administrative Agent takes control of any Blocked Account, the Administrative Agent shall, in the case of collections other than of a Pool Receivable, distribute or cause to be distributed such funds in accordance with Section 4.2(b) (including the proviso thereto) and Article I (in each case as if such funds were held by the Servicer thereunder). Upon termination of this Agreement in accordance with Section 6.9, the Administrative Agent shall take such actions as are reasonably requested by the Seller to terminate and release all of its right, title and interest in and control of the Blocked Accounts.

Section 4.4. Enforcement Rights. x) At any time during the existence of a Termination Event:

(i)       the Administrative Agent may, or at the direction of the Required Purchasers shall, instruct the Seller or the Servicer to give notice of the Purchaser Groups’ interest in Pool Receivables to each Obligor, which notice shall direct that payment of all amounts payable under such Pool Receivables be made directly to the Administrative Agent or its designee (on behalf of such Purchaser Groups), and upon such instruction from the Administrative Agent, the Seller or the Servicer, as the case may be, shall give such notice at the expense of the Seller; provided, that if the Seller or the Servicer, as the case may be, fails to so notify and direct each Obligor, the Administrative Agent (at the Seller’s expense) may so notify and direct the Obligors; and

(ii)       the Administrative Agent may request the Seller and the Servicer to, and upon such request the Seller and the Servicer shall (A) assemble all of the records reasonably necessary or desirable to collect the Pool Receivables and the Related Security, and make the same available to the Administrative Agent or its designee (on behalf of itself, the Purchaser Agents and the Purchasers) at a place selected by the Administrative Agent, (B) obtain consent to assign the license for the use of, to the new Servicer, all software reasonably necessary to collect the Pool Receivables and the Related Security, and deliver such software to the Administrative Agent or its designee (on behalf of itself, the Purchaser Agents and the Purchasers) and (C) segregate all cash, checks and other instruments received by it from time to time constituting Collections with respect to the Pool Receivables in a manner acceptable to the Administrative Agent and, promptly upon receipt, remit all such cash, checks and instruments duly endorsed or with duly executed instruments of transfer, to the Administrative Agent or its designee.

(b)       Each of the Seller and the Servicer hereby authorizes the Administrative Agent (on behalf of each Purchaser Group), and irrevocably appoints the Administrative Agent as its attorney-in-fact with full power of substitution and with full authority in the place and stead of the Seller and the Servicer, which appointment is coupled with an interest and which may be exercised by the Administrative Agent only during the existence of a Termination Event, to take any and all steps in the name of the Seller and the Servicer and on behalf of the Seller and the Servicer necessary or desirable, in the determination of the Administrative Agent, to collect any and all amounts or portions thereof due under any and all Pool Assets, Pool Receivables or Related Security, including, endorsing the name of the Seller or the Servicer on checks and other instruments representing Collections and enforcing such Pool Assets, Pool Receivables, Related Security and the related Contracts. Notwithstanding anything to the contrary contained in this clause (b), none of the powers conferred upon such attorney-in-fact pursuant to the immediately preceding sentence shall subject such attorney-in-fact to any liability if any action taken by it shall prove to be inadequate or invalid, nor shall they confer any obligations upon such attorney-in-fact in any manner whatsoever, except to the extent finally determined by a court of competent jurisdiction to have arisen from its own gross negligence or willful misconduct.

Section 4.5. Responsibilities of the Originator; Assignment of Rights Under Receivables Sale Agreement. (a) Anything herein to the contrary notwithstanding, the Seller shall cause the Originator (pursuant to the Receivables Sale Agreement) to (i) perform all of its obligations, if any, under the Contracts related to the Pool Receivables to the same extent as if interests in such Pool Receivables had not been transferred to the Seller or the Administrative Agent on behalf of the Purchasers, and the exercise by the Administrative Agent, the Purchaser Agents or the Purchasers of their respective rights hereunder shall not relieve the Originator from such obligations, and (ii) pay when due any taxes, including, any sales taxes payable in connection with the Pool Receivables and their creation and satisfaction of the Pool Receivables without duplication of any such amounts paid pursuant to Section 1.9. None of the Administrative Agent, the Purchaser Agents, or any of the Purchasers shall have any obligation or liability with respect to any Pool Assets or any related Contract, nor shall any of them be obligated to perform any of the obligations of the Seller or the Originator under any of the foregoing.

(b)       The Seller shall cause the Originator (pursuant to the Receivables Sale Agreement) to hold in trust and promptly turn over to the Servicer (if the Servicer is not Ingram) any Collections received by the Originator on the Seller’s behalf.

(c)       The Seller hereby assigns to the Purchasers, consistent with the Receivables Sale Agreement, all rights of the Seller against the Originator under the Receivables Sale Agreement and hereby agrees that (i) the Administrative Agent and the Purchasers shall be third-party beneficiaries of the Seller’s rights under the Receivables Sale Agreement, (ii) the Seller will enforce its rights under the Receivables Sale Agreement at the direction, and not without the consent, of the Administrative Agent and the Majority Purchasers and (iii) the Administrative Agent shall be entitled to enforce such rights against the Originator as if the Administrative Agent had been party to the Receivables Sale Agreement.

(d)       Ingram hereby irrevocably agrees that if at any time it shall cease to be the Servicer hereunder, it shall act (if the then current Servicer so requests) as the data-processing agent of the Servicer and, in such capacity, Ingram shall conduct the data-processing functions of the administration of the Pool Receivables and the Collections thereon in substantially the same way that Ingram conducted such data-processing functions while it acted as the Servicer.

(e)       The Seller hereby agrees that during the period that this Agreement is in effect, the prior consent of the Administrative Agent shall be required in order for the Seller to grant any consent, authorization or approval under the Receivables Sale Agreement.

Section 4.6. Servicing Fee. (a) The Servicer shall be paid monthly in arrears on each Settlement Date a monthly fee equal to the product of (i) the Servicing Fee Rate, (ii) the average outstanding Pool Receivables for the applicable month ending most recently prior to such Settlement Date, (iii) the number of days in immediately preceding Settlement Period and (iv) 1/365. The Servicing Fee shall be paid through the distributions contemplated by Section 1.4(d) or as otherwise contemplated by Section 1.4(c).

(b)       If the Servicer ceases to be Ingram or an Affiliate thereof, the servicing fee shall be the greater of: (i) the amount calculated pursuant to clause (a), and (ii) an alternative amount determined upon the agreement of the successor Servicer and the Administrative Agent.

ARTICLE V

THE AGENTS

Section 5.1. Appointment and Authorization. (a) Each Purchaser and Purchaser Agent hereby irrevocably designates and appoints The Bank of Nova Scotia, as the “Administrative Agent” hereunder and authorizes the Administrative Agent to take such actions and to exercise such powers as are delegated to the Administrative Agent hereby and to exercise such other powers as are reasonably incidental thereto. The Administrative Agent shall hold, in its name, for the benefit of each Purchaser, ratably, the Receivables Interest. The Administrative Agent shall not have any duties other than those expressly set forth herein or any fiduciary relationship with any Purchaser or Purchaser Agent, and no implied obligations or liabilities shall be read into this Agreement, or otherwise exist, against the Administrative Agent. The Administrative Agent does not assume, nor shall it be deemed to have assumed, any obligation to, or relationship of trust or agency with, the Seller or the Servicer. Notwithstanding any provision of this Agreement or any other Transaction Document to the contrary, in no event shall the Administrative Agent ever be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to the provision of any Transaction Document or applicable Law.

(b)       Each Purchaser hereby irrevocably designates and appoints the respective institution identified as the Purchaser Agent for such Purchaser’s Purchaser Group on the signature pages hereto or in the Assumption Agreement or Transfer Supplement pursuant to which such Purchaser becomes a party hereto, and each authorizes such Purchaser Agent to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to such Purchaser Agent by the terms of this Agreement, if any, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Purchaser Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Purchaser or other Purchaser Agent or the Administrative Agent, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of such

Purchaser Agent shall be read into this Agreement or otherwise exist against such Purchaser Agent.

(c)       Except as otherwise specifically provided in this Agreement (and except for the consent rights specified in Section 5.9), the provisions of this Article V are solely for the benefit of the Purchaser Agents, the Administrative Agent and the Purchasers, and neither the Seller nor Servicer shall have any rights as a third-party beneficiary or otherwise under any of the provisions of this Article V, except that this Article V shall not affect any obligations, if any, which any Purchaser Agent, the Administrative Agent or any Purchaser may have to the Seller or the Servicer under the other provisions of this Agreement. Furthermore, no Purchaser shall have any rights as a third-party beneficiary or otherwise under any of the provisions hereof in respect of a Purchaser Agent which is not the Purchaser Agent for such Purchaser.

(d)       In performing its functions and duties hereunder, the Administrative Agent shall act solely as the agent of the Purchasers and the Purchaser Agents and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Seller or the Servicer or any of their successors and assigns. In performing its functions and duties hereunder, each Purchaser Agent shall act solely as the agent of its respective Purchaser and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Seller, the Servicer, any other Purchaser, any other Purchaser Agent or the Administrative Agent, or any of their respective successors and assigns.

Section 5.2. Delegation of Duties. The Administrative Agent may execute any of its duties through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 5.3. Exculpatory Provisions. None of the Purchaser Agents, the Administrative Agent or any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted (i) with the consent or at the direction of the Majority Purchasers or Required Purchasers, as applicable (or in the case of any Purchaser Agent, the Purchasers within its Purchaser Group that have a majority of the aggregate Maximum Purchase Amount of such Purchaser Group), or (ii) in the absence of such Person’s gross negligence or willful misconduct. The Administrative Agent shall not be responsible to any Purchaser, Purchaser Agent or other Person for (i) any recitals, representations, warranties or other statements made by the Seller, the Servicer, the Originator or any of their Affiliates, (ii) the value, validity, effectiveness, genuineness, enforceability or sufficiency of any Transaction Document, (iii) any failure of the Seller, the Servicer, the Originator or any of their Affiliates to perform any obligation hereunder or under the other Transaction Documents to which it is a party (or under any Contract), or (iv) the satisfaction of any condition specified in Exhibit II. The Administrative Agent shall not have any obligation to any Purchaser or Purchaser Agent to ascertain or inquire about the observance or performance of any agreement contained in any Transaction Document or to inspect the properties, books or records of the Seller, the Servicer, the Originator or any of their respective Affiliates.

Section 5.4. Reliance by Agents. (a) Each Purchaser Agent and the Administrative Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or other writing or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person and upon advice and statements of legal counsel (including counsel to the Seller), independent accountants and other experts selected by the Administrative Agent. Each Purchaser Agent and the Administrative Agent shall in all cases be fully justified in failing or refusing to take any action under any Transaction Document unless it shall first receive such advice or concurrence of the Majority Purchasers (or in the case of any Purchaser Agent, the Purchasers within its Purchaser Group that have a majority of the aggregate Maximum Purchase Amount of such Purchaser Group), and assurance of its indemnification, as it deems appropriate.

(b)       The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Majority Purchasers, the Required Purchasers or all the Purchaser Agents, as applicable, and such request and any action taken or failure to act pursuant thereto shall be binding upon all Purchasers, the Administrative Agent and Purchaser Agents.

(c)       The Purchasers within each Purchaser Group with a majority of the Maximum Purchase Amount of such Purchaser Group shall be entitled to request or direct the related Purchaser Agent to take action, or refrain from taking action, under this Agreement on behalf of such Purchasers. Such Purchaser Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of such majority Purchasers, and such request and any action taken or failure to act pursuant thereto shall be binding upon all of such Purchasers within such Purchaser Agent’s Purchaser Group.

(d)       Unless otherwise advised in writing by a Purchaser Agent or by any Purchaser on whose behalf such Purchaser Agent is purportedly acting, each party to this Agreement may assume that (i) such Purchaser Agent is acting for the benefit of each of the Purchasers in respect of which such Purchaser Agent is identified as being the “Purchaser Agent” in the definition of “Purchaser Agent” hereto, as well as for the benefit of each assignee or other transferee from any such Person, and (ii) each action taken by such Purchaser Agent has been duly authorized and approved by all necessary action on the part of the Purchasers on whose behalf it is purportedly acting. Each Purchaser Agent and its Purchaser(s) shall agree amongst themselves as to the circumstances and procedures for removal, resignation and replacement of such Purchaser Agent.

Section 5.5. Notice of Termination Events. Neither any Purchaser Agent nor the Administrative Agent shall be deemed to have knowledge or notice of the existence of any Termination Event or Unmatured Termination Event unless such Administrative Agent has received notice from any Purchaser, Purchaser Agent, the Servicer or the Seller stating that a Termination Event or an Unmatured Termination Event has occurred hereunder and describing such Termination Event or Unmatured Termination Event. In the event that the Administrative Agent receives such a notice, it shall promptly give notice thereof to each Purchaser Agent whereupon each such Purchaser Agent shall promptly give notice thereof to its related Purchasers. In the event that a Purchaser Agent receives such a notice (other than from the Administrative Agent), it shall promptly give notice thereof to the Administrative Agent. The Administrative Agent shall take such action concerning a Termination Event or an Unmatured Termination Event as may be directed by the Required Purchasers (unless such action otherwise requires the consent of all Purchasers), but until the Administrative Agent receives such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, as the Administrative Agent deems advisable and in the best interests of the Purchasers and the Purchaser Agents.

Section 5.6. Non-Reliance on Administrative Agent, Purchaser Agents and Other Purchasers. Each Purchaser expressly acknowledges that none of the Administrative Agent, the Purchaser Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent, or any Purchaser Agent hereafter taken, including any review of the affairs of the Seller, Ingram, the Servicer or the Originator, shall be deemed to constitute any representation or warranty by the Administrative Agent or such Purchaser Agent, as applicable. Each Purchaser represents and warrants to the Administrative Agent and the Purchaser Agents that, independently and without reliance upon the Administrative Agent, Purchaser Agents or any other Purchaser and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Seller, Ingram, the Servicer or the Originator, and the Receivables and its own decision to enter into this Agreement and to take, or omit, action under any Transaction Document. Except for items specifically required to be delivered hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Purchaser Agent with any information concerning the Seller, Ingram, the Servicer or the Originator or any of their Affiliates that comes into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

Section 5.7. Administrative Agent and Affiliates. Each of the Purchasers, each of the Purchaser Agents and the Administrative Agent and any of their respective Affiliates may extend credit to, accept deposits from and generally engage in any kind of banking, trust, debt, entity or other business with the Seller, Ingram, the Servicer or the Originator or any of their Affiliates. With respect to the acquisition of the Receivables Interest pursuant to this Agreement, each of the Purchaser Agents and the Administrative Agent shall have the same rights and powers under this Agreement as any Purchaser and may exercise the same as though it were not such an agent, and the terms “Purchaser” and “Purchasers” shall include, to the extent applicable, each of the Purchaser Agents and the Administrative Agent in their individual capacities.

Section 5.8. Indemnification. Each Alternate Purchaser shall indemnify and hold harmless the Administrative Agent (but solely in its capacity as Administrative Agent) and its officers, directors, employees, representatives and agents (to the extent not reimbursed by the Seller, the Servicer or the Originator and without limiting the obligation of the Seller, the Servicer, or the Originator to do so), ratably (based on its Maximum Purchase Amount) from and against any and all liabilities, obligations, losses, damages, penalties, judgments, settlements, costs, expenses and disbursements of any kind whatsoever (including in connection with any investigative or threatened proceeding, whether or not the Administrative Agent or such Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Administrative Agent or such Person as a result of, or related to, any of the transactions contemplated by the Transaction Documents or the execution, delivery or performance of the Transaction Documents or any other document furnished in connection therewith (but excluding any such liabilities, obligations, losses, damages, penalties, judgments, settlements, costs, expenses or disbursements resulting solely from the gross negligence or willful misconduct of the Administrative Agent or such Person as finally determined by a court of competent jurisdiction).

Section 5.9. Successor Administrative Agent. The Administrative Agent may, upon at least ten (10) days’ notice to the Seller, each Purchaser and Purchaser Agent, resign as Administrative Agent. Such resignation shall not become effective until a successor Administrative Agent is appointed by the remaining Purchasers, and, if no Termination Event then exists, with the consent of the Seller (such consent not to be unreasonably withheld or delayed) if such appointment is to a Person other than an existing Purchaser or Purchaser Agent, and has accepted such appointment. Upon such acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall succeed to and become vested with all the rights and duties of the resigning Administrative Agent, and the resigning Administrative Agent shall be discharged from its duties and obligations under the Transaction Documents, if any. After any resigning Administrative Agent’s resignation hereunder, the provisions of Sections 3.1 and 3.2 and this Article V shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent.

ARTICLE VI

MISCELLANEOUS

Section 6.1. Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Transaction Document, or consent to any departure by the Seller or the Servicer therefrom, shall be effective unless in a writing signed by the Administrative Agent and the Majority Purchasers and, in the case of any amendment, by the other parties thereto and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such material amendment or waiver shall be effective until the Rating Agency Condition shall have been satisfied with respect thereto; provided, further, that no such amendment or waiver shall, unless signed by each Purchaser directly affected thereby, (i) increase the Maximum Purchaser Amount of an Alternate Purchaser, (ii) reduce the Capital or rate of Yield to accrue thereon or any Fees or other amounts payable hereunder, (iii) postpone any date fixed for the payment of any scheduled distribution in respect of the Capital or Yield with respect thereto or any Fees or other amounts payable hereunder, (iv) change the definitions of “Required Purchasers” or “Majority Purchasers”, (v) change the number of Purchasers or Alternate Purchasers which shall be required to take any action under this Section 6.1 or any other provision of this Agreement, (vi) release all or substantially all of the property with respect to which a security or ownership interest therein has been granted hereunder to the Administrative Agent or the Purchasers, (vii) extend or permit the extension of the Termination Date (it being understood that a waiver of a Termination Event shall not constitute an extension of the Termination Date) or (viii) change the definition of “Eligible Receivable”, “Aggregate Capital”, “Net Receivables Balance” or “Required Reserve" or amend or modify any defined term (or any defined term used directly or indirectly in such defined term) used in such definitions in a manner that would change the computation of the Receivables Interest; and provided, finally, that immaterial amendments to the amount payable by or services provided to the Seller under the Wilmington Trust Service Agreement may be made without the consent of the Administrative Agent or any Purchaser, but with notice to the Administrative Agent. No failure on the part of the Purchasers, the Purchaser Agents or the Administrative Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

Section 6.2. Notices, Etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (which shall include facsimile communication) and sent or delivered, to each party hereto, at its address set forth under its name on the signature pages hereof or at such other address as shall be designated by such party in a written notice to the other parties hereto. Notices and communications by facsimile shall be effective when received (and shall be followed by hard copy sent by first class mail), and notices and communications sent by other means shall be effective when received.

Section 6.3. Successors and Assigns; Participations; Assignments.

(a)       Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Except as otherwise provided in Section 4.1(d), neither the Seller nor the Servicer may assign or transfer any of its rights or delegate any of its duties hereunder or under any Transaction Document without the prior written consent of the Administrative Agent and each Purchaser Agent.

(b)       Participations. Except as otherwise specifically provided herein, any Purchaser may sell to one or more Persons (each a “Participant”) participating interests in the interests of such Purchaser hereunder; provided that (i) the Purchaser shall have given prior written notice of such Participant to the Seller and the Servicer and (ii) such Participant is not a competitor of Ingram listed on Schedule IX. Such Purchaser shall remain solely responsible for performing its obligations hereunder, and the Seller, each Purchaser Agent and the Administrative Agent shall continue to deal solely and directly with such Purchaser in connection with such Purchaser’s rights and obligations hereunder. A Purchaser shall not agree with a Participant to restrict such Purchaser’s right to agree to any amendment or consent hereto, except those that require the consent of all Purchasers. Each Purchaser that sells a participating interest in the interests of such Purchaser hereunder to a Participant shall, as agent of the Seller solely for the purpose of this Section 6.3(b), record in book entries maintained by such Purchaser the name and the amount of the participating interest of each Participant entitled to receive payments in respect of such participating interests.

(c)       Assignments by Certain Alternate Purchasers. Any Alternate Purchaser may assign to one or more Persons (each a “Purchasing Alternate Purchaser”), acceptable to the related Purchaser Agent in its sole discretion, and, if no Termination Event then exists, with the consent of the Seller (such consent not to be unreasonably withheld or delayed), any portion of its Maximum Purchase Amount pursuant to a supplement hereto, substantially in the form of Annex J with any changes as have been approved by the parties thereto (each, a “Transfer Supplement”), executed by each such Purchasing Alternate Purchaser, such selling Alternate Purchaser, such related Purchaser Agent and the Administrative Agent and, if applicable, Seller. Upon (i) the execution of the Transfer Supplement, (ii) delivery of an executed copy thereof to the Seller, such Purchaser Agent and the Administrative Agent and (iii) payment by the Purchasing Alternate Purchaser to the selling Alternate Purchaser of the agreed purchase price, if any, such selling Alternate Purchaser shall be released from its obligations hereunder to the extent of such assignment and such Purchasing Alternate Purchaser shall for all purposes be an Alternate Purchaser party hereto and shall have all the rights and obligations of an Alternate Purchaser hereunder to the same extent as if it were an original party hereto. The amount of the Maximum Purchase Amount of the selling Alternate Purchaser allocable to such Purchasing Alternate Purchaser shall be equal to the amount of the Maximum Purchase Amount of the selling Alternate Purchaser transferred regardless of the purchase price, if any, paid therefor. The Transfer Supplement shall be an amendment hereof only to the extent necessary to reflect the addition of such Purchasing Alternate Purchaser as an “Alternate Purchaser” and any resulting adjustment of the selling Alternate Purchaser’s Maximum Purchase Amount.

(d)       Assignments to Alternate Purchasers and other Program Support Providers. Any Conduit Purchaser may at any time assign any portion of the Receivables Interest or grant participating interests in its portion of the Receivables Interest to one or more of its related Alternate Purchasers or other Program Support Providers (subject to the consent of the Seller if the short term unsecured debt of such Alternate Purchaser or Program Support Provider at the time of such assignment is not rated at least “A-1” by S&P or “P-1” by Moody’s or if such assignment would increase the amount of withholding tax payable by the Seller). In the event of any such assignment or grant by such Conduit Purchaser to a related Alternate Purchaser or other Program Support Provider, such assigning or granting Conduit Purchaser shall be released from its obligations hereunder to the extent of such assignment and such Alternate Purchaser or Program Support Provider shall for all purposes have all the rights and obligations of such assigning or granting Conduit Purchaser hereunder to the same extent as if it were the original Conduit Purchaser. The Seller agrees that each related Alternate Purchaser and Program Support Provider of any Conduit Purchaser hereunder shall be entitled to the benefits of Section 1.7 and Section 1.8.

(e)       [Reserved]

(f)       Enforcement through Agents. Without limiting any other rights that may be available under applicable Law, the rights of the Purchasers may be enforced through it or by its agents, including the related Purchaser Agent and the Administrative Agent.

(g)       Other Assignment by Conduit Purchasers. Each party hereto agrees and consents (i) to any Conduit Purchaser’s assignment, participation, grant of security interests in or other transfers of any portion of, or any of its beneficial interest in, the Receivables Interest (or portion thereof), including to any collateral agent in connection with its commercial paper program and (ii) to the complete assignment by any Conduit Purchaser of all of its rights and obligations hereunder to any other Person, and upon such assignment such Conduit Purchaser shall be released from all obligations and duties, if any, hereunder; provided, however, that such Conduit Purchaser may not, without the prior consent of its related Alternate Purchasers, make any such transfer of its rights hereunder unless the assignee (i) is principally engaged in the purchase of assets similar to the assets being purchased hereunder, (ii) has as its Purchaser Agent the Purchaser Agent of the assigning Conduit Purchaser and (iii) issues commercial paper or other notes with credit ratings substantially comparable to the ratings of the assigning Conduit Purchaser; provided, further, that such Conduit Purchaser may not, if no Termination Event exists, make any such assignment without the consent of the Seller if such assignment is to an assignee other than (i) an assignee administered by a Purchaser Agent which issues commercial paper or other notes with credit ratings the same as or higher than the ratings of the assigning Conduit Purchaser (so long as such assignment does not increase the amount of withholding tax payable by the Seller) or (ii) any other Conduit Purchaser party to this Agreement. Any assigning Conduit Purchaser shall deliver to any assignee a Transfer Supplement with any changes as have been approved by the parties thereto, duly executed by such Conduit Purchaser, assigning any portion of its interest in the Receivables Interest to its assignee. Such assigning Conduit Purchaser shall promptly (i) notify each of the other parties hereto of such assignment and (ii) take all further action that the assignee reasonably requests in order to evidence the assignee’s right, title and interest in such interest in the Receivables Interest and to enable the assignee to exercise or enforce any rights of such Conduit Purchaser hereunder. Upon the assignment of any portion of its interest in the Receivables Interest, the assignee shall have all of the rights hereunder with respect to such interest.

(h)       Federal Reserve Assignments. Any Purchaser Group may at any time assign all or any portion of its rights under this Agreement to any Federal Reserve Bank, as collateral to secure any obligation of such Purchaser Group to such Federal Reserve Bank. Such assignment may be made at any time without notice or other obligation with respect to the assignment.

(i)       Opinions of Counsel. If required by the Administrative Agent or the applicable Purchaser Agent or to maintain the ratings of the Notes of any Conduit Purchaser, each Transfer Supplement must be accompanied by an opinion of counsel of the assignee as to such matters as the Administrative Agent or such Purchaser Agent may reasonably request.

(j)       The Register.  The Administrative Agent shall maintain, in its name at its office, a copy of each Transfer Supplement delivered to and accepted by it and a register (the “Register”) for the recordation of the names and addresses of the Purchasers and the Maximum Purchase Amount of, and the Capital of, each Purchaser from time to time, which Register shall be available for inspection by the Seller or any Purchaser (but, in the case of any Purchaser, only with respect to the entries in the Register applicable to such Purchaser and the names of any other Purchasers) at any reasonable time upon reasonable prior notice.  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error (which manifest error shall include, for the avoidance of doubt, any error that is obvious from the face of a calculation and any clearly demonstrable error in failing to update the Register with an increase in the Capital of a Purchaser attributable to additional Purchases hereunder), and the parties hereto shall treat each Person whose name is recorded in the Register as a Purchaser hereunder for all purposes of this Agreement.  No Transfer Supplement shall be effective until it is entered in the Register.

Section 6.4. Costs, Expenses and Taxes. In addition to the rights of indemnification granted under Section 3.1, Seller shall pay to the Administrative Agent, each Purchaser, each Purchaser Agent and any Program Support Provider, on demand all reasonable and documented out-of-pocket costs and expenses in connection with the preparation, execution, delivery of this Agreement and the other Transaction Documents. In addition to the rights of indemnification granted under Section 3.1, the Seller shall pay to the Administrative Agent, each Purchaser, each Purchaser Agent and any Program Support Provider, on demand all reasonable and documented out-of-pocket costs and expenses in connection with (i) the administration (including amendments or waivers of any provision) of this Agreement or the other Transaction Documents, (ii) the sale of the Receivables Interest (or any portion thereof), by the Seller to the Administrative Agent on behalf of such parties, (iii) the perfection (and continuation) of the Administrative Agent’s rights in the Pool Receivables, Collections and other Pool Assets, and (iv) the enforcement by the Administrative Agent, and each Purchaser Agent on behalf of itself or any member of the Purchaser Group for which such Purchaser Agent acts as the Purchaser Agent, of the obligations of the Seller, the Servicer or the Originator under the Transaction Documents or of any Obligor under a Pool Receivable, including reasonable Attorney Costs for the Administrative Agent, each Purchaser, each Purchaser Agent and any Program Support Provider, relating to any of the foregoing or to advising the Administrative Agent, any Purchaser Agent, any Purchaser and any Program Support Provider about its rights and remedies under any Transaction Document or any related Program Support Agreement and all reasonable costs and expenses (including Attorney Costs) of the Administrative Agent, each Purchaser, each Purchaser Agent and any Program Support Provider in connection with the enforcement or administration of the Transaction Documents or any Program Support Agreement. The Seller and Servicer shall, subject to the provisos set forth in Section 1(h) and Section 2(f) of Exhibit IV, reimburse the Administrative Agent, each Purchaser, each Purchaser Agent and any Program Support Provider, for the cost of such Person’s auditors (which may be employees of such Person) auditing the books, records and procedures of the Seller or the Servicer. The Seller shall reimburse each Conduit Purchaser for all reasonable and documented costs and expenses (other than taxes) incurred by such Conduit Purchaser in connection with the Transaction Documents or the transactions contemplated thereby, including costs related to the Rating Agencies and Attorney Costs of the Administrative Agent and each Purchaser Agent on behalf of itself and each member of the Purchaser Group for which such Purchaser Agent acts as the Purchaser Agent. The Administrative Agent, each Purchaser Agent, and each Purchaser agree, however, that unless a Termination Event or Unmatured Termination Event exists all of such entities will be represented by a single law firm. Any amounts payable under this Section 6.4 shall be paid by the Seller to the applicable Person within five (5) Business Days following written demand therefor, setting forth, in reasonable detail, the calculation of such amount and the basis of such demand.

Section 6.5. No Proceedings; Limitation on Payments. (a) Each of the parties hereto agrees, for the benefit of the holders of the privately or publicly placed indebtedness for borrowed money of (i) any Conduit Purchaser (other than the Regency Conduit Purchaser), not, prior to the date that is one (1) year and one (1) day after the payment in full of all privately or publicly placed indebtedness for borrowed money of any such Conduit Purchaser outstanding, to acquiesce, petition or otherwise, directly or indirectly, invoke, or cause any Conduit Purchaser to invoke an Insolvency Proceeding by or against any such Conduit Purchaser and (ii) the Regency Conduit Purchaser, not, prior to the date which is two (2) years and one (1) day after the payment in full of all privately or publicly placed indebtedness for borrowed money of the Regency Conduit Purchaser outstanding, to (x) acquiesce, petition or otherwise, directly or indirectly, invoke, or cause any Conduit Purchaser to invoke an Insolvency Proceeding by or against the Regency Conduit Purchaser or (y) have any right to take any steps for the purpose of obtaining payments of any amounts payable to it under this Agreement by the Regency Conduit Purchaser. The provisions of this clause (a) shall survive the termination of this Agreement.

(b)       Notwithstanding any provisions contained in this Agreement to the contrary, no Conduit Purchaser shall or shall be obligated to, pay any amount, if any, payable by it pursuant to this Agreement or any other Transaction Document unless (i) such Conduit Purchaser has received funds which may be used to make such payment and which funds are not required to repay its Notes when due and (ii) after giving effect to such payment, either (x) such Conduit Purchaser could issue Notes to refinance all outstanding Notes and Discretionary Advances (assuming such outstanding Notes and Discretionary Advances matured at such time) in accordance with the program documents governing such Conduit Purchaser’s securitization program or (y) all Notes and Discretionary Advances are paid in full. Any amount which such Conduit Purchaser does not pay pursuant to the operation of the preceding sentence shall not constitute a claim under § 101 of the Bankruptcy Code or under any similar laws in other jurisdictions against or obligation of such Conduit Purchaser for any such insufficiency unless and until such Conduit Purchaser satisfies the provisions of clauses (i) and (ii) above. The provisions of this clause (b) shall survive any termination of this Agreement.

Section 6.6. Confidentiality. (a) Each of the Seller and Servicer agrees to maintain the confidentiality of this Agreement and the other Transaction Documents (and all drafts thereof) (other than the Ancillary Documents) in communications with third parties and otherwise; provided that this Agreement may be disclosed (i) to third parties to the extent such disclosure is made pursuant to a written agreement of confidentiality in form and substance reasonably satisfactory to the Administrative Agent, (ii) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding (provided that to the extent permitted by applicable Law, notice of the same shall be provided to the Administrative Agent and the Administrative Agent shall have an opportunity to challenge such disclosure), (iii) upon the request or demand of any regulatory authority having jurisdiction over the Seller or Servicer or as otherwise required by applicable Law (including disclosure reasonably determined by the Seller or the Servicer to be necessary or desirable to comply with federal or state securities laws), (iv) to the extent that such information becomes publicly available other than by reason of disclosure by the Seller or Servicer in breach of this Section 6.6(a) or (v) to directors, officers, employees, legal counsel, independent auditors, Affiliates, Rating Agencies and other experts or agents of the Seller or Servicer who need to know such information, provided that the Seller or Servicer, as applicable, shall be responsible for assuring that each such Person maintains the confidentiality of such nonpublic information in accordance with the terms of this Section 6.6.

(b)       Each of the Administrative Agent, the Purchaser Agents and the Purchasers agrees to maintain the confidentiality of any information regarding the Seller, the Originator or the Pool Receivables obtained in accordance with the terms of this Agreement but the Administrative Agent and each Purchaser Agent may reveal such information (i) to Rating Agencies (or posted on a website solely available to NRSROs as contemplated by SEC rules), loss notes investors in Purchasers, purchasers or prospective purchasers of the securities issued in connection with, or to lenders or prospective lenders or other investors (including the Purchasers or any prospective Purchasers) providing financing for, the transactions pursuant to the Transaction Documents, provided that each such Person maintains the confidentiality of such nonpublic information, (ii) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding (provided that to the extent permitted by applicable Law notice of the same shall be provided to the Seller and the Servicer and the Seller or the Servicer shall have an opportunity to challenge such disclosure), (iii) upon the request or demand of any regulatory authority having jurisdiction over the Administrative Agent, a Purchaser Agent or a Purchaser or any of their Affiliates or as otherwise required by applicable Law, (iv) to the extent that such information becomes publicly available other than by reason of disclosure by the Administrative Agent, the Purchaser Agents or the Purchasers in breach of this Section 6.6(b) or (v) to employees, legal counsel, independent auditors, Affiliates and other experts or agents of the Administrative Agent, the Purchaser Agents and the Purchasers, as applicable, shall be responsible for assuring that each such Person maintains the confidentiality of such nonpublic information in accordance with the terms of this Section 6.6.

(c)       Notwithstanding any provisions herein or in any other Transaction Document, to the extent not inconsistent with applicable securities Law, each of the parties hereto (and each party’s employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure (as such terms are defined in Section 1.6011-4 of the Treasury Regulations) contemplated by the Transaction Documents and all materials of any kind (including opinions or other tax analyses) that are provided to such parties relating to such tax treatment and tax structure.

Section 6.7. GOVERNING LAW AND JURISDICTION. (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)       ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HERETO CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY LAW, ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, THAT IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. EACH OF THE PARTIES HERETO WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH SERVICE MAY BE MADE BY ANY OTHER MEANS PERMITTED BY NEW YORK LAW.

Section 6.8. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

Section 6.9. Termination; Survival of Termination. This Agreement shall terminate on the Final Payout Date. The provisions of Sections 1.7, 1.8, 1.9, 3.1, 3.2, 6.4, 6.5, 6.6, 6.7, 6.10, 6.15 and 6.16 shall survive any termination of this Agreement.

Section 6.10. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. EACH OF THE PARTIES HERETO AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, EACH OF THE PARTIES HERETO FURTHER AGREES THAT ITS RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

Section 6.11. Sharing of Recoveries. Each Purchaser agrees that if it receives any recovery, through set-off, judicial action or otherwise, on any amount payable or recoverable hereunder in a greater proportion than should have been received hereunder or otherwise inconsistent with the provisions hereof, then the recipient of such recovery shall purchase for cash an interest in amounts owing to the other Purchasers (as return of Capital or otherwise), without representation or warranty except for the representation and warranty that such interest is being sold by each such other Purchaser free and clear of any Adverse Claim created or granted by such other Purchaser, in the amount necessary to create proportional participation by the Purchaser in such recovery. If all or any portion of such amount is thereafter recovered from the recipient, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

Section 6.12. Right of Setoff. During the existence of a Termination Event or Unmatured Termination Event, each Purchaser is hereby authorized (in addition to any other rights it may have) to setoff, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness held or owing by such Purchaser (including by any branches or agencies of such Purchaser) to, or for the account of, the Seller against amounts owing by the Seller hereunder (even if contingent or unmatured); provided that such Purchaser (or the related Purchaser Agent) shall notify Seller concurrently with such setoff.

Section 6.13. Entire Agreement. This Agreement and the other Transaction Documents required to be delivered hereunder embody the entire agreement and understanding between the parties hereto, and supersede all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

Section 6.14. Headings. The captions and headings of this Agreement and in any Exhibit, Schedule or Annex are for convenience of reference only and shall not affect the interpretation hereof or thereof.

Section 6.15. Conduit Purchaser’s Liabilities. The obligations of the Conduit Purchasers under this Agreement are solely the corporate obligations of such Conduit Purchaser. No recourse shall be had for any obligation or claim arising out of or based upon this Agreement against any stockholder, employee, officer, member, manager, director, agent or incorporator of any Conduit Purchaser and any and all such personal liability against such Persons for breaches by the related Conduit Purchaser of its obligations, covenants or agreements is hereby expressly waived as a condition of and in consideration for the execution of this Agreement; provided, however, that this Section 6.15 shall not relieve any such Person of any liability it might otherwise have for its own gross negligence, willful misconduct or unlawful conduct. The agreements provided in this Section 6.15 shall survive termination of this Agreement.

Section 6.16. Purchaser Groups’ Liabilities. The obligations of each Purchaser Agent, the Administrative Agent and each Purchaser under the Transaction Documents are solely the corporate obligations of such Person. Except with respect to any claim arising out of the willful misconduct or gross negligence of the Administrative Agent, any Purchaser Agent or any Purchaser, no claim may be made by the Seller or the Servicer or any other Person against the Administrative Agent, any Purchaser Agent or any Purchaser or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any other

Transaction Document, or any act, omission or event occurring in connection therewith; and each of Seller or Servicer hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 6.17. Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Transaction Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Transaction Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by: (a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and (b) the effects of any Bail-In Action on any such liability, including, if applicable: (i) a reduction in full or in part or cancellation of any such liability, (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Transaction Document, or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

INGRAM FUNDING INC.,
as Seller

By:
	Name:	Alain Monie
	Title:	President

c/o Ingram Micro Inc.
3351 Michelson Drive, Suite 100
Irvine, CA 92612-0697
Attention: Corporate Treasurer

With a copy to:
3351 Michelson Drive, Suite 100
Irvine, CA 92612-0697
Attention: General Counsel

INGRAM MICRO INC.,
as Servicer

By:
	Name:	Alain Monie
	Title:	President and Chief Operating Officer

By:
	Name:	William D. Humes
	Title:	Senior Executive Vice President and Chief Financial Officer

3351 Michelson Drive, Suite 100
Irvine, CA 92612-0697
Attention: Corporate Treasurer

With a copy to:
3351 Michelson Drive, Suite 100
Irvine, CA 92612-0697
Attention: General Counsel

THE PURCHASER GROUPS:

THE BANK OF NOVA SCOTIA, as Purchaser Agent for the Liberty Street Purchaser Group

By:
Name:
Title:

250 Vesey Street, 23rd Floor
New York, New York 10281
Attention: Peter Gartland
Telephone No.: (212) 225-5115
Facsimile No.: (212) 225-5274

THE BANK OF NOVA SCOTIA, as related Alternate Purchaser

By:
Name:
Title:

LIBERTY STREET FUNDING LLC,
as Conduit Purchaser

By:
Name:
Title:

c/o Global Securitization Services, LLC
114 West 47th Street, Suite 2310
New York, New York 10036
Attention: Andrew L. Stidd
Telephone No.: (212) 302-5151
Facsimile No.: (212) 302-8767

With a copy to:

The Bank of Nova Scotia
250 Vesey Street, 23rd Floor
New York, New York 10281
Attention: Peter Gartland
Telephone No.: (212) 225-5115
Facsimile No.: (212) 225-5274

THE BANK OF NOVA SCOTIA,
as Administrative Agent

By:
Name:
Title:

The Bank of Nova Scotia
250 Vesey Street, 23rd Floor
New York, New York 10281
Attention: Peter Gartland
Telephone No.: (212) 225-5115
Facsimile No.: (212) 225-5274

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH,
as Purchaser Agent for the Victory Purchaser Group

By:
Name:
Title:

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH,
as Alternate Purchaser

By:
Name:
Title:

VICTORY RECEIVABLES CORPORATION,
as a Conduit Purchaser

By:
Name:
Title:

HSBC SECURITIES (USA), INC.,
as Purchaser Agent for the Regency Purchaser Group

By:
Name:
Title:

HSBC BANK USA, N.A.
as an Alternate Purchaser

By:
Name:
Title:

REGENCY ASSETS LIMITED
as a Conduit Purchaser

By:
Name:
Title:

MIZUHO CORPORATE BANK, LTD.,
as Purchaser Agent for the Working Capital Group

By:
	Name:	Bertram H. Tang
	Title:	Authorized Signatory

MIZUHO CORPORATE BANK, LTD.,
as an Alternate Purchaser

By:
	Name:	Bertram H. Tang
	Title:	Authorized Signatory

WORKING CAPITAL MANAGEMENT CO., LP,
as a Conduit Purchaser

By:
	Name:	Shinichi Nochiide
	Title:	Attorney-in-fact

EXHIBIT I

DEFINITIONS

1.       Defined Terms. As used in the Agreement (including the Exhibits, Schedules and Annexes), the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Administrative Agent” has the meaning set forth in the preamble to this Agreement.

“Administrative Agent Fee” has the meaning set forth in the Fee Letter for the Liberty Street Purchaser Group.

“Adverse Claim” means a lien, security interest or other charge or encumbrance, or any other type of preferential arrangement, it being understood that a lien, security interest or other charge or encumbrance, or any other type of preferential arrangement, in favor of the Administrative Agent (on behalf of itself, the Purchaser Agents and the Purchasers) shall not constitute an Adverse Claim.

“Affected Person” has the meaning set forth in Section 1.7.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person or is a director or officer of such Person; except that in the case of each Conduit Purchaser, “Affiliate” shall mean the holder of its voting securities or membership interest, as the case may be. A Person shall be deemed to be “controlled” by any other Person if such other Person possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person whether by contract or otherwise.

“Aggregate Capital” means, at any time, the aggregate amount of Capital of all Purchasers outstanding at such time.

“Aggregate Yield” at any time, means the sum of the aggregate for each Purchaser of the accrued and unpaid Yield with respect to each such Purchaser’s Capital at such time.

“Agreement” has the meaning set forth in the preamble hereto.

“Agreed Upon Procedures Report” means, the Agreed Upon Procedures Report, which report shall cover the sample testing of procedures, data reports and calculations for two (2) Fiscal Months and be in a form and substance reasonably acceptable to the Administrative Agent (with the consent of the Purchaser Agents).

“Alternate Base Rate” means, with respect to any Purchaser, for any day, a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the higher of:

(a)       the rate of interest in effect for such day as publicly announced by the related Purchaser Agent as its “reference rate.” Such “reference rate” is set by the applicable Purchaser Agent based upon various factors including the applicable Purchaser Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate; and

(b)       0.50% per annum above the latest Federal Funds Rate.

If the calculation of the Alternate Base Rate results in an Alternate Base Rate of less than zero (0), the Alternate Base Rate shall be deemed to be zero (0) for all purposes hereunder.

“Alternate Purchaser” means each Person listed as such for a Conduit Purchaser (or as the sole Purchaser if the related Purchaser Group has no Conduit Purchaser), as set forth on the signature pages of this Agreement or in any Assumption Agreement or Transfer Supplement.

“Alternate Rate” for any Settlement Period for any Capital (or portion thereof) funded by any Purchaser other than through the issuance of Notes, means an interest rate per annum equal to: (I) solely with respect to the Regency Conduit Purchaser and the Regency Alternate Purchaser, either (a) the LMIR rate in effect on each day of such Settlement Period or (b) if any of the circumstances described in Section 1.10 exists, the Alternate Base Rate in effect on each such day of such Settlement Period and (II) for any other Purchaser Group, either (a) the Eurodollar Rate for such Settlement Period or (b) if:

(i)       any of the circumstances described in Section 1.10 exists, or

(ii)       a Settlement Period in which Yield is calculated at the CP Rate is terminated as described in the definition of “Yield”,

then the Alternate Base Rate in effect (x) in the case of clause (i), on each day of such Settlement Period or (y) in the case of clause (ii), following such termination.

“Ancillary Documents” means the Wilmington Trust Service Agreement, the Services and Indemnity Agreement and the Delaware Affiliated Finance Company License.

"Anti-Corruption Laws" means the United States Foreign Corrupt Practices Act of 1977, as amended, and the United Kingdom Bribery Act 2010, as amended.

“Assumption Agreement” means an agreement substantially in the form set forth in Annex I.

“Attorney Costs” means and includes all reasonable fees and disbursements of any law firm or other external counsel.

“Average Payment Term” means, for any Collection Period, the number of days computed as of the last day of such Collection Period, as the weighted average payment term for the Pool Receivables (other than Foreign Obligor Receivables on and after the Foreign Obligor Receivable Inclusion Date but prior to the Foreign Obligor Receivable Eligibility Date) by the Servicer in accordance with its customary practices and included in each Monthly Receivables Report.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.)

“Blocked Account” means a deposit account in the name of the Seller listed on Schedule II and maintained at a bank or other financial institution acting as a Blocked Account Bank pursuant to a Blocked Account Agreement for the purpose of receiving Collections.

“Blocked Account Agreement” means an agreement, in substantially the form of Annex C, between the Originator, the Seller, the Administrative Agent and a Blocked Account Bank governing the terms of the related Blocked Accounts.

“Blocked Account Bank” means, at any time, any of the banks holding a Blocked Account.

“Brazilian/ISS Judgment” means the commercial service tax assessed by the Sao Paulo municipal tax authorities against Ingram Micro Brazil Ltda. in December 2007 in an initial amount of 55.1 million Brazilian real, as such assessment was upheld by the Sao Paulo municipal taxpayer council May 26, 2009.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City, New York or in the State of California are authorized or required by law to remain closed; provided that, when used in connection with the Eurodollar Rate or LMIR, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital” means with respect to any Purchaser, the amount paid to the Seller in respect of the Receivables Interest by such Purchaser pursuant to Section 1.2, as reduced from time to time by Collections distributed and applied on account of such Capital pursuant to Section 1.4(d) and 1.4(f); provided, that if such Capital shall have been reduced by any distribution and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Capital shall be increased by the amount of such rescinded or returned distribution, as though it had not been made.

“Capitalized Lease Liabilities” of any Person means, at any time, any obligation of such Person at such time to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property, which obligation is, or in accordance with GAAP (including Financial Accounting Standard Board (“FASB”) Statement 13) is required to be, classified and accounted for as a capital lease on a balance sheet of such Person at the time incurred; and for purposes of this Agreement the amount of such obligation shall be the capitalized amount thereof determined in accordance with such FASB Statement 13.

“Change in Control” means (a) prior to a Qualified IPO, HNA Group shall cease (i) to directly or indirectly be the largest holder of the capital stock of Ingram having ordinary voting power or (ii) to be able to exercise effective control (as defined in the second sentence of the definition of “Affiliate”) over Ingram; (b) following a Qualified IPO, any Person or two or more Persons (excluding HNA Group) acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (or any successor regulation)) of capital stock of Ingram having more than 30% of the ordinary voting power of all capital stock of Ingram then outstanding unless HNA Group shall directly or indirectly own capital stock of Ingram representing a greater percentage of the ordinary voting power of all capital stock of Ingram stock then outstanding; or (c) following a Qualified IPO, at any time during any period of 25 consecutive calendar months commencing on or after the Effective Date, a majority of Board of Directors of Ingram shall no longer be composed of individuals (i) who were members of such Board of Directors on the first day of such period, (ii) whose election or nomination to such Board of Directors was approved by individuals referred to in clause (c)(i) above constituting at the time of such election or nomination at least a majority of such Board of Directors, or (iii) whose election or nomination to such Board of Directors was approved by individuals referred to in clause (c)(i) or (c)(ii) above constituting at the time of such election or nomination at least a majority of such Board of Directors.

“Closing Date” means April 26, 2010.

"Code" means the U.S. Internal Revenue Code of 1986, as amended and as in effect from time to time, and any rules and regulations promulgated thereunder.

“Collection Period” means a Fiscal Month.

“Collections” means, with respect to any Pool Receivable, (a) all funds which are received by the Originator, the Seller or the Servicer in payment of any amounts owed in respect of such Pool Receivable (including purchase price, finance charges, interest and all other charges), or applied to amounts owed in respect of such Pool Receivable (including insurance payments and net proceeds of the sale or other disposition of repossessed goods or other collateral or property of the related Obligor or any other Person directly or indirectly liable for the payment of such Pool Receivable and available to be applied thereon), (b) all Deemed Collections thereof and (c) all other proceeds of such Pool Receivable.

“Conduit Purchaser” means each special purpose entity that is a party to this Agreement, as a Purchaser, or that becomes a party to this Agreement, as a Purchaser pursuant to an Assumption Agreement, Transfer Supplement or otherwise.

“Consolidated Subsidiary” means any Subsidiary whose financial statements are required in accordance with GAAP to be consolidated with the consolidated financial statements delivered by Ingram from time to time in accordance with Section 2(k) of Exhibit IV.

“Contingent Liability” means any agreement, undertaking or arrangement (including any partnership, joint venture or similar arrangement) by which any Person guarantees, endorses or otherwise becomes or is contingently liable (by direct or indirect agreement, contingent or otherwise) to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or obligation or any other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other person, if the primary purpose or intent thereof by the Person incurring the Contingent Liability is to provide assurance to the obligee of such obligation of another Person that such obligation of such other Person will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof. The amount of any Person’s obligation under any Contingent Liability shall be deemed to be the lower of (a) the outstanding principal or face amount of the debt, obligation or other liability guaranteed thereby and (b) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Contingent Liability, unless such obligation and the maximum amount for which such Person may be liable are not stated or determinable, in which case the amount of such Contingent Liability shall be such Person’s maximum reasonably anticipated liability in respect thereof as determined by Ingram in good faith.

“Contra Account” means the Outstanding Balance of a Pool Receivable that is offset by a corresponding account payable due from the Originator to the related Obligor.

“Contract” means, with respect to any Pool Receivable, any and all contracts, instruments, agreements, leases, invoices, notes or other writings pursuant to which such Pool Receivable arises or that evidence such Pool Receivable or under which an Obligor becomes or is obligated to make payment in respect of such Pool Receivable.

“Contractual Dilution” means any change in the Outstanding Balance of a Receivable resulting from, arising out of or in connection with any volume, early-payment or other special or other discount, rebate or other similar program specified in the applicable Contract.

“CP Rate” means, for any Conduit Purchaser and for any Settlement Period for any Portion of Capital (a) the per annum rate equivalent to the weighted average cost as determined by the applicable Purchaser Agent and which shall include commissions and fees of placement agents and dealers, incremental carrying costs incurred with respect to Notes of such Conduit Purchaser maturing on dates other than those on which corresponding funds are received by such Conduit Purchaser, other borrowings by such Conduit Purchaser (other than under any Program Support Agreement) and any other costs associated with the issuance of Notes) of or related to the issuance of Notes that are allocated, in whole or in part, by the applicable Purchaser Agent to fund or maintain such Portion of Capital (and which may be also allocated in part to the funding of other assets of such Conduit Purchaser); provided, however, that if any component of such rate is a discount rate, in calculating the “CP Rate” for such Portion of

Capital for such Settlement Period, the applicable Purchaser Agent shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum; provided, further, that notwithstanding anything in this Agreement or the other Transaction Documents to the contrary, the Seller agrees that any amounts payable to a Conduit Purchaser in respect of Yield for any Settlement Period with respect to any Portion of Capital funded by such Conduit Purchaser at the CP Rate shall include an amount equal to the portion of the face amount of the outstanding Notes issued to fund or maintain such Portion of Capital that corresponds to the portion of the proceeds of such Notes that was used to pay the interest component of maturing Notes issued to fund or maintain such Portion of Capital, to the extent that such Conduit Purchaser had not received payments of interest in respect of such interest component on or prior to the maturity date of such maturing Notes (for purposes of the foregoing, the “interest component” of Notes equals the excess of the face amount thereof over the net proceeds received by such Conduit Purchaser from the issuance of Notes, except that if such Notes are issued on an interest-bearing basis its “interest component” will equal the amount of interest accruing on such Notes through maturity) or (b) the rate designated as the “CP Rate” for such Conduit Purchaser in an Assumption Agreement or Transfer Supplement pursuant to which such Person becomes a party as a Conduit Purchaser to this Agreement. If the calculation of the CP Rate results in a CP Rate of less than zero (0), the CP Rate shall be deemed to be zero (0) for all purposes hereunder.

“Credit Agreement” means the Credit Agreement, dated as of September 28, 2011 among Ingram, Ingram Micro Coordination Center BVBA, certain financial institutions, Bank of America, N.A., BNP Paribas, The Royal Bank of Scotland plc and Union Bank, N.A., as the co-syndication agents for the lenders, and The Bank of Nova Scotia, as the administrative agent for the lenders.

“Credit and Collection Policy” means those receivables credit and collection policies and practices of the Originator in effect on the date of this Agreement and previously furnished to the Purchaser Agents and the Administrative Agent and described in Schedule I, as modified in compliance with the Receivables Sale Agreement and this Agreement.

“Days Sales Outstanding” means, for any Collection Period, the number of days calculated as of the last day of such Collection Period equal to the product of (a) 30.5 and (b) if the aggregate Outstanding Balance of Pool Receivables (other than Foreign Obligor Receivables on and after the Foreign Obligor Receivable Inclusion Date but prior to the Foreign Obligor Receivable Eligibility Date) originated during such Collection Period is greater than the aggregate Outstanding Balance of Pool Receivables (other than Foreign Obligor Receivables on and after the Foreign Obligor Receivable Inclusion Date but prior to the Foreign Obligor Receivable Eligibility Date) as of the last day of such Collection Period, the amount obtained by dividing (i) the aggregate Outstanding Balance of Pool Receivables (other than Foreign Obligor Receivables on and after the Foreign Obligor Receivable Inclusion Date but prior to the Foreign Obligor Receivable Eligibility Date) as of the last day of such Collection Period by (ii) the aggregate Outstanding Balance of Pool Receivables (other than Foreign Obligor Receivables on and after the Foreign Obligor Receivable Inclusion Date but prior to the Foreign Obligor Receivable Eligibility Date) originated during such Collection Period, otherwise the sum of (i) one (1) plus (ii) the amount obtained by dividing (A)(1) the aggregate Outstanding Balance of Pool Receivables (other than Foreign Obligor Receivables on and after the Foreign Obligor

Receivable Inclusion Date but prior to the Foreign Obligor Receivable Eligibility Date) as of the last day of such Collection Period minus (2) the aggregate Outstanding Balance of Pool Receivables (other than Foreign Obligor Receivables on and after the Foreign Obligor Receivable Inclusion Date but prior to the Foreign Obligor Receivable Eligibility Date) originated during such Collection Period by (B) the aggregate Outstanding Balance of Pool Receivables (other than Foreign Obligor Receivables on and after the Foreign Obligor Receivable Inclusion Date but prior to the Foreign Obligor Receivable Eligibility Date) originated during the immediately preceding Collection Period.

“Debt” of any Person means and includes the sum of the following (without duplication):

(a)       all obligations of such Person for borrowed money, all obligations evidenced by bonds, debentures, notes, investment repurchase agreements or other similar instruments, and all securities issued by such Person providing for mandatory payments of money, whether or not contingent;

(b)       all obligations of such Person pursuant to revolving credit agreements or similar arrangements to the extent then outstanding;

(c)       all obligations of such Person to pay the deferred purchase price of property or services, except (i) trade accounts payable arising in the ordinary course of business, (ii) other accounts payable arising in the ordinary course of business in respect of such obligations the payment of which has been deferred for a period of 270 days or less, (iii) other accounts payable arising in the ordinary course of business none of which shall be, individually, in excess of $200,000 (in the case of Ingram or any Subsidiary of Ingram other than the Seller) or $0 (in the case of the Seller), and (iv) a lessee’s obligations under leases of real or personal property not required to be capitalized under FASB Statement 13;

(d)       all obligations of such Person as lessee under leases which shall have been or should be, in accordance with GAAP, recorded as Capitalized Lease Liabilities or Synthetic Leases;

(e)       all obligations of such Person to purchase securities (or other property) which arise out of or in connection with the sale of the same or substantially similar securities or property excluding any such sales or exchanges for a period of less than forty-five (45) days;

(f)       all obligations, contingent or otherwise, with respect to the stated amount of letters of credit, whether or not drawn, issued for the account of such Person to support the Debt of any Person other than Ingram or a Subsidiary of Ingram, and bankers’ acceptances issued for the account of such Person;

(g)       all Debt of others secured by a lien or encumbrance of any kind on any asset of such Person, whether or not such Debt is assumed by such Person; provided that the amount of any Debt attributed to any Person pursuant to this clause (g) shall be limited, in each case, to the lesser of (i) the fair market value of the assets of such

Person subject to such lien or encumbrance and (ii) the amount of the other Person’s Debt secured by such lien or encumbrance; and

(h)       all guarantees, endorsements and other Contingent Liabilities of such Person in respect of any of the foregoing;

provided that it is understood and agreed that, with respect to Ingram, the following are not “Debt”:

(i)       obligations to pay the deferred purchase price for the acquisition of any business (whether by way of merger, sale of stock or assets or otherwise), to the extent that such obligations are contingent upon attaining performance criteria such as earnings and such criteria shall not have been achieved;

(ii)       obligations to repurchase securities issued to employees pursuant to any Pension Plan or other contract or arrangement relating to employment upon the termination of their employment or other events;

(iii)       obligations to match contributions of employees under any Pension Plan;

(iv)       guarantees of any Obligor or any of their respective Subsidiaries that are guarantees of performance, reclamation or similar bonds or, in lieu of such bonds, letters of credit used for such purposes issued in the ordinary course of business for the benefit of any Subsidiary of Ingram, which would not be included on the consolidated financial statements of any Obligor; and

(v)       Trade Payables.

“Debt Rating” means, for any Person, the S&P long-term issuer credit rating or the Moody’s corporate family rating, as applicable, for such Person.

“Deemed Collections” is defined in Section 1.4(e).

“Default Rate” means for any date of determination, an interest rate per annum equal to (i) 5.0% plus (ii) the Alternate Base Rate as in effect on such date.

“Default Ratio” means, for any Collection Period, the ratio (expressed as a percentage and rounded upwards to the nearest 1/100 of 1%) calculated as of the last day of such Collection Period equal to (i) the aggregate Outstanding Balance of Pool Receivables (other than Foreign Obligor Receivables on and after the Foreign Obligor Receivable Inclusion Date but prior to the Foreign Obligor Receivable Eligibility Date) which have been written-off before becoming sixty-one (61) days past due and Pool Receivables (other than Foreign Obligor Receivables on and after the Foreign Obligor Receivable Inclusion Date but prior to the Foreign Obligor Receivable Eligibility Date) which are sixty-one (61) to ninety (90) days past due divided by (ii) the Outstanding Balance of Pool Receivables (other than Foreign Obligor Receivables on and after the Foreign Obligor Receivable Inclusion Date but prior to the Foreign Obligor Receivable Eligibility Date) originated in the Collection Period ended four (4)

Collection Periods prior to the last day of the most recently ended Collection Period if the Average Payment Term is less than sixty-one (61) days, otherwise in the Collection Period ended five (5) Collection Periods prior to such day.

“Defaulted Receivable” means a Pool Receivable (other than Foreign Obligor Receivables on and after the Foreign Obligor Receivable Inclusion Date but prior to the Foreign Obligor Receivable Eligibility Date) as to which (a) any payment, or part thereof remains unpaid for more than sixty (60) days after the original due date for such payment, (b) the Obligor is subject to a bankruptcy or insolvency proceeding, or (c) in accordance with the Credit and Collection Policy, has been or should be written-off as uncollectible.

“Delaware Affiliated Finance Company License” means the license granted by the State of Delaware to the Seller to conduct business in the State of Delaware as an Affiliated Finance Company.

“Delinquency Ratio” means the ratio (expressed as a percentage and rounded upwards to the nearest l/100 of 1%) computed as of the last day of such Collection Period by dividing (i) the aggregate Outstanding Balance of all Pool Receivables (other than Foreign Obligor Receivables on and after the Foreign Obligor Receivable Inclusion Date but prior to the Foreign Obligor Receivable Eligibility Date) that were Delinquent Receivables as of such day by (ii) the aggregate Outstanding Balance of all Eligible Receivables as of such day.

“Delinquent Receivable” means a Pool Receivable (other than Foreign Obligor Receivables on and after the Foreign Obligor Receivable Inclusion Date but prior to the Foreign Obligor Receivable Eligibility Date) as to which any payment, or part thereof, remains unpaid for at least thirty (30) days from the original due date for such payment and which is not a Defaulted Receivable.

“Dilution” means, for any Collection Period, an amount equal to the aggregate reductions in the Outstanding Balance of Eligible Receivables as a result of any Dilution Factors during such Collection Period.

“Dilution Factors” means (i) the failure by the Originator to deliver any merchandise or provide any services or otherwise to perform under the underlying Contract or bill of lading, (ii) any change in the terms of, or cancellation of, a Contract or invoice or any other adjustment (including as a result of the application of any special or other discounts or any reconciliations or as a result of the return of any defective goods) by the Servicer which reduces the amount payable by the Obligor on the related Pool Receivable, (iii) any setoff by an Obligor in respect of any claim by such Obligor as to the amounts owed by it on the related Pool Receivable, and (iv) any specific dispute (with respect to which a credit is issued or the Obligor has asserted a specified reduction of the related Pool Receivable) counterclaim or defense asserted by the Obligor of the related Pool Receivable (except the discharge in bankruptcy of such Obligor), in each case, other than any such factor which results in a change in the Outstanding Balance of a Receivable constituting Contractual Dilution” at the end of such definition.

“Dilution Horizon Ratio” means, for any Collection Period, a ratio (expressed as a percentage and rounded upwards to the nearest 1/100th of 1%) computed as of the last day of such Collection Period by dividing (i) the aggregate Outstanding Balance of all Pool Receivables (other than Foreign Obligor Receivables on and after the Foreign Obligor Receivable Inclusion Date but prior to the Foreign Obligor Receivable Eligibility Date) originated during such Collection Period by (ii) the Net Receivables Balance as of such day.

“Dilution Ratio” means, for any Collection Period, the ratio (expressed as a percentage and rounded upwards to the nearest 1/100th of 1%) computed as of the last day of such Collection Period by dividing (i) the Dilution as of the last day of the most recently ended Collection Period by (ii) the aggregate Outstanding Balance of all Pool Receivables (other than Foreign Obligor Receivables on and after the Foreign Obligor Receivable Inclusion Date but prior to the Foreign Obligor Receivable Eligibility Date) originated during the previous Collection Period.

“Dilution Spike” means, as of the last day of any Collection Period, the highest Dilution Ratio during the immediately preceding twelve Collection Periods ending on such day.

“Discretionary Advance” means an unsecured discretionary advance made to a Conduit Purchaser to repay maturing Notes.

“Distribution Account” means an account in the name of the Administrative Agent the details of which are set forth below (or such other account designated in writing by the Administrative Agent to the Seller and the Servicer):

Bank:	The Bank of Nova Scotia
ABA #:	026-002532
A/C #:	03487-16
Beneficiary:	BNS as Admin Agent for Ingram Funding
Ref:	Ingram Funding

“Dynamic Dilution Reserve Percentage” means, for any Collection Period, the following calculated as of the last day of such Collection Period:

[(SF x ED) + ((DS - ED) x DS/ED)] x DHR + ECDP

where:

SF = the Stress Factor;

ED = the Expected Dilutions;

DS = the Dilution Spike;

DHR = the Dilution Horizon Ratio;

ECDP = the Expected Contractual Dilutions Percentage.

“Dynamic Loss Reserve Percentage” means, for any Collection Period, the product calculated as of the last day of such Collection Period of (i) the highest Sales-Based Default Ratio for the preceding twelve (12) Collection Periods ending on such day, (ii) the Loss Horizon Ratio and (iii) the Stress Factor.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” has the meaning ascribed thereto in the Fourth Omnibus Amendment.

"Eligible Foreign Jurisdiction" means any jurisdiction of organization of an Obligor of a Foreign Obligor Receivable with a sovereign debt rating equal to or greater than "BBB" by S&P and equal to or greater than "Baa2" by Moody's.

"Eligible Foreign Obligor Receivable" means, at any time, a Foreign Obligor Receivable whose Obligor is organized under the laws of an Eligible Foreign Jurisdiction.

“Eligible Receivable” means, at any time, a Pool Receivable:

(i)       the Obligor of which (A) prior to the Foreign Obligor Receivable Eligibility Date, is a resident of one of the 50 states of the United States, (B) is not an Affiliate of the Seller or the Originator, (C) is not a Governmental Authority and (D) is not subject to any action of the type described in clause (g) of Exhibit V;

(ii)       which is denominated and payable only in U.S. dollars in the United States;

(iii)       which has a stated maturity and which stated maturity is not more than ninety (90) days after the date on which such Receivable was originated;

(iv)       which arises in the ordinary course of the Originator’s business;

(v)       which arises under a Contract which is in full force and effect and which is a legal, valid and binding obligation of the related Obligor, enforceable against such Obligor in accordance with its terms;

(vi)       which conforms with all applicable Laws in effect;

(vii)       which is not the subject of any asserted dispute, offset, counterclaim, hold back, defense, Adverse Claim or other claim and which does not arise from the sale of inventory by the Originator which is subject to any Adverse Claim which has not been released;

(viii)       which complies with the requirements of the Credit and Collection Policy and the payment and other terms of the Contract related to the Receivable are consistent with customary terms for the Originator’s industry and type of Pool Receivables;

(ix)       which arises from the completion of the sale and shipment of goods (and such goods are not subject to a bill and hold arrangement) or from the provision of services and for which an invoice for such goods or services has been issued to the related Obligor;

(x)       (A) which is not subject to any contingent performance requirements of the Originator and (B) which does not arise under a Contract that provides for any obligations of the Originator after the creation of such Pool Receivable; provided, however, that Receivables having an aggregate Outstanding Balance at any time of up to 1% of the aggregate Outstanding Balance of all Pool Receivables at such time and which are generated in the ordinary course of the Originator’s “Logistics” business may qualify as Eligible Receivables notwithstanding their failure to satisfy clause (B) hereof;

(xi)       which has not been modified or restructured since its creation, except as permitted pursuant to Section 1.4(e) or Section 4.2(a);

(xii)       in which, immediately prior to the transfer thereof to the Seller, the Originator owned, and immediately following the transfer thereof to the Seller, the Seller owns good and marketable title, free and clear of any Adverse Claim, and which is freely transferable and assignable by the Seller without the consent of the Obligor;

(xiii)       for which the Administrative Agent (on behalf of itself and each of the other Secured Parties) shall have a valid and enforceable first priority perfected security interest therein and in the Related Security and Collections with respect thereto, and in the other related Pool Assets, in each case free and clear of any Adverse Claim;

(xiv)       which constitutes an account as defined in the UCC, and which is not evidenced by an instrument or chattel paper;

(xv)       the Obligor of which is not the Obligor of Defaulted Receivables having an aggregate Outstanding Balance which exceeds 25% of all such Obligor’s Pool Receivables;

(xvi)       the Obligor of which is not a resident of a country subject to a sanctions program identified on the list maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control and available at: http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx, or as otherwise published from time to time.

(xvii)       solely for the purposes of this Agreement, which is an account receivable representing all or part of the sales price of merchandise, insurance or services within the meaning of Section 3(c)(5)(A) of the Investment Company Act of 1940;

(xviii)       which is not a Defaulted Receivable;

(xix)       all right, title and interest to and in which has been validly transferred by the Originator directly to the Seller under and in accordance with the Receivables Sale Agreement;

(xx)       the sale of an undivided interest in which does not contravene or conflict with any Law; and

(xxi)       which arises under a Contract that contains an obligation to pay a sum certain of money.

Notwithstanding the foregoing, to the extent any portion of the Outstanding Balance of a Pool Receivable exceeds the sum of any Dilution thereto and any Contractual Dilution, such excess portion of the Outstanding Balance shall be considered an Eligible Receivable subject to the satisfaction of the other eligibility criteria described in clauses (i) through (xxi) above.

“Engagement Letter” means that certain letter agreement between Ingram and the Administrative Agent dated March 8, 2010.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974 as amended from time to time, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections.

“ERISA Affiliate” means: (a) any corporation that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Internal Revenue Code) as the Seller or Ingram, (b) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Internal Revenue Code) with the Seller or Ingram, or (c) a member of the same affiliated service group (within the meaning of

Section 414(m) of the Internal Revenue Code) as the Seller or Ingram, any corporation described in clause (a) or any trade or business described in clause (b).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Rate” means, for any Settlement Period, an interest rate per annum (rounded upward to the nearest 1/100th of 1%) determined pursuant to the following formula:

Eurodollar Rate =	LIBO RATE
1.00 - Eurodollar Reserve Percentage.

“Eurodollar Reserve Percentage” means, for any Settlement Period, the maximum reserve percentage (expressed as a decimal, rounded upward to the nearest 1/100th of 1%) in effect on the date the LIBO Rate for such Settlement Period is determined under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”) having a term comparable to such Settlement Period.

“Excluded Obligor” means, with respect to any Excluded Receivable, the Person obligated to make payments in respect of such Excluded Receivable.

“Excluded Receivable” shall mean, as of any date of determination, any indebtedness and payment obligations of any Person to the Originator arising from a sale of merchandise or services by the Originator that has the attributes listed on Schedule I to the Excluded Receivables Letter or is owing by a Person (i) listed as an “Obligor” on Schedule I to the Excluded Receivables Letter, (ii) that is not a resident of one of the 50 states of the United States, (iii) that is an Affiliate of the Seller or the Originator, (iv) that is a Governmental Authority or (v) requested from time to time by the Seller and subject to (x) the prior written approval of the Administrative Agent and the Majority Purchasers (such approval not to be unreasonably withheld or delayed) and (y) the Rating Agency Condition. For the avoidance of doubt, any Obligor or Receivable (other than an Obligor listed on Schedule I to the Excluded Receivables Letter as a “Specified Excluded Receivable Obligor” or any Receivables for which such Specified Excluded Receivable Obligor is the Obligor thereunder) marked in the Records with a securitization customer manager code shall be considered a Pool Receivable for all purposes hereunder whether or not otherwise satisfying the conditions of this definition.

“Excluded Receivables Letter” means the letter agreement, dated as of November 1, 2012 among the Seller, the Servicer, the Originator, the Administrative Agent and the Purchaser Agents setting forth attributes of certain Excluded Receivables.

“Expected Contractual Dilutions Percentage” means, for any Collection Period, the percentage equivalent of a fraction (a) the numerator of which is the average, over the three consecutive Collection Periods ending at the end of such Collection Period, of the aggregate amount of Contractual Dilution arising in the Pool Receivables (other than Foreign Obligor Receivables on and after the Foreign Obligor Receivable Inclusion Date but prior to the Foreign

Obligor Receivable Eligibility Date) during each such Collection Period (whether or not such Pool Receivables are then outstanding) and (b) the denominator of which is the Net Receivables Balance.

“Expected Dilutions” means, as of the last day of any Collection Period, the rolling average of the Dilution Ratios for the preceding twelve (12) Collection Periods ending on such day.

“Family Stockholders” has the same meaning as in the Board Representation Agreement dated as of November 6, 1996 between Ingram Micro Inc., and each Person listed on the signature pages thereof.

"FATCA" means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, any intergovernmental agreements entered into in connection with the implementation of such Sections of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any such intergovernmental agreements.

“Federal Funds Rate” means, for each Purchaser Group, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day (or, if such day is not a Business Day, the immediately preceding Business Day), as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

“Fees” has the meaning set forth in Section 1.5.

“Fee Letter” has the meaning set forth in Section 1.5.

“Final Payout Date” means the date after the Termination Date on which no Capital, Yield, Program Fees or other Fees in respect of the Receivables Interest shall be outstanding and all amounts owed by the Seller to any Purchaser, the Administrative Agent, any Purchaser Agent and any other Indemnified Party or Affected Person shall have been paid in full in cash.

“Fiscal Month” means the relevant period as listed in Schedule X.

“Floor Plan Obligation” means, with respect to any Person, an obligation owed by such Person arising out of arrangements whereby a third party makes payments for the account of such Person directly or indirectly to a trade creditor of such Person in respect of Trade Payables of such Person.

“Floor Plan Support Obligation” means any obligation, contingent or otherwise, of any Person (the “Obligated Person”) in favor of another Person in respect of Floor Plan Obligations held by the other Person that arise in connection with sales of goods or services by the Obligated Person or its Affiliates.

“Foreign Obligor Receivable” means any indebtedness and payment obligations of any Person to the Originator arising from the sale of merchandise or services by the Originator, the Obligor of which is not a resident of (or, if applicable, organized under the laws of) one of the fifty states of the United States.

“Foreign Obligor Receivable Eligibility Date” means the date, following the Foreign Obligor Receivable Inclusion Date, on which the Seller and the Servicer notify the Administrative Agent that Foreign Obligor Receivables shall constitute Eligible Receivables.

“Foreign Obligor Receivable Inclusion Date” means the date, following the written request of the Seller and Servicer therefor, on which the Administrative Agent and the Purchaser Agents notify the Seller and the Servicer in writing that Foreign Obligor Receivables shall cease to be Excluded Receivables.

“Foreign Obligor Receivables Percentage” means (a) at all times the Debt Ratings of Ingram are lower than BB- by S&P and Ba3 by Moody’s, 0% and (b) at all other times, 6.00%.

“Fourth Omnibus Amendment” means that certain Omnibus Amendment No. 4, dated as of October 21, 2016, among, inter alia, the Seller, the Servicer, the Administrative Agent and the various Purchaser Groups party thereto.

“GAAP” means at any time generally accepted accounting principles of the United States as in effect at such time.

“GE Receivables Funding Agreement” means the Receivables Funding Agreement, dated as of July 29, 2004, among the Seller, Ingram and General Electric Capital Corporation.

“GE Sale Agreement” means the Receivables Sale Agreement, dated as of July 29, 2004, among each of the entities party thereto from time to time as originators, Ingram and the Seller.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, any court, and any Person owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Group Maximum Purchase Amount” means with respect to any Purchaser Group the aggregate of the Maximum Purchase Amounts of the Alternate Purchasers within such Purchaser Group.

“Group Capital” means with respect to any Purchaser Group, the aggregate of all Capital of the Purchasers within such Purchaser Group.

“HNA Group” means the collective reference to (i) HNA Group Co., Ltd, together with its direct and indirect Subsidiaries and Affiliates including Tianjin Tianhai Investment Company, Ltd. and its direct and indirect Subsidiaries and Affiliates, (ii) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934 as in effect on the Effective Date) of which the Persons described in clause (i) are members; provided that, without giving effect to the existence of such group or any other group, the Persons described in clause (i) beneficially own Equity Interests representing more than 50% of the total voting power of the Equity Interests held by such group and (iii) any Person acting in the capacity of an underwriter (solely to the extent that and for so long as such Person is acting in such capacity) in connection with a public or private offering of capital stock of any Relevant Parent Entity or Ingram but only to the extent of the shares of capital stock that the HNA Group is required to purchase from such underwriter in connection with such offering of capital stock.

“Increased Cost” has the meaning set forth in Section 1.7.

“Indemnified Amounts” has the meaning set forth in Section 3.1.

“Indemnified Party” has the meaning set forth in Section 3.1.

“Independent Director” means a natural person who, for the five-year period prior to his or her appointment as Independent Director has not been, and during the continuation of his or her service as Independent Director is not: (i) a direct, indirect or beneficial stockholder, employee, director, member, manager, partner, officer, affiliate or associate of the Originator, the Servicer, the Seller or any of their respective Affiliates (other than his or her service as an Independent Director of any such Person); (ii) a customer (other than as a consumer) or supplier of the Originator, the Servicer, the Seller or any of their respective Affiliates (other than his or her service as an Independent Director of any such Person); or (iii) any member of the immediate family of a Person described in (i) or (ii).

“Ingram” means Ingram Micro Inc., a Delaware corporation.

“Ingram Entity” has the meaning set forth in clause (l) of the covenants of the Seller set forth in Exhibit IV.

“Insolvency Proceeding” means, with respect to any Person, (i) any case, action or proceeding before any court or other Governmental Authority seeking to declare it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, examinership, arrangement, adjustment, protection, relief or composition of it or its debts, (ii) seeking the entry of an order for relief or the appointment of a receiver, trustee, examiner, custodian or other similar official for it or for any substantial part of its property, or (iii) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case, undertaken under any Law relating to bankruptcy, insolvency or reorganization or relief of debtors (including the Bankruptcy Code).

“Interim Receivables Report” means a report described in Section 2(a) of Exhibit II.

“Law” means any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree, judgment, award or similar item of or by a Governmental Authority.

“Legal Final Maturity Date” means the date which is 1 year after the Termination Date.

“Liberty Street Alternate Purchaser” means the Alternate Purchaser in the Liberty Street Purchaser Group as set forth on the signature pages to this Agreement or the applicable Assumption Agreement or Transfer Supplement.

“Liberty Street Conduit Purchaser” means the Conduit Purchaser for the Liberty Street Purchaser Group as set forth on the signature pages to this Agreement or the applicable Assumption Agreement or Transfer Supplement.

“Liberty Street Purchaser Agent” means the Purchaser Agent for the Liberty Street Purchaser Group as set forth on the signature pages to this Agreement or the applicable Assumption Agreement or Transfer Supplement.

“Liberty Street Purchaser Group” means the Liberty Street Conduit Purchaser, the Liberty Street Alternate Purchaser and the Liberty Street Purchaser Agent.

“Liberty Street Purchasers” means the Liberty Street Conduit Purchaser and the Liberty Street Alternate Purchaser.

“LIBO Rate” means, with respect to any Purchaser Group and Settlement Period, the rate per annum determined on the basis of the offered rate for deposits in Dollars of amounts equal or comparable to the applicable Portion of Capital offered for a term comparable to such Settlement Period, which rates appear on page LIBOR01 on the Reuters Screen or any successor page effective as of 11:00 a.m., London time, two (2) LIBO Rate Business Days before the first day of such Settlement Period, provided that if no such offered rates appear on such page, the LIBO Rate for such Settlement Period will be the arithmetic average (rounded upwards, if necessary, to the next higher 1/100th of 1%) of rates quoted by not less than two (2) major banks in New York City, selected by the applicable Purchaser Agent, at approximately 10:00 a.m., New York City time, two (2) LIBO Rate Business Days prior to the first day of such Settlement Period, for deposits in Dollars offered by leading European banks for a period comparable to such Settlement Period in an amount comparable to the applicable Portion of Capital. If the calculation of the LIBO Rate results in a LIBO Rate of less than zero (0), the LIBO Rate shall be deemed to be zero (0) for all purposes hereunder.

“LIBO Rate Business Day” means any day on which dealings in Dollar deposits are carried on in the London interbank market.

“Liquidity Agreement” means any agreement entered into in connection with this Agreement pursuant to which a Liquidity Provider agrees to make purchases or advances to, or purchase assets from, a Conduit Purchaser in order to provide liquidity for such Conduit Purchaser.

“Liquidity Provider” means each bank or other financial institution that provides liquidity support to a Conduit Purchaser pursuant to the terms of a Liquidity Agreement; provided that such bank or financial institution has a short term debt rating of at least “A-1” by S&P or “P-1” by Moody’s at the time it becomes a Liquidity Provider hereunder, it being understood that an Alternate Purchaser may also be a Liquidity Provider.

“Litigation” shall mean, with respect to any Person, any action, claim, lawsuit, demand, investigation or proceeding pending or threatened against such Person before any court, board, commission, agency or instrumentality of any federal, state, local or foreign government or of any agency or subdivision thereof or before any arbitrator or panel of arbitrators.

“LMIR” means for any day during any Settlement Period, the one-month Eurodollar rate for U.S. dollar deposits as reported on the Reuters Screen LIBOR01 Page or any other page that may replace such page from time to time for the purpose of displaying offered rates of leading banks for London interbank deposits in United States dollars, as of 11:00 a.m. (London time) on such day, or if such day is not a Business Day, then the immediately preceding Business Day (or if not so reported, then as determined by the Administrative Agent from another recognized source for interbank quotation), in each case, changing when and as such rate changes. If the calculation of LMIR results in LMIR of less than zero (0), LMIR shall be deemed to be zero (0) for all purposes hereunder.

“Loss Horizon Ratio” means, for any Collection Period, a ratio (expressed as a percentage rounded upwards to the nearest 1/100 of 1%) computed as of the last day of such Collection Period by dividing (i) the aggregate Outstanding Balance of all Pool Receivables (other than Foreign Obligor Receivables on and after the Foreign Obligor Receivable Inclusion Date but prior to the Foreign Obligor Receivable Eligibility Date) originated during the preceding five (5) Collection Periods ending on such day if the Average Payment Term is less than sixty-one (61) days, otherwise the preceding six (6) Collection Periods ending on such day by (ii) the Net Receivables Balance as of such day.

“Loss-to-Liquidation Ratio” means, for any Collection Period, the ratio (expressed as a percentage and rounded upward to the nearest 1/100th of 1%) computed as of the last day of such Collection Period by dividing (i) the aggregate Outstanding Balance of all Pool Receivables (other than Foreign Obligor Receivables on and after the Foreign Obligor Receivable Inclusion Date but prior to the Foreign Obligor Receivable Eligibility Date) which in accordance with the Credit and Collection Policy were written off by the Servicer as uncollectible during the Collection Period ending on such day by (ii) the aggregate amount of Collections of Pool Receivables (other than Foreign Obligor Receivables on and after the Foreign Obligor Receivable Inclusion Date but prior to the Foreign Obligor Receivable Eligibility Date) actually received during such period.

“Majority Purchasers” means, at any time, the Alternate Purchasers whose Maximum Purchase Amounts aggregate to more than 50% of the aggregate of the Maximum Purchase Amounts of all Alternate Purchasers; provided, however, that so long as there are two

(2) or fewer Alternate Purchasers, then “Majority Purchasers” shall mean all Alternate Purchasers.

“Material Adverse Effect” means, with respect to any event or circumstance, a material adverse effect on:

(i)       the ability of the Servicer, Originator or the Seller to perform its obligations under this Agreement or any other Transaction Document (other than the Ancillary Documents); or

(ii)       (A) the validity or enforceability of any Transaction Document (other than the Ancillary Documents) or (B) the validity, enforceability or collectibility of the Pool Assets, taken as a whole or any significant portion thereof;

“Maximum Brazilian/ISS Judgment Amount” means the lesser of (i) $200,000,000 or (ii) 250,000,000 Brazilian real.

“Maximum Purchase Amount” means, with respect to each Alternate Purchaser, the maximum amount which such Purchaser is required to fund hereunder on account of any Purchase, as set forth below its signature to this Agreement or in the Assumption Agreement or other agreement pursuant to which it became a Purchaser, as such amount may be modified in connection with any subsequent assignment pursuant to Section 6.3(c) or in connection with a change in the Program Limit pursuant to Section 1.1(b) or Section 1.2(e).

“Minimum Dilution Reserve Percentage” means, for any Collection Period, the greater of (i) 5% and (ii) the product of (x) the average, over the twelve (12) consecutive Collection Periods ending at the end of such Collection Period, of the Dilution Ratio during each Collection Period times (y) the Dilution Horizon Ratio.

“Minimum Loss Reserve Percentage” means 10%.

“Monthly Receivables Report” means a report, in substantially the form of Annex D-1, furnished by the Servicer to the Administrative Agent and each Purchaser Agent pursuant to Section 2(k)(iii)(B) of the covenants of the Servicer set forth in Exhibit IV.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Receivables Balance” means at any time the aggregate Outstanding Balance of Eligible Receivables reduced by the sum of (i) the aggregate amount by which the Outstanding Balance of Eligible Receivables of each Obligor exceeds the product of (A) the Normal Concentration Percentage for such Obligor and (B) the Outstanding Balance of the Eligible Receivables; (ii) the aggregate amount by which the Outstanding Balance of the Eligible Foreign Obligor Receivables exceeds the product of (A) the Foreign Obligor Receivables Percentage and (B) the Outstanding Balance of the Eligible Receivables; (iii) the aggregate amount by which the Outstanding Balance of Eligible Foreign Obligor Receivables of each individual Eligible Foreign Jurisdiction exceeds the product of (A) 2% and (B) the Outstanding Balance of the Eligible Receivables; and (iv) the Other Deductions at such time.

“Normal Concentration Percentage” means, (i) with respect to Obligors which have senior unsecured debt ratings of “AA-” or higher by S&P or “Aa3” or higher by Moody’s, 10%; (ii) with respect to Obligors not described in clause (i) above and which have senior unsecured debt ratings of “A-1” or “A-” or higher by S&P or “P-1” or “A3” or higher by Moody’s, 5%; (iii) with respect to Obligors not described in clause (i) or (ii) and which have a senior unsecured debt rating of “A-2” or “BBB-“ or higher by S&P and “P-2” or “Baa3” or higher by Moody’s, 3.5%; and (iv) with respect to all other Obligors, 2%; provided that, in all cases, if an Obligor’s payment obligation under a Contract is guaranteed by such Obligor’s parent, the parent’s senior unsecured debt ratings (to the extent higher than the senior unsecured debt ratings of the Obligor) shall be used. If an Obligor has a senior unsecured credit rating from both S&P and Moody’s, the lower rating will be used for the purposes of this definition; provided that if an Obligor has a senior unsecured credit rating from only one of the agencies (either S&P or Moody’s), such credit rating shall be used subject to the satisfaction of the Rating Agency Condition with respect to the rating agency from which such Obligor does not have a senior unsecured credit rating. With respect to any Special Obligor, the Normal Concentration Percentage may be such other higher percentage as agreed by the Administrative Agent in writing; provided such higher percentage shall only be effective upon satisfaction of the Rating Agency Condition with respect to S&P; provided, further, that the Administrative Agent may for credit reasons reduce or cancel any other higher percentage for any Special Obligor upon three (3) Business Days’ notice to the Servicer.

“Notes” means short-term promissory notes issued or to be issued by any Conduit Purchaser to fund its investments in accounts receivable or other financial assets.

“NRSRO” means any rating agency designated as a Nationally Recognized Statistical Rating Organization by the SEC.

“Obligor” means, with respect to any Pool Receivable, the Person obligated to make payments pursuant to the Contract relating to such Pool Receivable.

“Originator” means Ingram and each Subsidiary of Ingram which becomes a party to the Receivables Sale Agreement as an Originator with the prior written consent of the Administrative Agent and the Majority Purchasers (it being understood that as of the Closing Date Ingram shall be the only Originator and references herein to “the Originator” mean “all Originators”, “each Originator” or “any Originator” as the context may require).

“Other Deductions” means the aggregate amount of all liabilities owed by the Originator or any of its Affiliates to any Obligors, including security deposits, Contra Accounts, unallocated credit memos, accrued rebates and other similar items.

“Outstanding Balance” of any Pool Receivable at any time means the then outstanding principal balance thereof, excluding any late payment charges, delinquency charges or extension or collection fees.

“Participant” has the meaning set forth in Section 6.3(b).

“Pension Plan” means a “pension plan” as such term is defined in section 3(2) of ERISA, which is subject to Title IV of ERISA (other than any “multiemployer plan” in section

4001(a)(3) of ERISA), and to which the Originator or any ERISA Affiliate may have any liability, including any liability by reason of having been a substantial employer within the meaning of 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contracting sponsor under section 4069 of ERISA.

“Percentage” means, for each Alternate Purchaser in a Purchaser Group, such Alternate Purchaser’s Maximum Purchase Amount divided by the total of all Maximum Purchase Amounts of all Alternate Purchasers in such Purchaser Group.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Pool Assets” has the meaning set forth in Section 1.2(d).

“Pool Receivable” means a Receivable in the Receivables Pool.

“Portion of Capital” means, with respect to any Purchaser and its related Capital, the portion of such Capital being funded or maintained by such Purchaser by reference to a particular interest rate basis.

“Program Fee” with respect to each Purchaser Group, has the meaning set forth in the applicable Fee Letter.

“Program Limit” means $675,000,000 as such amount may be (i) reduced pursuant to Section 1.1(b) or (ii) increased pursuant to Section 1.2(e). References to the unused portion of the Program Limit shall mean, at any time, the Program Limit minus the then outstanding Aggregate Capital.

“Program Support Agreement” means and includes any Liquidity Agreement and any other agreement entered into by any Program Support Provider providing for (a) the issuance of one or more letters of credit for the account of any Conduit Purchaser, (b) the issuance of one or more surety bonds for which any Conduit Purchaser is obligated to reimburse the applicable Program Support Provider for any drawings thereunder, (c) the sale by any Conduit Purchaser to any Program Support Provider of the Receivables Interest (or portions thereof) maintained by such Conduit Purchaser or (d) the making of loans or other extensions of credit to any Conduit Purchaser in connection with such Conduit Purchaser’s securitization program together with any letter of credit, surety bond or other instrument issued thereunder but excluding any discretionary advance facility provided by the applicable Purchaser Agent.

“Program Support Provider” means and includes with respect to each Conduit Purchaser, any Alternate Purchaser, any Liquidity Provider and any other Person (other than any customer of such Conduit Purchaser) now or hereafter extending credit or having a commitment to extend credit to or for the account of, or to make purchases from, such Conduit Purchaser pursuant to any Program Support Agreement.

“Property” means (i) any property or asset of any kind, real, personal or mixed, tangible or intangible, wherever situated and (ii) any right, title or interest in or to any such property or asset.

“Protiviti” means Protiviti Inc.

“Purchase” has the meaning set forth in Section 1.1(a).

“Purchase Date” means the date on which a Purchase or a Reinvestment is made pursuant to this Agreement.

“Purchase Notice” has the meaning set forth in Section 1.2(a).

“Purchase Price” has the meaning set forth in Section 2.2 of the Receivables Sale Agreement.

“Purchase Termination Event” has the meaning set forth in Section 6.1 of the Receivables Sale Agreement.

“Purchaser” means each Conduit Purchaser and/or each Alternate Purchaser, as applicable.

“Purchaser Agent” means each Person acting as agent on behalf of a Purchaser Group and designated as a Purchaser Agent for such Purchaser Group on the signature pages to this Agreement or any other Person who becomes a party to this Agreement as a Purchaser Agent pursuant to an Assumption Agreement or a Transfer Supplement.

“Purchaser Group” means for each Conduit Purchaser, such Conduit Purchaser, its related Alternate Purchasers, its related Purchaser Agent and its related Liquidity Providers.

“Purchasing Alternate Purchaser” has the meaning set forth in Section 6.3(c).

“Qualified IPO” means the issuance by Ingram or any Relevant Parent Entity of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering) and from which Ingram or such Relevant Parent Entity shall have realized gross proceeds of at least $100,000,000 and such Equity Interests are listed on a nationally-recognized stock exchange in the United States.

“Ratable Share” means, for each Purchaser Group, the percentage equivalent of a fraction, the numerator of which equals the sum of the Maximum Purchase Amounts of the Alternate Purchasers which are members of such Purchaser Group and the denominator of which equals the sum of the Maximum Purchase Amounts of all Alternate Purchasers in all Purchaser Groups at such time.

“Rating Agency” means, with respect to any Purchaser Group, any or all of S&P and/or Moody’s which rates the Notes issued by the Conduit Purchaser in such Purchaser Group.

“Rating Agency Condition” means, with respect to any event or occurrence, the applicable Purchaser Agent shall have provided prior written notice thereof to each Rating Agency and each such Rating Agency shall not have downgraded or withdrawn the then-current rating on the Notes of the related Conduit Purchaser.

“Ratings-Based Percentage” means, for any Collection Period, the following:

(i)       0% if the Debt Ratings of Ingram are then “BB” or “Ba2” or above;

(ii)       5% if the Debt Ratings of Ingram are then “BB-” or “Ba3”;

(iii)       15% if the Debt Ratings of Ingram are then “B+” or “B1”; or

(iv)       25% if the Debt Ratings of Ingram are then “B” or “B2” or less or unrated;

provided, however, that (i) if Ingram has a split rating, the applicable rating will be the lower of the two and (ii) if Ingram is rated by either S&P or Moody’s (but not both), the applicable rating shall be the rating of the remaining rating agency and (iii) if Ingram is not rated by either S&P or Moody’s, the applicable percentage shall be the one set forth in clause (iv) above.

“Receivable” means any indebtedness and other obligations (whether or not earned by performance) (other than an Excluded Receivable) owed to the Originator or the Seller, as assignee of the Originator, or any right of the Seller or the Originator to payment from or on behalf of an Obligor whether constituting an account, chattel paper or general intangible, arising in connection with merchandise that have been or are to be sold or otherwise disposed of, or services rendered or to be rendered by the Originator, and includes the obligation to pay any finance charges, fees and other charges with respect thereto. Indebtedness and other obligations arising from any one transaction, including indebtedness and other obligations represented by an individual invoice or agreement, shall constitute a Receivable separate from a Receivable consisting of the indebtedness and other obligations arising from any other transaction.

“Receivables Interest” means, at any time, the undivided percentage ownership interest in (i) each and every Pool Receivable now existing or hereafter arising, other than any Pool Receivable that arises on or after the Final Payout Date, (ii) all Related Security with respect to such Pool Receivables, and (iii) all Collections with respect to, and other proceeds of, such Pool Receivables and Related Security. Such undivided percentage interest shall be computed as

AC+ RR

NRB

where:

AC	=	the Aggregate Capital at the time of computation.
RR	=	the Required Reserve at the time of computation.
NRB	=	the Net Receivables Balance at the time of computation.

The Receivables Interest shall be determined from time to time pursuant to the provisions of Section 1.3.

“Receivables Pool” means, at any time, all of the then outstanding Receivables contributed to the capital of, or purchased or otherwise acquired by the Seller pursuant to the Receivables Sale Agreement or the GE Sale Agreement on or prior to the Final Payout Date.

“Receivables Sale Agreement” means that certain Receivables Sale Agreement dated as of April 26, 2010 between the Seller and the Originator.

“Records” means, all Contracts and other documents, books, records and other information (including computer programs, tapes, disks, punch cards, data processing software and related property and rights) relating to the Pool Receivables, any Related Security therefor and (to the extent related to the Pool Assets) the related Obligors.

“Regency Alternate Purchaser” means the Alternate Purchaser in the Regency Purchaser Group as set forth on the signature pages to this Agreement or the applicable Assumption Agreement or Transfer Supplement.

“Regency Conduit Purchaser” means the Conduit Purchaser for the Regency Purchaser Group as set forth on the signature pages to this Agreement or the applicable Assumption Agreement or Transfer Supplement.

“Regency Purchaser Agent” means the Purchaser Agent for the Regency Purchaser Group as set forth on the signature pages to this Agreement or the applicable Assumption Agreement or Transfer Supplement.

“Regency Purchaser Group” means the Regency Conduit Purchaser, the Regency Alternate Purchaser and the Regency Purchaser Agent.

“Register” has the meaning set forth in Section 6.3(j).

“Regulatory Change” has the meaning set forth in Section 1.7.

“Reinvestment” has the meaning set forth in Section 1.4(b)(ii).

“Related Security” means with respect to any Pool Receivable:

(i)       all of the Seller’s and the Originator’s interest in any goods (including returned goods), and documentation or title evidencing the shipment or storage of any goods (including returned goods), relating to any sale giving rise to such Pool Receivable;

(ii)       all security interests or liens and property subject thereto from time to time purporting to secure payment of such Pool Receivable, whether pursuant to the Contract related to such Pool Receivable or otherwise, together with all UCC financing statements or similar filings relating thereto;

(iii)       all of the Seller’s and the Originator’s rights, interests and claims under the Contracts relating to such Pool Receivable, and all guaranties, letters of credit, indemnities, insurance and other agreements (including the related Contract) or arrangements of whatever character from time to time supporting or securing payment of such Pool Receivable or otherwise relating to such Pool Receivable, whether pursuant to the Contract related to such Pool Receivable or otherwise; and

(iv)       all of the Seller’s rights, interests and claims (but none of its obligations) under the Receivables Sale Agreement and the other Transaction Documents.

“Relevant Parent Entity” means any Person of which Ingram becomes a Subsidiary.

“Required Capital Amount” means, as of any date of determination, an amount equal to the greater of (i) $10,000 and (ii) 3% of the Program Limit as of such date.

“Required Purchasers” means, at any time, any Alternate Purchaser if there are two (2) or fewer Purchaser Groups or the Majority Purchasers if there are three or more Purchaser Groups.

"Required Reserve" means, for any Collection Period, an amount equal to (a) the Net Receivables Balance as of the last day of such Collection Period multiplied by (b) the greater of (i) the sum of (w) the Minimum Loss Reserve Percentage and (x) the Minimum Dilution Reserve Percentage and (y) the Yield and Fee Percentage and (z) the Ratings-Based Percentage and (ii) the sum of (w) the Dynamic Loss Reserve Percentage and (x) the Dynamic Dilution Reserve Percentage and (y) the Yield and Fee Percentage and (z) the Ratings-Based Percentage.

“Sales-Based Default Ratio” means, as of the last day of each Collection Period, the three (3) month rolling average of the Default Ratio.

“Sanctions” means any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury or French governmental authorities.

“SEC” means the Securities and Exchange Commission.

“Secured Parties” means each of the Purchasers, Purchaser Agents, Affected Persons, Indemnified Parties and the Administrative Agent.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder.

“Seller” has the meaning set forth in the preamble to the Agreement.

“Servicer” has the meaning set forth in the preamble to the Agreement.

“Services and Indemnity Agreement” means the Services and Indemnity Agreement dated as of July 22, 2004 between Frank B. Bilotta, Global Securitization Services, LLC, Ingram Funding Inc. and Ingram Micro Inc.

“Servicing Fee” means the fee referred to in Section 4.6.

“Servicing Fee Rate” means 1.00% per annum.

“Settlement Date” means the 15th day of every calendar month, or if such day is not a Business Day, the next succeeding Business Day.

“Settlement Period” means each period from and including a Settlement Date to but not including the following Settlement Date.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its Debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur Debts beyond such Person’s ability to pay as such Debts mature, taking into account the timing of and amounts of cash to be reserved by it and the timing of and amounts of cash payable in respect of such Debts; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. For purposes of this definition, the amount of contingent liabilities (such as Litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Obligor” means an Obligor designated in the letter agreement, dated as of November 1, 2012, among the Seller, the Servicer, the Originator, the Administrative Agent and each Purchaser, as may be amended or supplemented from time to time as set forth therein as a “Special Obligor.

“Specified Excluded Receivables” means any Excluded Receivable which is owing by a Person listed on Schedule I to the Excluded Receivables Letter as a “Specified Excluded Receivable Obligor”.

“Stress Factor” means 2.25.

“Sub-Servicer” has the meaning set forth in Section 4.1(d).

“Subordinated Note” means the subordinated note in substantially the form attached to the Receivables Sale Agreement as Annex A executed and delivered by the Seller in favor of the Originator in connection with the Receivables Sale Agreement.

“Subsidiary” means, with respect to any Person, any corporation, company, partnership or other entity of which more than fifty percent (50%) of the outstanding shares or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors of, or other persons performing similar functions for, such corporation, company, partnership or other entity (irrespective of whether at the time shares or other ownership interests of any other class or classes of such corporation, company, partnership or other entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more Subsidiaries of such Person, or by one or more Subsidiaries of such Person.

“Synthetic Lease” means, as applied to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is not a capital lease in accordance with GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for federal income tax purposes, other than any such lease under which that Person is the lessor.

“Termination Date” means the earliest of (i) the Business Day which the Seller so designates by notice to the Administrative Agent at least ten (10) Business Days in advance, (ii) April 13, 2018, (iii) the date declared by the Administrative Agent or which automatically occurs pursuant to Section 2.2 and (iv) the date the Program Limit reduces to zero pursuant to Section 1.1(b).

“Termination Day” means with respect to this Agreement (i) each day on which the conditions set forth in Section 2 of Exhibit II are not satisfied and (ii) each day which occurs on or after the Termination Date.

“Termination Event” has the meaning specified in Exhibit V.

“Termination Fee” means, for each Purchaser and any Settlement Period during which a Termination Day occurs, the amount, if any, by which (i) the additional Yield (calculated without taking into account any Termination Fee) which would have accrued during such Settlement Period on the reductions of Capital relating to such Purchaser and such Settlement Period had such reductions remained as Capital, exceeds (ii) the income, if any, received by such Purchaser from such Purchaser’s investing the proceeds of such reductions of Capital, as determined by the Purchaser Agent for each Purchaser Group, which determination shall be binding and conclusive for all purposes, absent manifest error.

“Trade Payables” means, with respect to any Person, (a) any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services or (b) such Person's Floor Plan Obligations and Floor Plan Support Obligations.

“Transaction Documents” means this Agreement, the Blocked Account Agreements, the Wilmington Trust Service Agreement, the Services and Indemnity Agreement, the Delaware Affiliated Finance Company License, the Liquidity Agreements, the Fee Letters, the Receivables Sale Agreement, the Subordinated Note and all other certificates, instruments, UCC financing statements, reports, notices, agreements and documents executed or delivered under or in connection with the Agreement.

“Transfer Supplement” has the meaning set forth in Section 6.3(c).

“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.

“Unmatured Termination Event” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Termination Event.

"Volcker Rule" means Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder.

“Wilmington Trust Service Agreement” means the agreement dated as of February 16, 1993 between Delaware Corporate Management, Inc. and Ingram Funding Inc.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“Yield” means with respect to any Purchaser:

(i)       for the Portion of Capital for any Settlement Period with respect to such Purchaser to the extent such Portion of Capital is funded through the issuance of Notes,

CPR x C x ED + TF
360

(ii)       for the Portion of Capital of the Receivables Interest for any Settlement Period with respect to such Purchaser to the extent such Portion of Capital is not funded through the issuance of Notes,

AR x C x ED + TF
Year

where:

AR	= the Alternate Rate for such Portion of Capital for such Settlement Period with respect to such Purchaser

C	= the Capital with respect to such Portion of Capital for such Settlement Period with respect to such Purchaser

CPR	= with respect to any Purchaser (other than the Purchasers of the Regency Purchaser Group) the CP Rate for the Portion of Capital for such Settlement Period with respect to such Purchaser, and with respect to the Purchasers of the Regency Purchaser Group, the Alternate Rate for the Portion of Capital for such Settlement Period with respect to such Purchaser

ED	= the actual number of days during such Settlement Period

TF	= the Termination Fee, if any, for the Portion of Capital for such Settlement Period with respect to such Purchaser;

Year	= if such Portion of Capital is funded based on the Alternate Base Rate, 365 or 366 days, as applicable, and otherwise 360 days provided that no provision of this Agreement shall require the payment or permit the collection of Yield in excess of the maximum permitted by applicable Law; and provided, further, that Yield for the Portion of Capital shall not be considered paid by any distribution to the extent that at any time all or a portion of such distribution is rescinded or must otherwise be returned for any reason. Any Settlement Period in respect of which the Yield is computed by reference to the CP Rate may be terminated at the election of, and upon notice thereof to the Seller by, the Purchaser Agent for the related Conduit Purchaser at any time, in which case the Portion of Capital allocated to such terminated Settlement Period shall be allocated to a new Settlement Period commencing on (and including) the date of such termination and ending on (but excluding) the next following Settlement Date, and shall accrue Yield at the Alternate Rate. During the existence of a Termination Event or if the Termination Date is declared by the Administrative Agent or automatically occurs pursuant to Section 2.2, the “Yield” for all Settlement Periods and all Portions of Capital shall be determined by substituting the Default Rate for the Alternate Rate and the CP Rate, as applicable.

“Yield and Fee Percentage” means, for any Collection Period, the percentage equal to the product of (a) a fraction (i) the numerator of which is the sum of (A) the Default Rate and (B) the Servicing Fee Rate and (ii) the denominator of which is 365, (b) the highest Days Sales Outstanding (in days) for the three most recent Collection Periods ending on such day and (c) the Stress Factor.

2.       Other Terms. For purposes of this Agreement and the Transaction Documents (other than the Ancillary Documents), unless the context otherwise requires:

(a)       accounting terms not otherwise defined herein, and accounting terms partly defined herein to the extent not defined, shall have the respective meanings given to them under, and shall be construed in accordance with, GAAP, and the calculation of financial covenants and other accounting ratios pursuant to clause (j) and (k) of Exhibit V shall be performed in accordance with GAAP in a manner consistent with the requirements of the Credit Agreement as attached hereto as Annex K or as the same may be amended from time to time with the consent of the Administrative Agent and the Majority Purchasers;

(b)       terms used in Article 9 of the UCC as in effect in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9;

(c)       references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day;

(d)       the words “hereof,” “herein” and “hereunder” and words of similar import refer to this Agreement (or the certificate or other document in which they are used) as a whole and not to any particular provision of this Agreement (or such certificate or document);

(e)       references to any Section, Annex, Schedule or Exhibit are references to Sections, Annexes, Schedules and Exhibits in or to this Agreement (or the certificate or other document in which the reference is made) and references to any paragraph, subsection, clause or other subdivision within any Section or definition refer to such paragraph, subsection, clause or other subdivision of such Section or definition;

(f)       the term “including” means “including without limitation”;

(g)       references to any Law refer to that Law as amended from time to time and include any successor Law;

(h)       references to any agreement refer to that agreement as from time to time amended or supplemented or as the terms of such agreement are waived or modified in accordance with its terms;

(i)       references to any Person include that Person’s successors and permitted assigns; and

(j)       references to any time when a Termination Event or Unmatured Termination Event “exists” or to the “existence” of a Termination Event or Unmatured Termination Event means any time when a Termination Event or Unmatured Termination Event exists or to the existence of a Termination Event or Unmatured Termination Event unless waived by the Administrative Agent and the Majority Purchasers.

EXHIBIT II

CONDITIONS OF PURCHASES

1.       Conditions Precedent to Initial Purchase. The initial Purchase after effectiveness of this Agreement is subject to the following conditions precedent that the Administrative Agent and each Purchaser Agent shall have received on or before the date of such Purchase, each in form and substance (including the date thereof) satisfactory to the Administrative Agent and each Purchaser Agent:

(a)       A counterpart of this Agreement and the other Transaction Documents duly executed and delivered by the parties thereto.

(b)       Certified copies of (i) the resolutions of the board of directors of the Seller authorizing the execution, delivery, and performance by the Seller of this Agreement and the other Transaction Documents (other than the Ancillary Documents) to which it will be a party, (ii) all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and the other Transaction Documents (other than the Ancillary Documents) to which it will be a party and (iii) the certificate of incorporation and by-laws of the Seller.

(c)       A certificate of the Secretary or Assistant Secretary of the Seller certifying the names and true signatures of the officers of the Seller authorized to sign this Agreement and the other Transaction Documents (other than the Ancillary Documents) to which it will be a party. Until the Administrative Agent receives a subsequent incumbency certificate from the Seller in form and substance satisfactory to the Administrative Agent, the Administrative Agent shall be entitled to rely on the last such certificate delivered to it by the Seller.

(d)       Certified copies of (i) the resolutions of the board of directors (or its designated committee) of the Seller and Servicer authorizing the execution, delivery, and performance by the Seller and Servicer of this Agreement and the other Transaction Documents (other than the Ancillary Documents) to which it will be a party, (ii) all documents evidencing other necessary corporate and shareholder action and governmental approvals, if any, with respect to this Agreement and the other Transaction Documents (other than the Ancillary Documents) to which it will be a party and (iii) the certificate of incorporation and by-laws of the Seller and Originator.

(e)       A certificate of the Secretary or Assistant Secretary of the Originator certifying the names and true signatures of the officers of the Originator authorized to sign this Agreement and the other Transaction Documents (other than the Ancillary Documents) to which it will be a party. Until the Administrative Agent receives a subsequent incumbency certificate from the Originator in form and substance satisfactory to the Administrative Agent, the Administrative Agent shall be entitled to rely on the last such certificate delivered to it by the Originator.

II-1

(f)       Acknowledgment copies, or time stamped receipt copies of proper financing statements, duly filed on or before the date of such initial Purchase under the UCC of all jurisdictions that the Administrative Agent and each Purchaser Agent may deem necessary or desirable in order to perfect (with a first priority) the interests of the Administrative Agent (on behalf of itself, the Purchaser Agents and the Purchasers) contemplated by the Agreement and to perfect (with a first priority) the interests of the Seller as contemplated by the Receivables Sale Agreement.

(g)       Acknowledgment copies, or time stamped receipt copies of proper terminations of financing statements, if any, necessary to release all security interests and other rights of any Person (other than the Seller and the Administrative Agent) in the Pool Receivables, Contracts or Related Security previously granted by the Originator or the Seller.

(h)       Completed UCC search reports, dated on or shortly before the date of such initial Purchase, listing all effective financing statements filed in the jurisdiction referred to in clause (f) above that name the Seller or the Originator as debtor, together with copies of such financing statements, and similar search reports with respect to judgment liens, federal tax liens and liens of the Pension Benefit Guaranty Corporation in such jurisdictions as the Administrative Agent or any Purchaser Agent may request, showing no such liens on any of the Pool Assets, Pool Receivables, Contracts or Related Security.

(i)       Copies of executed Blocked Account Agreements with the Blocked Account Banks.

(j)       A favorable opinion of Lily Yan Arevalo, corporate counsel for the Originator and the Seller, addressed to the Administrative Agent, each Purchaser, each Purchaser Agent and each Alternate Purchaser substantially in the form of Annex E and as to such other matters as the Administrative Agent may reasonably request.

(k)       A favorable opinion of Davis Polk & Wardwell, counsel for the Originator and the Seller, addressed to the Administrative Agent, each Purchaser, each Purchaser Agent and each Alternate Purchaser substantially in the form of Annex F and as to such other matters as the Administrative Agent may reasonably request.

(l)       A favorable opinion of Davis Polk & Wardwell, counsel for the Seller and the Originator, addressed to the Administrative Agent, each Purchaser, each Purchaser Agent and each Alternate Purchaser substantially in the form of Annex G and as to such other matters as the Administrative Agent may reasonably request.

(m)       A favorable opinion of Morris, Nichols, Arsht & Tunnell, special Delaware counsel for the Originator and the Seller, addressed to the Administrative Agent, each Purchaser, each Purchaser Agent and each Alternate Purchaser

II-2

substantially in the form of Annex H and as to such other matters as the Administrative Agent may reasonably request.

(n)       Satisfactory results of a review by the Purchasers of the Seller’s and the Originator’s collection, operating and reporting systems, Credit and Collection Policy, historical receivables data and accounts, including satisfactory results of a review of the Seller’s and the Originator’s operating locations and satisfactory review of the Eligible Receivables in existence on the date of the initial Purchase under this Agreement.

(o)       Monthly Receivables Report representing the performance of the portfolio of Pool Receivables for the month prior to the initial Purchase.

(p)       Evidence of payment by the Seller of all accrued and unpaid fees (including those contemplated by the Fee Letter), costs and expenses to the extent then due and payable on the date thereof, together with Attorney Costs of the Administrative Agent to the extent invoiced prior to or on such date, plus such additional amounts of Attorney Costs as shall constitute the Administrative Agent’s reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between the Seller and the Administrative Agent); including any such costs, fees and expenses arising under or referenced in Section 6.4, the Fee Letter and the Engagement Letter.

(q)       Good standing certificates with respect to the Seller issued by the Secretaries of the States of Delaware and California.

(r)       Good standing certificates with respect to the Originator issued by the Secretaries of the States of Delaware and California.

(s)       An executed Receivables Sale Agreement.

(t)       Letters from each of the rating agencies then rating the Notes of each Conduit Purchaser confirming the rating of its Notes after giving effect to the transactions contemplated by this Agreement.

(u)       Receipt and satisfactory review of the final Protiviti audit report.

(v)       Evidence that the “Liens” created (and as defined) under the GE Receivables Funding Agreement have been released in full, all outstanding “Advances” (as defined in the GE Receivables Funding Agreement) have been paid in full and all obligations of the Seller and the Servicer thereunder have been terminated.

2.       Conditions Precedent to All Purchases and Reinvestments. Each Purchase (including the initial Purchase after effectiveness of this Agreement) and each Reinvestment shall be subject to the further conditions precedent that:

II-3

(a)       in the case of each Purchase, the Servicer shall have delivered to the Administrative Agent and each Purchaser Agent on or prior to such Purchase, in form and substance satisfactory to the Administrative Agent, a completed Interim Receivables Report as of the Business Day immediately preceding the date of such Purchase.

(b)       on the date of such Purchase or Reinvestment the following statements shall be true (and acceptance of the proceeds of such Purchase or Reinvestment shall be deemed a representation and warranty by the Seller that such statements are then true):

(i)       the representations and warranties contained in Exhibit III are true and correct on and as of the date of such Purchase or Reinvestment as though made on and as of such date (unless such representations and warranties speak only as of a prior date in which case such representations and warranties shall be true and correct as of such prior date);

(ii)       the representations and warranties of the Originator in the Receivables Sale Agreement are true and correct on and as of the date of such Purchase or Reinvestment as though made on and as of such date (unless such representations and warranties speak only as of a prior date in which case such representations and warranties shall be true and correct as of such prior date);

(iii)       no event has occurred and is continuing, or would result from such Purchase or Reinvestment, that constitutes a Termination Event or an Unmatured Termination Event;

(iv)       the Aggregate Capital, after giving effect to any such Purchase or Reinvestment shall not be greater than the Program Limit, and the Receivables Interest shall not exceed 100%; and

(v)       the Termination Date has not occurred.

(c)       the Receivables Sale Agreement is in full force and effect and the Originator has not designated the “Termination Date” under the Receivables Sale Agreement by notice to the Seller.

II-4

EXHIBIT III

REPRESENTATIONS AND WARRANTIES

1.       Representations and Warranties of Seller. The Seller represents and warrants, as of the Closing Date and as of each date on which a Purchase or a Reinvestment is made (unless such representations and warranties speak only as of a prior date in which case such representations and warranties shall be true and correct as of such prior date), to the Administrative Agent, each Purchaser Agent and each Purchaser as follows:

(a)       Organization and Good Standing. The Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, its organizational number is 2322236, and is duly qualified to do business, and is in good standing, as a foreign corporation in every jurisdiction where the nature of its business requires it to be so qualified except where the failure to so qualify could not reasonably be expected to result in a Material Adverse Effect.

(b)       Power and Authority; Due Authorization; Contravention. The execution, delivery and performance by the Seller of this Agreement and each other Transaction Document to which it is a party, including the Seller’s use of the proceeds of Purchases and Reinvestments and the creation and perfection of all security interests provided for herein and therein, (i) are within the Seller’s corporate powers, (ii) have been duly authorized by all necessary corporate and shareholder action, (iii) do not contravene or result in a default under or conflict with (1) the Seller’s certificate of incorporation or by-laws, (2) any Law applicable to the Seller, (3) any contractual restriction binding on or affecting the Seller or its property or (4) any order, writ, judgment, award, injunction or decree binding on or affecting the Seller or its property, and (iv) do not result in or require the creation of any Adverse Claim upon or with respect to any of its properties. This Agreement and the other Transaction Documents to which it is a party have been duly executed and delivered by the Seller.

(c)       Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by the Seller of this Agreement or any other Transaction Document to which it is a party, or for the perfection of the Administrative Agent’s (on behalf of the Purchasers) interests under the Transaction Documents or for the perfection of the Seller’s interests under the Receivables Sale Agreement, except for (i) the filing of the financing statements referred to in Section 1(f) of Exhibit II and (ii) those that have been made or obtained and are in full force and effect.

(d)       Binding Obligations. Each of this Agreement and each other Transaction Document to which it is a party constitutes the legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors’ rights generally from time to time

III-1

in effect and (ii) general principles of equity (whether enforcement is sought by a proceeding in equity or at law).

(e)       No Proceedings. There is no pending or, to the knowledge of the Seller, threatened action or proceeding affecting the Seller or any of its Subsidiaries before any Governmental Authority or arbitrator which, if adversely determined, could reasonably be expected to have a Material Adverse Effect or seeks to prevent the transfer, sale, pledge or contribution of any Pool Receivable or the consummation of the transactions contemplated by the Transaction Documents.

(f)       Securities Act. No proceeds of any Purchase or Reinvestment will be used to acquire any equity security of a class which is registered pursuant to Section 12 of the Securities Exchange Act of 1934.

(g)       Quality of Title. The Seller is the legal and beneficial owner of the Pool Receivables, the Related Security and related Collections free and clear of any Adverse Claim; upon each Purchase or Reinvestment, the Administrative Agent (on behalf of the Purchasers) shall acquire a valid and enforceable perfected security interest in each Pool Receivable then existing or thereafter arising and in the Related Security (to the extent such interest may be perfected by the filing of the financing statements referred to in Section 1(f) of Exhibit II), Collections, Blocked Accounts and amounts on deposit therein and other proceeds, with respect thereto, free and clear of any Adverse Claim; the Agreement creates a security interest in favor of the Administrative Agent (on behalf of itself and the other Secured Parties) in the items described in Section 1.2(d), and the Administrative Agent (on behalf of itself and the other Secured Parties) has a first priority perfected security interest in such items, free and clear of any Adverse Claims. No effective financing statement or other instrument similar in effect naming the Seller or the Originator as debtor covering any Contract or any Pool Receivable or the Related Security or Collections with respect thereto or any Blocked Account is on file in any recording office, except those filed in favor of the Administrative Agent or the Seller relating to this Agreement or the Receivables Sale Agreement.

(h)       Accurate Reports. (i) Except as provided in clause (ii) below, each Interim Receivables Report and each Monthly Receivables Report (if prepared by the Seller or one of its Affiliates, or to the extent that information contained therein is supplied by the Seller or an Affiliate), and any information, exhibit, financial statement, document, book, data, record or report furnished or to be furnished at any time by or on behalf of the Seller to the Administrative Agent in connection with this Agreement is or will be, when taken as a whole, accurate in all material respects as of its date or (except as otherwise disclosed to the Administrative Agent at such time) as of the date so furnished, and of any time of determination, all such information theretofore furnished by or on behalf of the Seller to the Administrative Agent in connection with this Agreement when taken as a whole does not then contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading

III-2

(ii)        (A) no representation is made as to any financial projections or other forward-looking information other than that it is and will be based upon assumptions and information believed by the Seller to be reasonable and (B) information furnished with express written disclaimers with regard to the accuracy of that information, is and shall be subject to those disclaimers.

(i)       Offices of Seller. Except as permitted by Section 1(b) of Exhibit IV, the principal place of business and chief executive office (as such terms are used in the UCC) of the Seller and the office where the Seller keeps its records concerning the Pool Receivables are located at the address referred to in Section 1(b) set forth in Exhibit IV and such address has not changed within the past five years. The jurisdiction of organization of the Seller is the State referred to in such Section 1(b) and Seller is organized only in a single jurisdiction.

(j)       Offices of Originator. Except as permitted by Section 1(b) of Exhibit IV, the principal place of business and chief executive office (as such terms are used in the UCC) of the Originator are located at the address set forth on Schedule V.

(k)       Blocked Accounts. Except as provided in Section1(i) of Exhibit IV, Schedule II lists all banks and other financial institutions at which the Seller maintains any Blocked Accounts, and such schedule correctly identifies the name, address and telephone number of each depository, the name in which each Blocked Account is held, and the complete account number therefor. The Seller (or the Servicer on its behalf) has delivered to the Administrative Agent a fully executed agreement pursuant to which each Blocked Account Bank (with respect to each Blocked Account) has agreed to comply with all instructions originated by the Administrative Agent directing the disposition of funds in such Blocked Account without further consent by the Seller, the Servicer or the Originator. No Blocked Account is in the name of any Person other than the Seller or the Administrative Agent, and the Seller has not consented to any Blocked Account Bank following the instructions of any Person other than the Administrative Agent or the Seller.

(l)       No Violation. The Seller is not in violation of any order of any court, arbitrator or Governmental Authority.

(m)       No Interest in Purchasers. The Seller has no direct or indirect ownership or other financial interest in any of the Purchasers.

(n)       Margin Regulations. The Seller is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin security,” as such terms are defined in Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect. No part of the proceeds of the Purchases or Reinvestments made hereunder will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the

III-3

provisions of the Regulations of the Federal Reserve Board, including Regulation U or Regulation X.

(o)       Eligible Receivable. Each Receivable included as an Eligible Receivable in the calculation of the Net Receivables Balance, is an Eligible Receivable at the time so included.

(p)       No Termination Event or Unmatured Termination Event. No event has occurred and is continuing which constitutes a Termination Event or Unmatured Termination Event unless waived in writing by the Administrative Agent and the Majority Purchasers.

(q)       [Reserved]

(r)       Credit and Collection Policy. The Originator has complied in all material respects with the Credit and Collection Policy with regard to each Pool Receivable and such policies have not changed since the Closing Date, unless (i) such change would not and could not reasonably be expected to, individually or in the aggregate, materially adversely affect the validity, enforceability or collectibility of any portion of the Pool Receivables or materially adversely affect the interests, rights or remedies of any Secured Party under this Agreement or any other Transaction Document or with respect to any portion of the Pool Receivables or (ii) the Administrative Agent consented to such change in accordance with clause (g) of Section 1 of Exhibit IV.

(s)       [Reserved]

(t)       Names. The Seller’s complete company name is set forth in the preamble to the Agreement, and the Seller does not use and has not during the last six years used any other company name, corporate name, trade name, doing business name or fictitious name, except as set forth on Schedule III and except for names first used after the date of this Agreement and set forth in a notice delivered to the Administrative Agent pursuant to clause (r)(ii) of Section 1 of Exhibit IV.

(u)       Receivables Transfer. Prior to a transfer pursuant to the Receivables Sale Agreement, the Originator shall be the legal and beneficial owner of the Pool Receivables, the Related Security and related Collections sold by the Originator to the Seller pursuant to the Receivables Sale Agreement free and clear of any Adverse Claim (it being understood that inventory included in the Related Security which is sold by the Originator may have been subject to an Adverse Claim prior to the time of its release upon the sale of such inventory by the Originator) and the Receivables Sale Agreement is effective to, and shall, transfer to the Seller (and the Seller shall acquire) from the Originator all right, title and interest of the Originator in each such Pool Receivable, Related Security and Collections with respect thereto free and clear of any Adverse Claim.

(v)       Payments to Applicable Originators. The Originator is not entering into the Receivables Sale Agreement with the intent (whether constructive or actual)

III-4

to hinder, delay or defraud its present creditors and with respect to each Pool Receivable sold by the Originator to the Seller, the Seller shall have paid or promised to pay to the Originator at the time of such sale reasonably equivalent value in consideration of the transfer of such Pool Receivable and such transfer was not made for or on account of an antecedent debt. No transfer by the Originator under the Receivables Sale Agreement is or may be voidable under any section of the Bankruptcy Code.

(w)       Ownership of the Seller. The Originator, directly or indirectly, owns 100% of the outstanding voting securities of the Seller.

(x)       Tangible Net Worth of Seller. As of the date hereof, the Seller has a tangible net worth, as determined in accordance with GAAP, of at least the Required Capital Amount, and after giving effect to the Purchases or Reinvestments to be made on such date and to the application of the proceeds therefrom, the Seller is and will be Solvent.

(y)       Investment Company. The Seller is not (i) a "covered fund" under the Volcker Rule, (ii) an "investment company," or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940 or (iii) an EEA Financial Institution. In determining that the Seller is not an investment company, the Seller is relying on the exemption from the definition of "investment company" set forth in Section 3(b)(3) of the Investment Company Act of 1940.

(z)       No Material Adverse Effect. No event has occurred and is continuing which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(aa) Legal Opinions. The factual assumptions relating to the Seller set forth in the opinion(s) rendered by Davis, Polk & Wardwell LLP on the Closing Date, pursuant to Section 1(l) of Exhibit II and relating to true sale and non-consolidation matters, and in the officer’s certificates referred to in such opinion(s), are true and correct in all material respects.

(bb) Receivables Interest. The Receivables Interest does not exceed 100%.

(cc) No Prior Business Activity. The Seller has not engaged in any business activity before the date hereof (other than pursuant to the GE Receivables Funding Agreement and predecessor receivables funding or sale agreements).

(dd) Ventures and Subsidiaries; Outstanding Debt. The Seller has no Subsidiaries, and is not engaged in any joint venture or partnership with any other Person. After giving effect to (i) the execution and delivery of this Agreement and the other Transaction Documents and (ii) termination and payment in full of the obligations under GE Receivables Funding Agreement, the Seller has no Debt other than as permitted by Section 1(p) of Exhibit IV. Other than the restrictions created by

III-5

the Transaction Documents, the Seller is not subject to any corporate restriction that could reasonably be expected to have a Material Adverse Effect.

(ee) Taxes. The Seller has filed or caused to be filed all tax returns and reports (Federal, state or local) required by Law to be filed by it and has paid or caused to be paid or made adequate provision for all taxes and governmental charges due and owing and all assessments received by it except to the extent that any failure to file or nonpayment (i) is being contested in good faith or (ii) could not reasonably be expected to result in a Material Adverse Effect.

(ff) Assignment of Interest in Transaction Documents. The Seller’s interests in, to and under the Receivables Sale Agreement and the other Transaction Documents have been collaterally assigned by the Seller to the Administrative Agent.

(gg) Sanctions and Anti-Bribery, Anti-Corruption and Anti-Money Laundering. (i) None of the Seller or, to the knowledge of the Seller, any director, officer, employee or agent of the Seller is a Person that is, or is owned or controlled by Persons that are: (x) the target of any Sanctions, or (y) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions, currently, Crimea, Cuba, Iran, North Korea, Sudan and Syria.

(ii)       The Seller, and to the Seller’s knowledge, the Seller’s directors, officers, agents and employees, are in compliance with all applicable anti-bribery, anti-corruption and anti-money laundering laws, regulations and rules in any applicable jurisdiction, in all material respects, and the Seller has instituted and maintains risk-based policies and procedures designed to prevent violation of such laws, regulations and rules.

2.       Representations and Warranties of the Servicer. The Servicer represents and warrants, as of the Closing Date and as of each date on which a Purchase or a Reinvestment is made (unless such representations and warranties speak only as of a prior date in which case such representations and warranties shall be true and correct as of such prior date), to the Administrative Agent, each Purchaser Agent and each Purchaser as follows:

(a)       Organization and Good Standing. The Servicer is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, and is duly qualified to do business, and is in good standing, as a foreign corporation in every jurisdiction where the nature of its business requires it to be so qualified except where the failure to qualify could not reasonably be expected to result in a Material Adverse Effect.

(b)       Power and Authority; Due Authorization; Contravention. The execution, delivery and performance by the Servicer of this Agreement and the other Transaction Documents to which it is a party (i) are within the Servicer’s corporate powers, (ii) have been duly authorized by all necessary corporate and shareholder action, (iii) do not contravene or result in a default under or conflict with (1) the Servicer’s charter or by-laws, (2) any Law applicable to the Servicer, (3) any

III-6

contractual restriction binding on or affecting the Servicer or its property or (4) any order, writ, judgment, award, injunction or decree binding on or affecting the Servicer or its property, and (iv) do not result in or require the creation of any Adverse Claim upon or with respect to any of its properties. This Agreement and the other Transaction Documents to which it is a party have been duly executed and delivered by the Servicer.

(c)       Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by the Servicer of this Agreement or any other Transaction Document to which it is a party except those that have been obtained and are in full force and effect.

(d)       Binding Obligations. Each of this Agreement and the other Transaction Documents to which it is a party constitutes the legal, valid and binding obligation of the Servicer enforceable against the Servicer in accordance with its terms, subject (i) to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors’ rights generally from time to time in effect and (ii) to general principles of equity (whether enforcement is sought by a proceeding in equity or at law).

(e)       Financial Statements. The consolidated balance sheets of the Servicer as of January 2, 2010, and the related statements of income and retained earnings of the Servicer for the fiscal year then ended, copies of which have been furnished to the Administrative Agent and each Purchaser Agent, fairly present the financial condition of the Servicer and its Subsidiaries as at such date and the results of the operations of the Servicer and its Subsidiaries for the period ended on such date, all in accordance with GAAP consistently applied (except as otherwise noted therein).

(f)       No Proceedings. There is no pending or, to the knowledge of the Servicer, threatened action or proceeding affecting the Servicer or any of its Subsidiaries before any Governmental Authority or arbitrator which could reasonably be expected to have a Material Adverse Effect.

(g)       Accurate Reports. (i) Except as provided in clause (ii) below, each Interim Receivables Report and each Monthly Receivables Report (if prepared by the Servicer or one of its Affiliates, or to the extent that information contained therein is supplied by the Servicer or an Affiliate), and any information, exhibit, financial statement, document, book, data, record or report furnished or to be furnished at any time by or on behalf of the Servicer to the Administrative Agent in connection with this Agreement is or will be, when taken as a whole, accurate in all material respects as of its date or (except as otherwise disclosed to the Administrative Agent at such time) as of the date so furnished, and no such item, when taken as a whole, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

III-7

(ii)       (A) no representation is made as to any financial projections or other forward-looking information other than that it is and will be based upon assumptions and information believed by the Servicer to be reasonable and (B) information furnished with express written disclaimers with regard to the accuracy of that information, is and shall be subject to those disclaimers.

(h)       No Violation. The Servicer is not in violation of any order of any court, arbitrator or Governmental Authority where such violation could reasonably be expected to result in a Material Adverse Effect.

(i)       [Reserved]

(j)       Credit and Collection Policy. The Servicer has complied in all material respects with the Credit and Collection Policy with regard to each Pool Receivable and such Credit and Collection Policy has not changed since the Closing Date, unless (i) such change would not and could not reasonably be expected to, individually or in the aggregate, materially adversely effect the validity, enforceability or collectibility of any portion of the Pool Receivables, or materially adversely affect the interests, rights or remedies of any Secured Party under this Agreement or any other Transaction Document or with respect to any portion of the Pool Receivables or (ii) the Administrative Agent consented to such change in accordance with Section 2(m) of Exhibit IV.

(k)       [Reserved]

(l)       Eligible Receivable. Each Receivable included as an Eligible Receivable in the calculation of the Net Receivables Balance, is an Eligible Receivable at the time so included.

(m)       No Termination Event or Unmatured Termination Event. No event has occurred and is continuing which constitutes a Termination Event or Unmatured Termination Event, unless waived in writing by the Administrative Agent and the Majority Purchasers.

(n)       Investment Company. The Servicer is not (i) an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940 or (ii) an EEA Financial Institution.

(o)       Legal Opinions. The factual assumptions relating to the Servicer set forth in the opinion(s) rendered by Davis, Polk & Wardwell LLP on the Closing Date, pursuant to Section 1(l) of Exhibit II and relating to true sale and non-consolidation matters, and in the officer’s certificates referred to in such opinion(s), are true and correct in all material respects.

(p)       Records. The Servicer has access to all Records necessary to service the Pool Receivables.

III-8

(q)       Sanctions and Anti-Bribery, Anti-Corruption and Anti-Money Laundering. (i) None of the Servicer, any of its Subsidiaries or, to the knowledge of the Servicer, any director, officer, employee or agent of the Servicer or any of its Subsidiaries is a Person that is, or is owned or controlled by Persons that are: (x) the target of any Sanctions, or (y) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions, currently, Crimea, Cuba, Iran, North Korea, Sudan and Syria.

(ii)       The Servicer and its Subsidiaries, and to the Servicer’s knowledge, the Servicer’s directors, officers, agents and employees, are in compliance with all applicable anti-bribery, anti-corruption and anti-money laundering laws, regulations and rules in any applicable jurisdiction, in all material respects, and the Servicer has instituted and maintains risk-based policies and procedures designed to prevent violation of such laws, regulations and rules.

III-9

EXHIBIT IV

COVENANTS

1.       Covenants of the Seller. Until the Final Payout Date:

(a)       Compliance with Laws, Etc. The Seller shall comply in all respects with all Laws applicable to it and the Pool Receivables, and preserve and maintain its organizational existence, rights, franchises, qualifications, and privileges except to the extent that the failure so to comply with such Laws or the failure so to preserve and maintain such existence, rights, franchises, qualifications, and privileges would not and could not reasonably be expected to have a Material Adverse Effect.

(b)       Offices, Records and Books of Account; Etc. The Seller (i) shall keep its principal place of business and chief executive office (as such terms are used in the UCC) and keep its state of organization at the State set forth in Section 1(a) of Exhibit III or, upon at least thirty (30) days’ prior written notice of a proposed change to the Administrative Agent, at any other locations in jurisdictions where all actions reasonably requested by the Administrative Agent to protect and perfect the interest of the Administrative Agent (on behalf of itself, the Purchaser Agents and the Purchasers) in the Pool Receivables and the other Pool Assets have been taken and completed and (ii) shall provide the Administrative Agent with at least thirty (30) days’ written notice prior to making any change in the Seller’s name or making any other change in the Seller’s identity or corporate structure (including through a merger) which could render any UCC financing statement filed in connection with this Agreement “seriously misleading” as such term is used in the UCC; each notice to the Administrative Agent pursuant to this sentence shall set forth the applicable change and the effective date thereof. The Seller will also file and maintain in effect all filings, and take all such other actions, as may be necessary to protect the validity and perfection of its ownership interest in the Pool Receivables. The Seller also will maintain and implement or will cause to be maintained and implemented administrative and operating procedures (including an ability to recreate records evidencing Pool Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Pool Receivables (including, records adequate to permit the daily identification of each Pool Receivable and all Collections of and adjustments to each existing Pool Receivable).

(c)       Performance and Compliance with Contracts and Credit and Collection Policy. The Seller shall, at its expense, timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Pool Receivables, and timely and fully comply in all material respects with the Credit and Collection Policy with regard to each Pool Receivable and the related Contract.

(d)       Security Interest, Etc. The Seller shall, at its expense, take all action necessary or reasonably requested by the Administrative Agent to establish and maintain, in favor of the Administrative Agent (on behalf of itself and the other Secured Parties), a first priority perfected security interest in the Pool Assets, in each case free and clear of any Adverse Claim including, taking such action to perfect, protect or more fully evidence the interest of the Administrative Agent (on behalf of itself, the Purchaser Agents and the Purchasers) under the Agreement as the Administrative Agent may reasonably request.

(e)       Sales, Liens, Etc. The Seller shall not sell, transfer, convey, assign (by operation of law or otherwise) or otherwise dispose of, or assign any right to receive income in respect of, any Pool Receivable or Related Security except as otherwise expressly permitted by this Agreement or any other Transaction Document or create or suffer to exist (i) any Adverse Claim upon or with respect to, any or all of its right, title or interest in, to or under, any Pool Asset, or assign any right to receive income in respect of any items contemplated by this clause (e) or (ii) any Adverse Claim on or with respect to its other properties or assets (whether now owned or hereafter acquired). Notwithstanding the foregoing, the Seller may, with the prior written consent of the Administrative Agent, sell all (but not less than all) of the Pool Receivables of any Obligor, free and clear of any Adverse Claims of the Administrative Agent and the Purchasers therein, to any Person to the extent that (i) the purchase price therefor is at least equal to the lesser of (x) the Outstanding Balance thereof and (y) the purchase price at which the Seller purchased such Pool Receivables and (ii) before and after giving effect to such sale, the Receivables Interest does not exceed 100%. Upon a sale contemplated by this clause (e), the Administrative Agent shall (at the Seller’s expense) execute or authorize the filing of termination or release documents reasonably requested by the Seller with respect to such sold Pool Receivables.

(f)       Extension or Amendment of Pool Receivables. Except with respect to actions by the Servicer that are permitted as provided in Section 4.2, the Seller shall not approve any action by the Servicer which would extend the maturity or adjust the Outstanding Balance or otherwise modify the terms of any Pool Receivable, or amend, modify or waive any term or condition of any related Contract.

(g)       Change in Business or Credit and Collection Policy. The Seller shall not (i) make any change in the character of its business or (ii) make any change in the Credit and Collection Policy, unless (x) such change would not and could not reasonably be expected to, individually or in the aggregate, materially adversely effect the validity, enforceability or collectibility of any portion of the Pool Assets or otherwise, individually or in the aggregate, materially adversely affect the interests, rights or remedies of any Secured Party under this Agreement or any other Transaction Document or with respect to any portion of the Pool Assets or (y) the Administrative Agent consented to such change in writing (such consent not to be unreasonably withheld).

(h)       Audits. (i) The Seller shall, from time to time during its regular business hours as reasonably requested by the Administrative Agent, permit the Administrative Agent, or its agents or representatives (at the Seller’s expense once each year or if a Termination Event or an Unmatured Termination Event exists), (A) to examine and make copies of and abstracts from all books, records and documents (including computer tapes and disks) in the possession or under the control of the Seller relating to Pool Receivables and the Related Security, including the related Contracts, and (B) to visit the offices and properties of the Seller for the purpose of examining such materials described in clause (i)(A) above, and to discuss matters relating to Pool Receivables and the Related Security or the Seller’s performance hereunder or under the Contracts with any of the officers of the Seller or the Servicer, employees of the Servicer having senior servicing positions, or agents or contractors of the Seller (other than the Servicer) having knowledge of such matters; and (ii) without limiting the provisions of clause (i) above, from time to time during regular business hours as reasonably requested by the Administrative Agent, permit certified public accountants or other auditors acceptable to the Administrative Agent to conduct (at the Seller’s expense (not to exceed $200,000 per year when added to expenses incurred or reimbursed by the Servicer pursuant to Section 2(f) of this Exhibit IV and Section 5.1(h) of the Receivables Sale Agreement so long as no Termination Event or Unmatured Termination Event exists, otherwise such expenses shall not be so limited) once each year or if required when a Termination Event or Unmatured Termination Event exists) a review of its books and records with respect to the Pool Receivables. Subject to the limitations specified in the immediately preceding sentences, the Administrative Agent, or its agents and representatives, may (and the Administrative Agent (or such other Person who may be designated from time to time by the Required Purchasers) shall, upon the request of the Required Purchasers) conduct a review of the type described hereinabove whenever the Required Purchasers or the Administrative Agent, as the case may be, in its and their reasonable judgment, deem such review appropriate.

(i)       Change in Blocked Account Banks, Blocked Accounts and Payment Instructions to Obligors. The Seller shall not add or terminate any bank as a Blocked Account Bank or any account as a Blocked Account (or any related post office box) from those listed in Schedule II to the Agreement, or make any change in its instructions to Obligors regarding payments to be made to the Seller or the Originator or payments to be made to any Blocked Account (or related post office box), unless the Administrative Agent shall have consented prior thereto in writing and the Administrative Agent shall have received copies of all agreements and documents (including Blocked Account Agreements) that it may request in connection therewith. Notwithstanding the foregoing, the Seller may from time to time add Blocked Accounts at a domestic office of any commercial bank that has a short term debt rating of at least “A-1” by S&P or “P-1” by Moody’s and is reasonably acceptable to the Administrative Agent and the Servicer (such consent not to be unreasonably withheld) so long as in connection therewith the Seller (or the Servicer on its behalf) delivers to the Administrative Agent a fully executed Blocked Account Agreement with such commercial bank.

(j)       Deposits to Blocked Accounts. The Seller shall (i) instruct or cause to be instructed all Obligors (other than Excluded Obligors) to make payments of all Pool Receivables to one or more Blocked Accounts directly or to post office boxes or lock-boxes to which only Blocked Account Banks have access (and shall instruct the Blocked Account Banks to cause all items and amounts relating to such Pool Receivables received in such post office boxes or lock-boxes to be removed and deposited into a Blocked Account on a daily basis), (ii) deposit, or cause to be deposited, any Collections of Pool Receivables received by it into a Blocked Account not later than one (1) Business Day after receipt thereof, (iii) instruct or cause to be instructed all Excluded Obligors to make payments to accounts other than to a Blocked Account and (iv) remove or cause to be removed any funds other than Collections of Pool Receivables deposited in a Blocked Account no later than one (1) Business Day after deposit therein (except in the case of Collections of Specified Excluded Receivables and for the period of ninety (90) days after the Closing Date, in which case no later than five (5) Business Days after deposit therein). Each Blocked Account shall at all times be subject to a Blocked Account Agreement.

(k)       Marking of Records. At its expense, the Seller shall mark or cause the Servicer to mark the master data processing records with a systems message relating to Pool Receivables and related Contracts, including with a legend, as mutually agreed upon, evidencing the security interest of the Administrative Agent (on behalf of itself and the other Secured Parties) with regard to such Pool Receivables and related Contracts and directing all inquiries to the Originator’s treasurer or manager of general credit for further details.

(l)       Separateness. The Seller hereby acknowledges that the Purchasers are entering into the transactions contemplated by the Agreement in reliance upon the Seller’s identity as a separate legal entity from the Originator or any Ingram Entity (as defined below). Therefore, from and after the date of execution and delivery of this Agreement, the Seller shall take all reasonable steps including all steps that the Administrative Agent or a Purchaser Agent may from time to time reasonably request to maintain the Seller’s identity as a separate legal entity and to make it manifest to third parties that the Seller is an entity with assets and liabilities distinct from those of the Originator, its Affiliates (other than the Seller) (each of the Originator, its Affiliates (other than the Seller) shall be referred to herein as a “Ingram Entity”), and not just a division of any Ingram Entity. Without limiting the generality of the foregoing and in addition to and consistent with the covenant set forth in clause (a) above, the Seller shall:

(i)       compensate all consultants and agents directly or indirectly through reimbursement by Ingram, from the Seller’s bank accounts, for services provided to the Seller by such consultants and agents and, to the extent any consultant or agent of the Seller is also a consultant or agent of any Ingram Entity, allocate the compensation of such employee, consultant or agent between the Seller and such Ingram Entity on a basis which reflects the services rendered to the Seller and such Ingram Entity;

(ii)       maintain office space separate and apart from the offices of the Originator or any other Ingram Entity through which the Seller’s business will be conducted;

(iii)       allocate all overhead expenses (including telephone and other utility charges) which are not reflected in the Servicing Fee for items shared between the Seller and any Ingram Entity on the basis of actual use to the extent practicable and, to the extent such allocation is not practicable, on a basis reasonably related to actual use or the value of services rendered;

(iv)       (A) at least one member of the board of directors of the Seller shall at all times be an Independent Director reasonably acceptable to the Administrative Agent (such acceptability of any Independent Director appointed after the date hereof must be evidenced in writing signed by the Administrative Agent; provided that any Independent Director that is employed by Global Securitization Services, LLC for the purpose of providing director services to special purpose entities and that meets the other requirements of an Independent Director set forth herein shall be deemed acceptable to the Administrative Agent) and (B) none of the Seller, the Servicer, the Originator, any of the Seller’s directors or officers or any of their respective Affiliates shall remove any Independent Director or replace any Independent Director (other than a replacement by an individual employed by Global Securitization Services, LLC for the purpose of providing director services to special purpose entities and who otherwise meets the other requirements of an Independent Director set forth herein), in each case without the prior written consent of the Administrative Agent and the Majority Purchasers (not to be unreasonably withheld);

(v)       ensure that all corporate actions are duly authorized;

(vi)       maintain the Seller’s books and records separate from those of any Ingram Entity;

(vii)       prepare its financial statements separately from those of other Ingram Entities, not make statements or disclosures, prepare any financial statements or in any other respect account for or treat the transactions contemplated by the Receivables Sale Agreement (including for accounting and reporting purposes) in any manner other than (i) with respect to each Purchase of each Pool Receivable and other Related Security effected pursuant to the Receivables Sale Agreement, as a true sale and absolute assignment of the title to and sole record and beneficial ownership interest of the Pool Receivables and other Related Security by the Originators to the Seller and (ii) with respect to each contribution of Pool Receivables and other Related Security thereunder, as an increase in the stated capital of the Seller; provided, however, that this clause (vii) shall not apply for any tax or tax accounting purposes.;

(viii)       except as herein specifically otherwise provided, not commingle funds or other assets of the Seller with those of any Ingram Entity and not maintain bank accounts or other depository accounts to which any Ingram Entity is an account party, into which any Ingram Entity makes deposits or from which any Ingram Entity has the power to make withdrawals;

(ix)       not permit any Ingram Entity to pay any of the Seller’s administrative costs and` expenses (except pursuant to allocation arrangements that comply with the requirements of subclause (i) and (iii) of this clause (l));

(x)       [Reserved];

(xi)       comply in all material respects with the factual assumptions relating to the Seller set forth in the opinion(s) rendered by Davis, Polk & Wardwell LLP on the Closing Date, pursuant to Section 1(l) of Exhibit II relating to true sale and non-consolidation matters;

(xii)       compensate its Independent Director in accordance with the Services and Indemnity Agreement;

(xiii)       not amend its certificate of incorporation or by-laws without the prior written consent of the Administrative Agent such consent not to be unreasonably withheld or delayed;

(xiv)       ensure that no Independent Director shall at any time serve as a trustee in bankruptcy for the Seller, the Servicer, the Originator or any of their respective Affiliates; and

(xv)       provide in its certificate of incorporation or by-laws that the directors of the Seller shall not approve, or take any other action to cause the filing of, a voluntary bankruptcy petition with respect to the Seller unless each Independent Director shall approve the taking of such action in writing prior to the taking of such action.

(m)       Net Worth. At all times, the Seller will have a tangible net worth of at least the Required Capital Amount as determined in accordance with GAAP.

(n)       Consideration. With respect to each Receivable sold by the Originator to the Seller, the Seller will pay to the Originator reasonably equivalent value in consideration of the transfer of such Receivable.

(o)       Other Agreements. The Seller will not (i) enter into or be a party to any agreement or instrument other than this Agreement, the Receivables Sale Agreement, the Wilmington Trust Service Agreement, the Services and Indemnity Agreement, the Delaware Affiliated Finance Company License and other documents or instruments contemplated thereby or (ii) amend, modify or waive any provision in any thereof, or give any approval or consent or permission provided for in any thereof (other than as permitted in Section 6.1).

(p)       No Other Business, Merger or Debt. The Seller will not (i) engage in any business or enterprise or enter into any transaction other than as contemplated by the Transaction Documents, (ii) consolidate or merge with or into, or sell, lease or transfer all or substantially all of its assets to, any other Person or (iii) form or create any Subsidiary. Except as required by law or as a result of operation of law, the Seller shall not create, incur, assume or permit to exist any Debt, other than (A) Debt of the Borrower to any Affected Party, Indemnified Person, the Servicer or any other Person under or expressly permitted by the Transaction Documents, (B) Debt arising under the Subordinated Note, (C) Debt arising under the Wilmington Trust Service Agreement, the Services and Indemnity Agreement or the Delaware Affiliated Finance Company License, (D) endorser liability in connection with the endorsement of negotiable instruments for deposit or collection in the ordinary course of business, and (E) liabilities or obligations for services supplied or furnished to the Seller in an amount not to exceed $100,000 at any time outstanding.

(q)       Certificate of Incorporation and By-Laws. The Seller will not amend its certificate of incorporation or by-laws other than in compliance with the terms hereof.

(r)       Reporting Requirements. The Seller will provide to the Administrative Agent and each Purchaser Agent the following:

(i)       as soon as possible and in any event within two (2) Business Days after becoming aware of the occurrence of each Termination Event or Unmatured Termination Event, a statement of a financial officer of the Seller setting forth details of such Termination Event or Unmatured Termination Event and the action that the Seller has taken and proposes to take with respect thereto;

(ii)       at least thirty (30) days prior to any change in the Seller’s name or any other change requiring the amendment of UCC financing statements, a notice setting forth such changes and the effective date thereof;

(iii)       for the first three (3) quarters of each fiscal year of the Seller, unaudited quarterly within sixty (60) days of the end of the related quarter and audited annual financial statements of the Seller within ninety (90) days of the end of the Seller’s fiscal year; provided that the requirement to provide audited annual financial statements will be waived if (A) the Seller provides the Administrative Agent and the Purchaser Agents with its unaudited non-consolidated financial statements, prepared in conformity with GAAP (subject to the absence of footnotes and year-end adjustments), which financial statements shall include, at a minimum, the non-consolidated balance sheet and a statement of income of the Seller and (B) the Seller is included in the consolidated financial statements of Ingram required to be delivered pursuant to Section 2(k) of this Exhibit IV;

(iv)       promptly after the Seller obtains knowledge thereof, notice of any Litigation which may exist at any time between the Seller and any Governmental Authority or relating to any Transaction Document;

(v)       promptly and in any event within five (5) Business Days after the occurrence thereof, notice of any event which is reasonably likely to have a Material Adverse Effect; and

(vi)       promptly after receipt thereof, any notices the Seller receives from the Originator or the Servicer under the Receivables Sale Agreement.

(s)       Payment, Performance and Discharge of Obligations.

(i)       Subject to clause (ii) below, the Seller shall pay, perform and discharge or cause to be paid, performed and discharged promptly all charges and claims payable by it before any thereof shall become past due.

(ii)       The Seller may in good faith contest, by appropriate proceedings, the validity or amount of any charges or claims described in clause (i) above; provided, that adequate reserves with respect to such contest are maintained on the books of the Seller, in accordance with GAAP.

(t)       Limited Payments. The Seller will not make any cash payment to or otherwise transfer any funds to any of its Affiliates except for (i) payments of the purchase price under the Receivables Sale Agreement, (ii) repayments of amounts owed under the Subordinated Note in accordance with the terms thereof, (iii) distributions, which are declared by the Seller’s board of directors in accordance with all Laws relating to corporate formalities, (iv) the Servicing Fee or (v) the return of funds other than Collections of Pool Receivables deposited in Blocked Accounts; provided that the Seller shall not make any such payment under this subsection (t) at any time with the funds which are required to be set aside for the benefit of, or otherwise to be distributed to, a Purchaser, a Purchaser Agent, the Administrative Agent or any other Indemnified Party or Affected Person pursuant to Section 1.4(b) or Section 1.4(d); provided further, that the Seller shall not make any payment under this subsection (t) (other than the Servicing Fee) if after giving effect to such payment a Termination Event or Unmatured Termination Event would exist or otherwise result therefrom.

(u)       [Reserved]

(v)       Negative Pledge of Subordinated Notes. Create, or permit to be created, any Adverse Claims with respect to the Subordinated Note (including any payment or distribution in connection therewith), unless the holder(s) of such Adverse Claim(s) shall have entered into an intercreditor agreement with the Administrative Agent, each Purchaser Agent and each Purchaser in form and substance satisfactory to the Administrative Agent, and each Purchaser Agent.

(w)       Sanctions. The Seller will not, directly or indirectly, use the proceeds of Purchases or Reinvestments, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory that, at the time of such funding, is, or whose government is, the subject of Sanctions, except to the extent permissible for a Person required to comply with Sanctions, or (ii) in any other manner that would result in a violation of Sanctions or Anti-Corruption Laws by any Person (including any Person participating in the Purchases or Reinvestments, whether as underwriter, advisor, investor or otherwise).

2.       Covenants of the Servicer. Until the Final Payout Date:

(a)       Compliance with Laws, Etc. The Servicer shall comply in all respects with all applicable Laws, and preserve and maintain its corporate existence, rights, franchises, qualifications, and privileges except to the extent that the failure so to comply with such Laws or the failure so to preserve and maintain such existence, rights, franchises, qualifications, and privileges could not reasonably be expected to have a Material Adverse Effect.

(b)       Records. The Servicer will maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Pool Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all Records necessary or advisable for the collection of all Pool Receivables (including records adequate to permit the daily identification of each Pool Receivable and all Collections of and adjustments to each existing Pool Receivable).

(c)       Performance and Compliance with Contracts and Credit and Collection Policy. The Servicer shall, at its expense, timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by the Servicer under the Contracts related to the Pool Receivables, and timely and fully comply in all material respects with the Credit and Collection Policy with regard to each Pool Receivable and the related Contract.

(d)       Security Interest, Etc. The Servicer shall, at its expense, take all action necessary or reasonably requested by the Administrative Agent to establish and maintain a first priority perfected security interest in the Pool Assets, in each case free and clear of any Adverse Claim, in favor of the Administrative Agent (on behalf of itself and the other Secured Parties), including taking such action to perfect, protect or more fully evidence the interest of the Administrative Agent (on behalf of itself and the other Secured Parties) under this Agreement as a Purchaser Agent or the Administrative Agent, may reasonably request.

(e)       Extension or Amendment of Pool Receivables. Except as provided in Section 4.2, the Servicer shall not extend the maturity or adjust the Outstanding Balance or otherwise modify the terms of any Pool Receivable, or amend, modify or waive any term or condition of any related Contract.

(f)       Audits. (i) The Servicer shall, from time to time during its regular business hours as reasonably requested by the Administrative Agent, permit the Administrative Agent, or its agents or representatives, (at the Servicer’s expense once each year and at any time when a Termination Event or Unmatured Termination Event exists) (A) to examine and make copies of and abstracts from all books, records and documents (including, computer tapes and disks) in the possession or under the control of the Servicer relating to Pool Receivables and the Related Security, including, the related Contracts, and (B) to visit the offices and properties of the Servicer for the purpose of examining such materials described in clause (i)(A) above, and to discuss matters relating to Pool Receivables and the Related Security or the Servicer’s performance hereunder or under the Contracts with any of the officers of the Seller or the Servicer, employees of the Servicer having senior servicing positions, or agents or contractors of the Servicer having knowledge of such matters; and (ii) without limiting the provisions of clause (i) above, from time to time during regular business hours as reasonably requested by the Administrative Agent, permit certified public accountants or other auditors acceptable to the Administrative Agent to conduct (at the Servicer’s expense (not to exceed $200,000 per year when added to expenses incurred or reimbursed by the Seller pursuant to Section 1(h) of this Exhibit IV and Section 5.1(h) of the Receivables Sale Agreement so long as no Termination Event or Unmatured Termination Event exists, otherwise such expenses shall not be so limited) once each year or if a Termination Event or Unmatured Termination Event has occurred) a review of its books and records with respect to the Pool Receivables. Subject to the limitations specified in the immediately preceding sentences, the Administrative Agent, or its agents and representatives, may (and the Administrative Agent (or such other Person who may be designated from time to time by the Required Purchasers) shall, upon the request of the Required Purchasers) conduct a review of the type described hereinabove whenever the Required Purchasers or the Administrative Agent, as the case may be, in its and their reasonable judgment, deem such review appropriate.

(g)       Change in Blocked Account Banks, Blocked Accounts and Payment Instructions to Obligors. The Servicer shall not add or terminate any bank as a Blocked Account Bank or any account as a Blocked Account (or any related post office box) from those listed in Schedule II to the Agreement, or make any change in its instructions to Obligors regarding payments to be made to the Servicer or the Originator or payments to be made to any Blocked Account (or related post office box), unless the Administrative Agent shall have consented prior thereto in writing and the Administrative Agent shall have received copies of all agreements and documents (including Blocked Account Agreements) that it may request in connection therewith. Notwithstanding the foregoing, the Servicer may from time to time add Blocked Accounts at a domestic office of any commercial bank that has a short term debt rating of at least “A-1” by S&P or “P-1” by Moody’s and is reasonably acceptable to the Administrative Agent and the Seller (such consent not to be unreasonably withheld) so long as in connection therewith the Servicer delivers to the Administrative Agent a fully executed Blocked Account Agreement with such commercial bank.

(h)       Deposits to Blocked Accounts. The Servicer shall (i) instruct all Obligors (other than Excluded Obligors) to make payments of all Pool Receivables to one or more Blocked Accounts or to post office boxes or lock-boxes to which only Blocked Account Banks have access (and shall instruct the Blocked Account Banks to cause all items and amounts relating to such Pool Receivables received in such post office boxes or lock-boxes to be removed and deposited into a Blocked Account on a daily basis), (ii) deposit, or cause to be deposited, any Collections of Pool Receivables received by it into Blocked Accounts not later than one (1) Business Day after receipt thereof. Each Blocked Account shall at all times be subject to a Blocked Account Agreement, (iii) instruct or cause to be instructed all Excluded Obligors to make payments other than to a Blocked Account and (iv) remove or cause to be removed any funds other than Collections of Pool Receivables deposited in a Blocked Account no later than one (1) Business Day after deposit therein (except in the case of Collections of Specified Excluded Receivables and for the period of ninety (90) days after the Closing Date, in which case no later than five (5) Business Days after deposit therein). Each Blocked Account shall at all times be subject to a Blocked Account Agreement.

(i)       Marking of Records. At its expense, the Servicer shall mark the master data processing records with a systems message relating to Pool Receivables and related Contracts, including with a legend, as mutually agreed upon, evidencing the security interest of the Administrative Agent (on behalf of itself and the other Secured Parties) with regard to such Pool Receivables and related Contracts in accordance with this Agreement.

(j)       Merger, Sale of Assets. The Servicer shall not:

(i)       be a party to any merger or consolidation, except that, so long as no Termination Event has occurred or would occur immediately after giving effect thereto or would result therefrom, the Servicer may merge with any other Person, provided that the Servicer is the survivor of such merger; or

(ii)       sell, lease, transfer or otherwise dispose of assets constituting all or substantially all of the assets of such Originator and its consolidated Subsidiaries (taken as a whole) other than the assignments and transfers contemplated by the Transaction Documents, to another Person, or liquidate or dissolve.

(k)       Reporting Requirements. The Servicer will provide to the Administrative Agent and each Purchaser Agent (in multiple copies, if requested by the Administrative Agent or such Purchaser Agent) the following:

(i)       promptly after filing, copies of each Form 10-K, Form 10-Q, and Form 8-K (or any respective successor forms) filed with the SEC (or any successor authority) or any national securities exchange and to the extent not disclosed in such Forms 10-K, Forms 10-Q, and Forms 8-K (or respective successor forms) for the applicable period, copies of the following financial statements, reports, notices and information: (A) within ninety (90) days after the end of Ingram’s fiscal year, a copy of the annual audit report of Ingram and its Consolidated Subsidiaries and (B) within sixty (60) days after the end of each of the first three fiscal periods, a copy of the unaudited consolidated financial statements of Ingram and its Consolidated Subsidiaries; provided that Ingram shall be deemed to have provided all such forms, financial statements or reports on the date on which such forms, financial statements or reports are posted (or a link thereto is provided) on Ingram’s website on the Internet at http://www.ingrammicro.com/ or the SEC’s website on the Internet at www.sec.gov/edgar/searchedgar/webusers.htm;

(ii)       promptly after the filing thereof, copies of any registration statements (other than the exhibits thereto and excluding any registration statement on Form S-8 and any other registration statement relating exclusively to stock, bonus, option, 401(k) and other similar plans for officers, directors, and employees of Ingram or any of its Subsidiaries); provided that Ingram shall be deemed to have provided all such registration statements on the date on which such registration statements are posted (or a link thereto is provided) on Ingram’s website on the Internet at http://www.ingrammicro.com/ or the SEC’s website on the Internet at www.sec.gov/edgar/searchedgar/webusers.htm;

(iii)       (A) on the Business Day immediately preceding each Purchase Date (other than in connection with a Reinvestment) or in any event on the second Business Day of every calendar week if Ingram’s Debt Rating falls to or below “BB+” by S&P or “Ba2” by Moody’s, an Interim Receivables Report for the period from and excluding the last reporting day of the most recent Interim Receivables Report or Monthly Receivables Report through but including the Business Day immediately preceding the date of such Interim Receivables Report, (B) on the 10th of every month (or the next succeeding Business Day if such day is not a Business Day), a Monthly Receivables Report for the immediately preceding Collection Period, and (C) on every Business Day, if a Termination Event has occurred or if Ingram’s Debt Rating falls to or below “BB-” by S&P or “Ba3” by Moody’s, an Interim Receivables Report unless the Aggregate Capital, Aggregate Yield, all Program Fees and other Fees and any other amounts then due and payable by the Seller and the Servicer to each Purchaser Group, the Administrative Agent or any other Indemnified Party or Affected Person hereunder, have been paid in full. Each delivery of a Monthly Receivables Report and Interim Receivables Report shall be deemed a certification by the Servicer and the Seller that at the time of such delivery no event has occurred or is continuing which constitutes a Termination Event or an Unmatured Termination Event (other than an Unmatured Termination Event which is described as such in such report or a prior written notice delivered to the Administrative Agent);

(iv)       as soon as possible and in any event within two (2) Business Days after becoming aware of the occurrence of a Termination Event or an Unmatured Termination Event, a statement of a financial officer or the general counsel of the Servicer setting forth details of such Termination Event or Unmatured

Termination Event and the action that the Servicer has taken and proposes to take with respect thereto;

(v)       promptly (and in any case within two (2) Business Days) upon becoming aware of the institution of any steps by the Servicer or any other Person to terminate any Pension Plan other than pursuant to Section 4041(b) of ERISA, or the failure to make a required contribution to any Pension Plan if such failure is sufficient to give rise to a lien under Section 430(k) of the Code or Section 303(k) of ERISA, or the taking of any action with respect to a Pension Plan which could result in the requirement that the Servicer or any ERISA Affiliate furnish a bond or other security to the Pension Benefit Guaranty Corporation or such Pension Plan, or the occurrence of any other event with respect to any Pension Plan which, in any such case, results in, or would reasonably be expected to result in, a Material Adverse Effect, notice thereof and copies of all documentation relating thereto;

(vi)       such other information respecting the Pool Receivables or the condition or operations, financial or otherwise, of the Servicer or any of its Affiliates as the Administrative Agent or a Purchaser Agent may from time to time reasonably request with respect to the transactions contemplated under the Transaction Documents, the Pool Receivables or the condition, operations, financial or otherwise of the Servicer, the Sub-Servicer, the Seller, Ingram or any other Originator;

(vii)       from time to time as reasonably requested by the Purchasers, and at the sole expense of the Servicer, an Agreed Upon Procedures Report performed by Protiviti or such other accountant to which the Administrative Agent (with the consent of the Purchasers, such consent not be unreasonably withheld) has provided its prior written consent;

(viii)       promptly after the occurrence thereof, notice of any event which is reasonably likely to have a Material Adverse Effect; and

(ix)       contemporaneously with the Seller’s delivery of its financial statements pursuant to clause (r)(iii) of Exhibit IV, a compliance certificate signed by the Servicer’s chief financial officer, treasurer or other financial officer showing a calculation of the financial covenants described in clause (j) of Exhibit V and such other information respecting the Pool Receivables or the condition or operations, financial or otherwise, of the Seller, the Servicer, any Sub-Servicer or the Originator as the Administrative Agent or a Purchaser Agent may from time to time reasonably request.

(l)       Separateness. The Servicer shall comply in all material respects with the factual assumptions relating to the Servicer set forth in the in the opinion(s) rendered by Davis, Polk & Wardwell LLP on the Closing Date, pursuant to Section 1(l) of Exhibit II relating to true sale and non-consolidation matters.

(m)       Change in Business or Credit and Collection Policy. The Servicer shall not (i) make any material change in the character of its business or (ii) make any change in the Credit and Collection Policy, unless (x) such change would not and could not reasonably be expected to, individually or in the aggregate, materially adversely affect the validity, enforceability or collectibility of any portion of the Pool Receivables or materially adversely affect the interests, rights or remedies of any Secured Party under this Agreement or any other Transaction Document or with respect to any portion of the Pool Receivables or (y) the Administrative Agent consented to such change in writing (such consent not to be unreasonably withheld).

(n)       Inventory Repurchase and Floorplan Agreements. The Servicer hereby agrees that it shall deliver or cause to be delivered to the Administrative Agent, no later than 90 days after the date hereof (or such later date as may be agreed by the Administrative Agent) a certified copy of each material inventory repurchase or floorplan agreement to which the Servicer is a party or is bound by.

EXHIBIT V

TERMINATION EVENTS

Each of the following shall be a “Termination Event”:

(a)       The Seller, the Servicer or the Originator shall fail to remit when required any payment of Capital (which for the Originator means amounts payable in connection with Deemed Collections under the Receivables Sale Agreement) required under this Agreement or any other Transaction Document and such failure to make such payment shall continue for one (1) Business Day; or

(b)       The Seller, the Servicer or the Originator shall fail to remit when required any payment of Yield, Fees or any other payment (other than payment of Capital) required under this Agreement or any other Transaction Document and such failure to make such payment shall continue for five (5) Business Days; or

(c)       (i) Any representation or warranty made or deemed made by the Originator, the Seller or the Servicer pursuant to clauses (a), (g), (k), (u), (v), (x) and (aa) of Section 1 of Exhibit III or clause (o) of Section 2 of Exhibit III shall prove to have been incorrect or untrue in any respect when made or deemed made; (ii) any representation or warranty made or deemed made by the Originator, the Seller or the Servicer (or any of their respective officers) pursuant to clauses (h) and (o) of Section 1 of Exhibit III or clauses (g) and (l) of Section 2 of Exhibit III or any information or report delivered by the Seller or the Servicer pursuant to this Agreement shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered (or to the extent such representation and warranty shall be qualified by materiality or by reference to a “material adverse effect” standard, such representation or warranty shall be untrue in any respect), unless such representation or warranty is capable of being remedied and the Originator, the Seller or the Servicer, as applicable, shall have remedied such incorrect or untrue representation and warranty within one (1) Business Day after becoming aware of such failure; or (iii) any other representation or warranty made or deemed made by the Originator, the Seller or the Servicer under or in connection with this Agreement or a Transaction Document to which they are a party shall prove to have been incorrect or untrue in any material respect when made or deemed made (or to the extent such representation and warranty shall be qualified by materiality or by reference to a “material adverse effect” standard, such representation or warranty shall be untrue in any respect), unless such representation or warranty is capable of being remedied and the Originator, the Seller or the Servicer, as applicable, shall have remedied such incorrect or untrue representation and warranty within five (5) Business Days; provided that a Termination Event shall not occur in connection with a breach of any of the representations referred to in Section 1.4(e)(ii) and Sections 1(h) and 2(g) of Exhibit III (solely to the extent any such breach would also give rise to a Deemed Collection pursuant to Section 1.4(e)(ii)) if either (i) the aggregate of the Receivables Interest does not exceed 100% after a recalculation of the Receivables Interests excluding the related Receivable or Receivables from the Net Receivables Balance or

(ii) the aggregate of the Receivables Interest does not exceed 100% after recalculation of the Receivables Interest excluding such Receivable or Receivables from the Net Receivable Balance and the payments required to be made hereunder in connection with such exclusion have been made; or

(d)       (i) The Servicer or the Seller shall fail to perform or observe any other term, covenant or agreement contained in clauses (a), (b), (d), (e), (g)(i), (i), (o)(ii), (p), (q), (r)(i), (t) or (w) of Section 1 of Exhibit IV and clauses (a), (d), (g) or (k)(iv) of Section 2 of Exhibit IV; (ii) the Servicer or the Seller shall fail to perform or observe any term, covenant or agreement contained in clause (j)(i) of Section 1 of Exhibit IV and clause (h)(i) of Section 2 of Exhibit IV, unless the aggregate Outstanding Balance of Pool Receivables (other than Foreign Obligor Receivables on and after the Foreign Obligor Receivable Inclusion Date but prior to the Foreign Obligor Receivable Eligibility Date) of the affected Obligor is less than $5,000,000 and the Servicer or the Seller, as applicable, shall remedy such failure within two (2) Business Days after becoming aware of such failure; (iii) the Servicer or the Seller shall fail to perform or observe any term, covenant or agreement contained in clause (j)(ii) of Section 1 of Exhibit IV and clause (h)(ii) of Section 2 of Exhibit IV, unless the aggregate amount of Collections not deposited in accordance therewith is less than $5,000,000 and the Servicer or the Seller, as applicable, shall remedy such failure within two (2) Business Days after becoming aware of such failure; (iv) the Servicer or the Seller shall fail to perform or observe any term, covenant or agreement contained in the last sentence of Section 1.4(a), Section 4.2(b), clause (j)(iv) of Section 1 of Exhibit IV and clause (h)(iv) of Section 2 of Exhibit IV, unless the Servicer or the Seller shall remedy such failure within the earlier of (A) two (2) Business Days after becoming aware of such failure and (B) five (5) Business Days after such failure has occurred; (v) the Servicer shall fail to deliver an Interim Receivables Report when due daily pursuant to clause (k)(iii)(C) of Section 2 of Exhibit IV and such failure shall remain unremedied for one (1) Business Day (limited to one such failure per Collection Period); (vi) the Servicer shall fail to deliver any report pursuant to clause (k)(iii)(A) or (k)(iii)(B) of Section 2 of Exhibit IV and such failure shall remain unremedied for one (1) Business Day; (vii) the Servicer or the Seller shall fail to perform or observe any other term, covenant or agreement contained in clause (c) of Section 1 of Exhibit IV and clause (c) of Section 2 of Exhibit IV and such failure shall remain unremedied for three (3) Business Days; and (viii) the Servicer or the Seller shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or any other Transaction Document to which it is a party on its part to be performed or observed and any such failure shall remain unremedied for ten (10) days after receiving notice or becoming aware of such failure; or

(e)       A default shall occur in respect of any Debt of the Servicer or Originator in excess of $100,000,000, and such Debt shall be declared to be (or shall automatically become) due and payable, or required to be prepaid, redeemed, purchased or defeased, or an offer to repay, redeem, purchase or defease such Debt shall be required to be made, in each case before the stated maturity thereof; or

(f)       This Agreement or any Purchase or any Reinvestment pursuant to this Agreement shall for any reason (other than pursuant to the terms hereof) cease to create, or the Receivables Interest shall for any reason cease to be a valid and perfected first priority security interest in favor of the Administrative Agent (on behalf of itself and the other Secured Parties) to the extent of the Receivables Interest, or security interest, in any portion of the Pool Assets, free and clear of any Adverse Claim (other than as a result of the filing by the Administrative Agent, any Purchaser Agent or any Purchaser of UCC-3 termination statement with respect to the Pool Assets); or

(g)       The Seller, the Servicer or the Originator or any of their Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any Insolvency Proceeding shall be instituted by or against the Seller, the Servicer or the Originator or any of their Subsidiaries and, in the case of an involuntary Insolvency Proceeding with respect to the Servicer or the Originator, such event shall not be dismissed, bonded or discharged for sixty (60) days; or

(h)       At any time (i) the average of the Default Ratios of the three most recently ended Collection Periods shall exceed 2.00% or (ii) the average of the Dilution Ratios of the three most recently ended Collection Periods shall exceed 7.50% or (iii) the average of the Delinquency Ratios of the three most recently ended Collection Periods shall exceed 3.00% or (iv) the average of the Loss-to-Liquidation Ratios of the three most recently ended Collection Periods shall exceed 0.75%; or

(i)       The Receivables Interest shall exceed l00% and such circumstance shall not have been remedied within one (1) Business Day; or

(j)       Any of the following shall occur;

(i)       The ratio of (A) “Consolidated EBITDA” for any period of four consecutive “Fiscal Periods” to (B) “Consolidated Interest Charges” for such period shall be less than 4.0 to 1.0 (in each case as defined in the Credit Agreement as attached hereto as Annex K or as the same may be amended from time to time with the consent of the Administrative Agent and the Majority Purchasers);

(ii)       The “Leverage Ratio” (as defined in the Credit Agreement as attached hereto as Annex K or as the same may be amended from time to time with the consent of the Administrative Agent and the Majority Purchasers) shall exceed 3.80 to 1.0;

(iii)       The ratio of “Consolidated Liabilities” to “Consolidated Assets” of Ingram on the last day of any “Fiscal Period” shall be greater than or equal to 0.8 (in each case as defined in the Credit Agreement as attached hereto as Annex K or as the same may be amended from time to time with the consent of the Administrative Agent and the Majority Purchasers); and

(iv)       The “Consolidated Stockholders’ Equity” of Ingram on the last day of any “Fiscal Period” (in each case as defined in the Credit Agreement as attached hereto as Annex K or as the same may be amended from time to time with the consent of the Administrative Agent and the Majority Purchasers) shall be less than $2,000,000,000;

provided, that for purposes of calculating the preceding ratios the contribution of any Subsidiary of Ingram acquired (to the extent the acquisition is treated for accounting purposes as a purchase) during those four Fiscal Periods to Consolidated EBITDA shall be calculated on a pro forma basis as if it had been a Subsidiary of Ingram during all of those four Fiscal Periods; or

(k)       (i) A final judgment or order for the payment of money (other than the Brazilian/ISS Judgment) (to the extent not bonded or covered by insurance to the reasonable satisfaction of the Administrative Agent) in an aggregate amount greater than the lesser of (A) 7.25% of the “Consolidated Tangible Net Worth” (as defined in the Credit Agreement as attached hereto as Annex K and as the same may be amended from time to time with the consent of the Administrative Agent and the Majority Purchasers) of Ingram at the end of the most recently ended fiscal quarter and (B) $100,000,000, shall be rendered against Ingram and/or any of its Subsidiaries as a group or (ii) the Brazilian/ISS Judgment shall be rendered in an amount in excess of the Maximum Brazilian/ISS Judgment Amount, and, in each case, either (x) the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed (including by reason of pending appeal or otherwise) or (y) any action shall be legally taken by a judgment creditor to levy upon assets or properties of Ingram and/or any of its Subsidiaries as a group to enforce any such judgment and no stay of enforcement (including by reason of pending appeal or otherwise) shall be in effect; or

(l)       At any time, there shall be an occurrence of a Servicer Resignation Event as defined in Section 4.1(c); or

(m)       A Change in Control shall occur; or

(n)       The Seller shall at any time cease to be a direct or indirect wholly-owned Subsidiary of the Originator; or

(o)       A federal tax notice of a lien shall have been filed against the Seller or attaching to any of the Pool Assets or any portion thereof unless there shall have been delivered to the Administrative Agent proof of release of such lien; or

(p)       (i) Institution of any steps by the Originator or any other Person to terminate a Pension Plan if, as a result of such termination, the Originator or any ERISA Affiliate could be required to make a contribution in excess of $100,000,000 (or the equivalent thereof in any other currency), to such Pension Plan; or could reasonably expect to incur a liability or obligation in excess of $100,000,000 (or the equivalent thereof in any other currency), to such Pension Plan; or

(ii) A contribution failure occurs with respect to any Pension Plan sufficient to give rise to a lien under Section 430(k) of the Code or 303(k) of ERISA.

(q)       The average Days Sales Outstanding for the three most recently ended Collection Periods shall exceed sixty-five (65) days; or

(r)       A default shall occur in respect of any Debt of the Seller in excess of $100,000; or

(s)       A final judgment or order for the payment of money (to the extent not bonded or covered by insurance to the reasonable satisfaction of the Administrative Agent) shall be rendered against the Seller in an aggregate amount greater than $100,000; or

(t)       The amount of Capital and Yield owed by Seller in respect of the Receivables Interest shall not have been paid in full by the Legal Final Maturity Date; or

(u)       A Purchase Termination Event shall have occurred and be continuing.

EXHIBIT VI

SUPPLEMENTAL PERFECTION REPRESENTATIONS,
WARRANTIES AND COVENANTS

In addition to the representations, warranties and covenants contained in Exhibit III and Exhibit IV hereof, the Seller and the Servicer, as applicable, hereby makes the following additional representations, warranties and covenants:

1.       Pool Receivables; Blocked Accounts.

(a)       The Pool Receivables constitute “accounts” within the meaning of the UCC.

(b)       Each Blocked Account constitutes a “deposit account” within the meaning of the UCC.

2.       Creation of Security Interest. The Seller owns and has good and marketable title to the Pool Receivables and Blocked Accounts (and the related post office boxes or lock-boxes), free and clear of any Adverse Claim. The Agreement creates a valid and continuing security interest (as defined in the UCC) in the Pool Receivables and the Blocked Accounts (and the related post office boxes or lock-boxes) in favor of the Administrative Agent (on behalf of itself and the other Secured Parties), which security interest is prior to all other Adverse Claims and is enforceable as such as against any creditors of and purchasers from the Seller.

3.       Perfection.

(a)       The Seller has caused the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable Law and entered into Blocked Account Agreements in order to perfect the sale of the Pool Receivables from the Originator to the Seller pursuant to the Receivables Sale Agreement and the security interest granted by the Seller to the Administrative Agent (on behalf of itself and the other Secured Parties) in the Pool Receivables hereunder.

(b)       With respect to all Blocked Accounts (and all related post office boxes or lock-boxes), the Seller has delivered to the Administrative Agent (on behalf of itself, the Purchaser Agents and the Purchasers), a fully executed Blocked Account Agreement pursuant to which the applicable Blocked Account Bank has agreed, following the occurrence of certain events specified therein, to comply with all instructions given by the Administrative Agent with respect to all funds on deposit in such Blocked Account (and all funds sent to the respective post office box), without further consent by the Seller or the Servicer.

4.       Priority.

(a)       Other than the transfer of the Pool Receivables by the Originator to the Seller pursuant to the Receivables Sale Agreement and the grant of security interest by the Seller to the Administrative Agent (on behalf of itself and the other Secured

Parties) in the Pool Receivables and Blocked Accounts (and the related post office box) hereunder, neither the Seller nor the Originator has pledged, assigned, sold, conveyed, or otherwise granted a security interest in any of the Pool Receivables, Related Security, Collections or Blocked Accounts (and the related post office box) to any other Person.

(b)       Neither the Seller nor the Originator has authorized, or is aware of, any filing of any financing statement against the Seller or the Originator that include a description of collateral covering the Pool Receivables, Related Security, Collections or all other collateral pledged to the Administrative Agent (on behalf of the Purchasers) pursuant to the Transaction Documents, other than any financing statement filed pursuant to the Receivables Sale Agreement and this Agreement or financing statements that have been validly terminated prior to the date hereof.

(c)       The Seller is not aware of any judgment, ERISA or tax lien filings against the Seller or against the Originator which could attach to the Receivables of the Originator.

(d)       None of the Blocked Accounts (and the related post office boxes or lock-boxes) are in the name of any Person other than the Seller or the Administrative Agent. Neither the Seller, the Servicer or the Originator has consented to any Blocked Account Bank’s complying with instructions of any person other than the Administrative Agent.

5.       Survival of Supplemental Representations. Notwithstanding any other provision of this Agreement or any other Transaction Document, the representations contained in this Exhibit VI shall be continuing, and remain in full force and effect until such time as the Aggregate Capital, Aggregate Yield, all Program Fees and other Fees and any other amounts payable by the Seller, the Originator and the Servicer to each Secured Party under the Transaction Documents, have been paid in full and all other obligations of the Seller under this Agreement or any other Transaction Documents (other than the Ancillary Documents) have been fully performed.

6.       No Waiver. The parties to this Agreement: (i) shall not, without obtaining a written confirmation of the then-current rating of the Notes of each Conduit Purchaser by the Rating Agencies, waive any of the representations set forth in this Exhibit VI; (ii) shall provide the Rating Agencies with prompt written notice of any breach of any representations set forth in this Exhibit VI, and (iii) shall not, without obtaining a written confirmation of the then-current rating of the Notes of each Conduit Purchaser by the Rating Agencies (as determined after any adjustment or withdrawal of the ratings following notice of such breach) waive a breach of any of the representations set forth in this Exhibit VI.

7.       Seller or Servicer to Maintain Perfection and Priority. The Seller or the Servicer shall, from time to time take such action, or execute and deliver such instruments (other than filing financing statements) as may be necessary or such actions as are reasonably requested by the Administrative Agent or a Purchaser Agent) to maintain and perfect, as a first-priority interest, the Administrative Agent’s (on behalf of itself and the other Secured Parties) security interest in the Pool Receivables, Related Security and Collections and all other collateral pledged to the Administrative Agent (on behalf of itself and the other Secured Parties) pursuant to the Transaction Documents. The Seller or the Servicer shall, from time to time and within the time limits established by Law, prepare and present to the Administrative Agent for the Administrative Agent’s authorization and approval all financing statements, amendments, continuations or initial financing statements in lieu of a continuation statement, or other filings necessary to continue, maintain and perfect the Administrative Agent’s (on behalf of itself and the other Secured Parties) security interest in the Pool Receivables, Related Security and Collections, and all other collateral pledged to the Administrative Agent (on behalf of itself and the other Secured Parties) pursuant to the Transaction Documents as a first-priority interest. The Administrative Agent’s approval of such filings shall authorize the Seller or the Servicer to file such financing statements under the UCC without the signature of the Seller, the Originator or the Administrative Agent where allowed by applicable Law. Notwithstanding anything else in the Transaction Documents to the contrary, none of the Seller, the Servicer or the Originator, shall have any authority to file a termination, partial termination, release, partial release or any amendment that deletes the name of a debtor or excludes collateral of any such financing statements, without the prior written consent of the Administrative Agent and the Majority Purchaser.

8.       Reaffirmation of Representations and Warranties. On the date of each Purchase or Reinvestment hereunder, the Seller and the Servicer, by accepting the proceeds of such Purchase or Reinvestment, shall be deemed to have certified that all representations and warranties of the Seller and the Servicer, as applicable, described in this Exhibit VI, as from time to time amended in accordance with the terms hereof, are correct on and as of such day as though made on and as of such day, except for representations and warranties which apply as to an earlier date (in which case such representations and warranties shall be true and correct as of such date).

SCHEDULE I

CREDIT AND COLLECTION POLICY

As delivered to the Administrative Agent on April 26, 2010.

SCHEDULE II

BLOCKED ACCOUNT BANKS AND BLOCKED ACCOUNTS

Blocked Account Bank

Bank of America, N.A.

Blocked Account Support

Building D

Mail Code: CA4-704-06-37

Concord, CA 94520-2425

Blocked Account

Account Number: 9429282435

Lockboxes

Blocked Account Number	Blocked Account Name	Blocked Account Address
415034	Ingram Funding Inc.	P.O. Box 415034 Boston, MA 02241-5034
403590	Ingram Funding Inc.	P.O. Box 403590 Atlanta, GA 30384-3590
90341	Ingram Funding Inc.	90341 Collection Center Drive Chicago, IL 60693
90350	Ingram Funding Inc.	90350 Collection Center Drive Chicago, IL 60693
70087	Ingram Funding Inc.	File # 70087 Los Angeles, CA 90074-0087

SCHEDULE III

TRADE NAMES

Ingram Funding Inc.

SCHEDULE IV

SPECIAL CONCENTRATION PERCENTAGES

None.

SCHEDULE V

OFFICES OF ORIGINATOR

3351 Michelson Drive, Suite 100

Irvine, CA 92612-0697

SCHEDULE VI

PURCHASER’S ACCOUNTS

LIBERTY STREET FUNDING LLC

Bank:	The Bank of Nova Scotia - New York Agency
ABA #:	026 – 002532
A/C#:	2158 – 13
Beneficiary:	Liberty Street Funding LLC
Ref:	Ingram Funding

Victory Receivables Corporation

Bank:	Bank of Tokyo-Mitsubishi UFJ, NY Branch
ABA #:	026-009-632
A/C#:	310-051-428
Account Name:	VRC
Ref:	Ingram Micro

REGENCY ASSETS LIMITED

Bank:	HSBC Bank USA, New York
SWIFT:	MRMDUS33
ABA #:	021001088
Account Name:	NY Loan Agency
A/C#:	713011777
Ref:	Ingram Funding Inc.

WORKING CAPITAL MANAGEMENT CO., LP

Bank:	Mizuho Bank, Ltd. / Mizuho Bank (USA)
ABA #:	026004307
Account Name:	Working Capital Management Co., L.P.
Account Number:	H10-740-403018
Attn:	David Krafchik
Telephone Number:	212-282-4998

SCHEDULE VII

SELLER’S ACCOUNTS

Name of Destination Bank:	Citizens Bank
ABA Number of Destination Bank:	031-101-143
Account Name for Wire Transfers:	Ingram Funding Inc.
Account Number for Wire:	8202534451
Other Instructions:	N/A
Reference:	Ingram
Attention:	Nicole Brown

SCHEDULE VIII

[Intentionally Omitted]

.

SCHEDULE IX

INGRAM COMPETITORS

Tech Data Corporation

Synnex Corporation

Avnet, Inc.

Arrow Electronics, Inc.

Bell Microproducts Inc.

Westcon Group, Inc.

D&H Distributing Co.

ADI Electronics Inc.

Archbrook Laguna LLC

Petra Electronic Manufacturing, Inc.

ScanSource, Inc.

BlueStar Inc.

Digital China Holdings Limited

Redington Limited

Express Data Systems Inc

Intcomex Inc.

Esprinet S.p.A.

ALSO

Actebis

in each case, including its Subsidiaries and Affiliates

SCHEDULE X

FISCAL MONTHS

Fiscal Month-End Dates for Yrs. 2015, 2016, 2017 and 2018

Schedule X-1

ANNEX A
to Receivables Purchase Agreement

FORM OF PURCHASE NOTICE

Dated as of [________ __, 201_]

The Bank of Nova Scotia, as Administrative Agent

250 Vesey Street, 23rd Floor

New York, New York 10281

[Each Purchaser Agent]

Ladies and Gentlemen:

Reference is hereby made to the Receivables Purchase Agreement, dated as of April 26, 2010 (as amended, restated, supplemented or otherwise modified through the date hereof, the “Receivables Purchase Agreement”), among Ingram Funding Inc. (“Seller”), Ingram Micro Inc., as Servicer, the various Purchasers and Purchaser Agents from time to time party thereto, and The Bank of Nova Scotia, as Administrative Agent for each Purchaser Group (in such capacity, the “Administrative Agent”). Capitalized terms used in this Purchase Notice and not otherwise defined herein shall have the meanings assigned thereto in the Receivables Purchase Agreement.

This letter constitutes a Purchase Notice pursuant to Section 1.2(a) of the Receivables Purchase Agreement. Seller desires to sell an undivided percentage ownership interest in a pool of receivables on ___________, [201_], for a purchase price of $____________.2 Subsequent to this Purchase, and after giving effect to the increase in the Aggregate Capital, the Receivables Interest will be ___________%.

Seller hereby represents and warrants as of the date hereof, and as of the date of Purchase, as follows:

(i) the representations and warranties contained in Exhibit III of the Receivables Purchase Agreement are true and correct on and as the date of such Purchase as though made on and of such date (except for representations and warranties which apply as to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date);

(ii) no event has occurred and is continuing, or would result from such Purchase, that constitutes a Termination Event or an Unmatured Termination Event;

(iii) the Aggregate Capital, after giving effect to such Purchase shall not be greater than the Program Limit, and the Receivables Interest shall not exceed 100%; and

_______________

2 Such amount shall not be less than $250,000.

Annex A-1

(iv) the Termination Date has not occurred.

Annex A-2

IN WITNESS WHEREOF, the undersigned has caused this Purchase Notice to be executed by its duly authorized officer as of the date first above written.

INGRAM FUNDING INC.

By:
Name Printed:
Title:

Annex A-3

ANNEX B

to Receivables Purchase Agreement

FORM OF PAYDOWN NOTICE

Dated as of [_____________ __, 201_]

Ingram Micro Inc.

3351 Michelson Drive, Suite 100

Irvine, CA 92612-0697

The Bank of Nova Scotia, as Administrative Agent

250 Vesey Street, 23rd Floor

New York, New York 10281

[Each other Purchaser Agent]

Ladies and Gentlemen:

Reference is hereby made to the Receivables Purchase Agreement, dated as of April 26, 2010 (as amended, restated, supplemented or otherwise modified through the date hereof, the “Receivables Purchase Agreement”), among Ingram Funding Inc., as Seller, Ingram Micro Inc., as Servicer, the various Purchasers and Purchaser Agents from time to time party thereto, and The Bank of Nova Scotia, as Administrative Agent for each Purchaser Group. Capitalized terms used in this paydown notice and not otherwise defined herein shall have the meanings assigned thereto in the Receivables Purchase Agreement.

This letter constitutes a paydown notice pursuant to Section 1.4(f)(i) of the Receivables Purchase Agreement. The Seller desires to reduce the Aggregate Capital [commencing on ____________, 201_3 by the application of $___________ of Collections]4 [on ____________, 201__ by payment of $___________ in cash]5.

_______________

3 Notice must be given at least one (1) Business Day prior to the date of such reduction for any reduction of the Aggregate Capital.

4 Use for a reduction through application of Collections pursuant to Section 1.4(f)(ii) of the Receivables Purchase Agreement.

5 Use for a reduction by a one-time payment of cash pursuant to Section 1.4(f)(iii) of the Receivables Purchase Agreement.

Annex B-1

IN WITNESS WHEREOF, the undersigned has caused this paydown notice to be executed by its duly authorized officer as of the date first above written.

INGRAM FUNDING INC.

By:
Name:
Title:

Annex B-2

ANNEX C

FORM OF BLOCKED ACCOUNT AGREEMENT

Attached

Annex C-1

ANNEX D-1
to Receivables Purchase Agreement

FORM OF MONTHLY RECEIVABLES REPORT

Attached

Annex D-1-1

ANNEX D-2
to Receivables Purchase Agreement

FORM OF INTERIM RECEIVABLES REPORT

Attached

Annex D-2-1

ANNEX E
to Receivables Purchase Agreement

FORM OF GENERAL CORPORATE OPINION

[See the opinion delivered on April 26, 2010]

Annex E-1

ANNEX F
to Receivables Purchase Agreement

FORM OF ENFORCEABILITY AND CHOICE OF LAW OPINION

[See the opinion delivered on April 26, 2010]

Annex F-1

ANNEX G
to Receivables Purchase Agreement

FORM OF TRUE SALE OPINION

AND

NONCONSOLIDATION OPINION

[See the opinion delivered on April 26, 2010]

Annex G-1

ANNEX H
to Receivables Purchase Agreement

FORM OF PERFECTION AND PRIORITY OPINION

[See the opinion delivered on April 26, 2010]

Annex H-1

ANNEX I
Receivables Purchase Agreement

FORM OF ASSUMPTION AGREEMENT

Dated as of [__________ __, 201[_]

THIS ASSUMPTION AGREEMENT (this “AGREEMENT”), dated as of [______ __, 201[_], is among Ingram Funding Inc. (the “Seller”), [________], as purchaser (the “[_____] Conduit Purchaser”), [________], as the related Alternate Purchaser (the “[______] Alternate Purchaser” and together with the Conduit Purchaser, the “[_____] Purchasers”), and [________], as agent for the [_____] Purchasers (the “[______] Purchaser Agent” and together with the [_____] Purchasers, the “[_______] Purchaser Group”).

BACKGROUND

The Seller and various others are parties to that certain Receivables Purchase Agreement dated as of April 26, 2010 (as amended, restated, supplemented or otherwise modified through the date hereof, the “Receivables Purchase Agreement”). Capitalized terms used and not otherwise defined herein have the respective meaning assigned to such terms in the Receivables Purchase Agreement.

NOW, THEREFORE, the parties hereto hereby agree as follows:

SECTION 1. This letter constitutes an Assumption Agreement pursuant to Section 1.2(e) of the Receivables Purchase Agreement. The Seller desires [the [_____] Purchasers] [the [______] Alternate Purchaser] to [become Purchasers under] [increase its existing Maximum Purchase Amount under] the Receivables Purchase Agreement and upon the terms and subject to the conditions set forth in the Receivables Purchase Agreement, [the [________] Purchasers] [the [________] Alternate Purchaser] agree[s] to [become Purchasers thereunder] [increase its Maximum Purchase Amount to an amount equal to the amount set forth as the “Maximum Purchase Amount” under its signature of such [______] Alternate Purchaser hereto].

Seller hereby represents and warrants to the [________] Purchasers as of the date hereof, as follows:

(i) the representations and warranties of the Seller contained in Exhibit III of the Receivables Purchase Agreement are true and correct on and as of the date of the date hereof as though made on and as of such date (except for representations and warranties which apply as to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date);

(ii) no event has occurred and is continuing that constitutes a Termination Event or an Unmatured Termination Event;

(iii) the Aggregate Capital, is not greater than the Program Limit, and the Receivables Interest does not exceed 100%; and

Annex I-1

(iv) the Termination Date has not occurred.

SECTION 2. Upon execution and delivery of this Agreement by the Seller and [each member of the [______] Purchaser Group], satisfaction of the other conditions specified in Section 1.2(e) of the Receivables Purchase Agreement (including the written consent of the Administrative Agent) and receipt by the Administrative Agent and the Seller of counterparts of this Agreement (whether by facsimile or otherwise) executed by each of the parties hereto, [the [_____] Purchasers shall become a party to, and have the rights and obligations of Purchasers under, the Receivables Purchase Agreement with a Maximum Purchase Amount in an amount equal to the amount set forth as the “Maximum Purchase Amount” under the signature of the [_______] Alternate Purchaser hereto] [the [_____] Alternate Purchaser shall increase its Maximum Purchase Amount to the amount set forth as the “Maximum Purchase Amount” under its signature hereto].

SECTION 3. Each of the parties hereto agrees, for the benefit of the holders of the privately or publicly placed indebtedness for borrowed money of (i) any Conduit Purchaser (other than the Regency Conduit Purchaser), not, prior to the date that is one (1) year and one (1) day after the payment in full of all privately or publicly placed indebtedness for borrowed money of any such Conduit Purchaser outstanding, to acquiesce, petition or otherwise, directly or indirectly, invoke, or cause any Conduit Purchaser to invoke an Insolvency Proceeding by or against any such Conduit Purchaser and (ii) the Regency Conduit Purchaser, not, prior to the date which is two (2) years and one (1) day after the payment in full of all privately or publicly placed indebtedness for borrowed money of the Regency Conduit Purchaser outstanding, to (x) acquiesce, petition or otherwise, directly or indirectly, invoke, or cause any Conduit Purchaser to invoke an Insolvency Proceeding by or against the Regency Conduit Purchaser or (y) have any right to take any steps for the purpose of obtaining payments of any amounts payable to it under the Receivables Purchase Agreement by the Regency Conduit Purchaser. The provisions of this Section 3 shall survive the termination of the Receivables Purchase Agreement.

SECTION 4. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF A SECURITY INTEREST OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

SECTION 5. This Agreement may not be amended, supplemented or waived except pursuant to a writing signed by the party to be charged. This Agreement may be executed in counterparts, and by the different parties on different counterparts, each of which when so executed shall constitute an original, but all together shall constitute one and the same agreement.

SECTION 6. The provisions of Section 6.5(b) and 6.15 of the Receivables Purchase Agreement shall apply to this Agreement as if set out in full herein.

(continued on following page)

Annex I-2

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the date first above written.

_______], as a Conduit Purchaser

By:
Name Printed:
Title:

[Address]

[___________], as an Alternate Purchaser

By:
Name Printed:
Title:

[Address]
[Maximum Purchase Amount]

[_____________], as Purchaser Agent for [_________]

By:
Name Printed:
Title:

[Address]

Annex I-3	Receivables Purchase Agreement Form of Assumption Agreement

INGRAM FUNDING INC., as Seller

By:____________________________

Name Printed:____________________

Title:___________________________

Consented and Agreed:

THE BANK OF NOVA SCOTIA, as Administrative Agent

By:____________________________

Name Printed:___________________
Title:___________________________

By:____________________________

Name Printed:___________________
Title:___________________________

Address:	The Bank of Nova Scotia, as Administrative Agent
250 Vesey Street, 23rd Floor
New York, New York 10281

Annex I-4	Receivables Purchase Agreement Form of Assumption Agreement

ANNEX J
to Receivables Purchase Agreement

FORM OF TRANSFER SUPPLEMENT

Dated as of [_______ __, 20__]

Section 1.

Maximum Purchase Amount assigned:	$_________
Assignor’s remaining Maximum Purchase Amount:	$_________
Capital allocable to Maximum Purchase Amount assigned:	$_________
Assignor’s remaining Capital:	$_________
Yield (if any) allocable to
Capital assigned:	$_________
Yield(if any) allocable to Assignor’s
remaining Capital:	$_________

Section 2.

Effective Date of this Transfer Supplement: [__________]

Upon execution and delivery of this Transfer Supplement by the Assignor and Assignee specified below and the satisfaction of the other conditions to assignment specified in Section 6.3(c) of the Receivables Purchase Agreement (as defined below), from and after the effective date specified above, the Assignee shall become a party to, and have the rights and obligations of an Alternate Purchaser under, the Receivables Purchase Agreement, dated as of April 26, 2010 (as amended, restated, supplemented or otherwise modified through the date hereof, the “Receivables Purchase Agreement”), among Ingram Funding Inc., as Seller, Ingram Micro Inc., as initial Servicer, the various Purchasers and Purchaser Agents from time to time party thereto, and The Bank of Nova Scotia, as Administrative Agent for each Purchaser Group with a Maximum Purchase Amount in an amount equal to the amount set forth opposite “Maximum Purchase Amount assigned” above.

Annex J-1	Form of Transfer Supplement

ASSIGNOR: [_________], as a Selling Alternate Purchaser

By:
Name:
Title:

ASSIGNEE: [________], as a Purchasing Alternate Purchaser

By:
Name Printed:
Title:

[Address:]

[Account Information:]

Accepted as of date first above written:

[___________], as related Purchaser Agent

By:	______________________________

Name:_________________________

Title:__________________________

THE BANK OF NOVA SCOTIA,
as Administrative Agent

By:	______________________________

Name:_________________________

Title:__________________________

Annex J-2	Form of Transfer Supplement

By:	______________________________

Name:_________________________

Title:__________________________

250 Vesey Street, 23rd Floor

New York, New York 10281

[Accepted as of the date first above written]1

INGRAM FUNDING INC.

By:	______________________________

Name:_________________________

Title:__________________________

_______________

 1 Consent only required prior to the occurrence of a Termination Event (such consent not to be unreasonably withheld).

Annex J-3	Form of Transfer Supplement

ANNEX K
to Receivables Purchase Agreement

CREDIT AGREEMENT

[Attached]

Annex K-1	Form of Transfer Supplement

SCHEDULE A

Purchaser Group	Maximum Purchase Amount
Liberty Street	$300,000,000
PNC	$125,000,000
Victory	$125,000,000
Working Capital	$125,000,000

Schedule A-1	Form of Transfer Supplement